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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208399

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)

Ordinary shares, par value $0.01 per share	2,812,500	$378.88	$1,065,600,000.00	$107,305.92

(1)
These ordinary shares are represented by American depositary shares, each of which represents 0.125 of an ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-136221).

(2)
Includes up to 2,812,500 shares to be offered by us. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction.

(3)
The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and is based on the average of the high and low sales prices of the ADSs on August 31, 2016, as reported on The NASDAQ Global Select Market.

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208399

SUBJECT TO COMPLETION. DATED SEPTEMBER 6, 2016.

Prospectus Supplement
(to Prospectus dated December 9, 2015)

Ctrip.com International, Ltd.

22,500,000 American Depositary Shares
Representing 2,812,500 Ordinary Shares

(each representing 0.125 of an ordinary share, par value US$0.01 per ordinary share)

          This prospectus supplement relates to an offering of an aggregate of 22,500,000 American depositary shares, or ADSs, each representing 0.125 of an ordinary share, par value US$0.01 per ordinary share, of Ctrip.com International, Ltd. Our ADSs are listed on the Nasdaq Global Select Market under the symbol "CTRP." On September 2, 2016, the last reported sale price of the ADSs on the Nasdaq Global Select Market was US$47.90 per ADS.

          Concurrently with, and subject to, the completion of this offering of ADSs, one of our existing shareholders, Baidu Inc. (through Baidu Holdings Limited), or Baidu, and one of our major strategic shareholders have agreed to purchase from us US$100 million and US$25 million, respectively, of our ordinary shares at a price per share equal to the public offering price adjusted to reflect the ADS-to-ordinary share ratio, or the Concurrent Share Private Placements. Assuming a public offering price of US$47.90 per ADS, which was the last reported sale price of the ADSs on the Nasdaq Global Select Market on September 2, 2016, Baidu and the major strategic shareholder will purchase from us 260,960 and 65,240 ordinary shares from us, respectively, in the Concurrent Shares Private Placements. The Concurrent Shares Private Placements to Baidu and the major strategic shareholder are being made pursuant to exemptions from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S and Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act, respectively.

          Concurrently with this offering, we are also offering up to US$750 million aggregate principal amount of convertible senior notes due 2022, or the convertible notes, in accordance with Rule 144A under the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act, assuming no exercise of the initial purchasers' option to purchase additional convertible notes (or up to US$862.5 million aggregate principal amount of our convertible notes if the initial purchasers in the convertible notes offering exercise their option in full), pursuant to a separate offering memorandum. The closing of this offering is not conditioned upon the closing of the concurrent offering of the convertible notes, and the closing of the concurrent offering of the convertible notes is not conditioned upon the closing of this offering.

          Concurrently with, and subject to, the completion of the concurrent offering of the convertible notes, the major strategic shareholder has also agreed to purchase from us US$25 million aggregate principal amount of our convertible notes due 2022, or the Concurrent Notes Private Placement. The Concurrent Notes Private Placement is being made pursuant to an exemption from registration with the SEC under Section 4(a)(2) of the Securities Act.

          Investing in the ADSs involves a high degree of risk. See the "Risk Factors" beginning on page S-18 of this prospectus supplement.

PRICE US$                        PER ADS

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds to us (before expenses)	US$	US$

          The underwriters have an option to purchase up to an aggregate of 3,375,000 additional ADSs from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

          Neither the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the ADSs against payment in New York, New York on or about                                    , 2016.

J.P. Morgan	Morgan Stanley

Prospectus Supplement dated                        , 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We are not, and the underwriters are not, making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the

i

information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated December 9, 2015 included in the registration statement on Form F-3 (No. 333-208399), which provides more general information.

        To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

  •
  "we," "us," "our company," "our" and "Ctrip" refer to Ctrip.com International, Ltd., its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also include its consolidated affiliated Chinese entities, unless otherwise indicated herein. We have consolidated the financial results of Qunar starting from December 31, 2015. In calculating our active customers, cumulative customers, the number of hotels with whom we have room supply relationships, and downloads of and transactions through our mobile channel, we have not taken into account the comparable operating data of Qunar;

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  "shares" and "ordinary shares" refer to our ordinary shares, par value US$0.01 per ordinary share;

  •
  "ADSs" refers to American depositary shares, each of which represents 0.125 of an ordinary share;

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  "China" and "PRC" refer to the People's Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau, and "Greater China" refers to the People's Republic of China, Taiwan, Hong Kong and Macau;

  •
  "Qunar" refers to Qunar Cayman Islands Limited, a Cayman Islands company, and unless the context requires otherwise, includes its predecessor entities and consolidated subsidiaries and variable interest entities; and

  •
  all references to "RMB" and "Renminbi" are to the legal currency of China and all references to "U.S. dollars," "US$," "dollars" and "$" are to the legal currency of the United States.

        On December 1, 2015, we effected a change of the ratio of the ADSs to ordinary shares from four ADSs representing one ordinary share to eight ADSs representing one ordinary share. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

 SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

  •
  our anticipated growth strategies;

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  our future business development, results of operations and financial condition;

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  our ability to continue to control costs and maintain profitability; and

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  the expected growth in the overall economy and demand for travel services in China.

        The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors under "Risk Factors" included elsewhere in this prospectus supplement, the accompanying prospectus, or the information incorporated by reference herein and therein, including the following risks:

  •
  slow-down of economic growth in China and the global economic downturn may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability;

  •
  general declines or disruptions in the travel industry may materially and adversely affect our business and results of operations;

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  the trading price of our ADSs has been volatile historically and may continue to be volatile regardless of our operating performance;

  •
  if we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances similar to those we currently have, our business may suffer;

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  if we fail to further increase our brand recognition, we may face difficulty in obtaining new business partners and consumers, and our business may be harmed;

  •
  our strategy to acquire or invest in complementary businesses and assets and establish strategic alliances involves significant risks and uncertainty that may prevent us from achieving our objectives and harm our financial condition and results of operations;

  •
  our consolidation of the results of operations of Qunar may continue to negatively impact our financial condition and results of operations;

  •
  our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China;

  •
  our business could suffer if we do not successfully manage current growth and potential future growth;

  •
  if we do not compete successfully against new and existing competitors, we may lose our market share, and our business and results of operations may be materially and adversely affected;

  •
  our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete;

  •
  inflation and currency exchange rate fluctuations in China and in other countries may disrupt our business and have an adverse effect on our financial condition and results of operations; and

  •
  if the ownership structure of our consolidated affiliated Chinese entities and the contractual arrangements among us, our consolidated affiliated Chinese entities and their shareholders are found to be in violation of any PRC laws or regulations, we and/or our consolidated affiliated Chinese entities may be subject to fines and other penalties, which may adversely affect our business and results of operations.

        These risks are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an emerging and evolving environment. New risk factors may emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under "Risk Factors" of this prospectus supplement and under "Item 3. Key Information—D. Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2015, or the 2015 Annual Report, which contains our audited consolidated financial statements as of December 31, 2014 and 2015 and for each of the three years ended December 31, 2015 and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

        We are a leading travel service provider for accommodation reservation, transportation ticketing, packaged tours and corporate travel management in China. We aggregate hotel and transportation information to enable business and leisure travelers to make informed and cost-effective bookings. We help leisure travelers book tour packages and guided tours, and help corporate clients effectively manage their travel requirements. In addition, we offer a variety of other travel-related services, including but not limited to travelers' reviews, attraction tickets, travel-related financing and car services, and travel insurance and visa services to meet the various booking and travelling needs of both leisure and business travelers. Since commencing operations in 1999, we have become one of the best-known travel brands in China. Our leading market position has been further strengthened since our investment in Qunar, one of the leading mobile and online commerce platforms for travel in China. Qunar has been operating independently as a travel service provider after our investment.

        We pioneered the development of a reservation and fulfillment infrastructure that enables our customers to:

  •
  choose and reserve hotel rooms in cities throughout China and abroad;

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  book and purchase transportation tickets for domestic and international flights and/or trains;

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  choose and reserve packaged tours that include transportation and accommodations, as well as guided tours and other value-added services in some instances; and

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  book and purchase other travel-related services for their leisure and business travels.

Meanwhile, Qunar continued its independent innovation of technology capabilities, leveraging its proprietary mobile applications, the complementary SaaS system and its search services, to provide more efficient and comprehensive services and accelerate its network effect.

        We target our services primarily at business and leisure travelers in China who do not travel in groups, catering for their increasing needs for both domestic and international travel with an emphasis on the latter to enable us to quickly adjust to the changing market environment. These types of travelers, who are referred to in the travel industry as FITs (frequent independent travelers) and whom we refer to as independent travelers in this annual report, form a traditionally under-served yet fast-growing segment of the China travel market, and we saw opportunities of growth from this segment's need for international travel. We act as an agent in substantially all of our transactions and generally do not take inventory risks with respect to the hotel rooms and transportation tickets booked through us. We derive our accommodation reservation, transportation ticketing and packaged-tour revenues mainly through commissions from our travel suppliers, primarily based on the transaction value of the rooms, transportation tickets and packaged-tour products, respectively, booked through our services.

        We believe that we are the largest consolidator of hotel accommodations in China in terms of the number of room nights booked. As of June 30, 2016, we had secured room supply relationships with approximately 457,000 hotels in China and approximately 765,000 hotels abroad, which cover a broad range of hotels in terms of price and geographical location. Through strategic cooperation arrangements with other leading online accommodation reservation service providers in recent years, we expanded our overseas hotel network by gaining access to more international hotels on these platforms through our accommodation reservation services. The quality and depth of our hotel supplier network enable us to offer our customers a wide selection of hotel accommodations. We believe our ability to offer reservations at highly rated hotels is particularly appealing to our customers. The hotel direct business of Qunar, which covers a wide range of hotels from upscale hotels to mass-market hotels to family-run and small boutique hotels, recently began to benefit from our hotel accommodation capabilities by accessing our high-end hotel supplies.

        We believe that we are the largest consolidator of airline tickets and the top air tickets distribution agency in China in terms of the total number of airline tickets booked and sold through us. Our airline ticket suppliers include all major Chinese airlines and over 300 international airlines that operate flights originating in cities at home and abroad, and offer over 3 million flight routes, connecting over 5,000 cities in approximately 200 countries. Partnering with over 1,000 third-party travel service providers, we are among the few airline ticket consolidators in China that maintain a centralized reservation system and ticket fulfillment infrastructure covering substantially all of the economically prosperous regions of China. Our customers can make flight reservations on their chosen routes through mobile platform, internet websites and customer service centers and arrange electronic payment. In addition, we provide the same levels of centralization and convenience to customers seeking to make reservations on their chosen train and bus routes. We believe that we have realized a notable innovation in our transportation ticketing services, namely, our integrated product offering of air, train and bus tickets. International airline tickets sales volume through our platform grew significantly in 2015 and the six-month period ended June 30, 2016. As of June 30, 2016, our airline tickets sales volume increased by 153% year-on-year.

        Our continuing development of an advanced and centralized system further strengthens our cross-selling strategy. When users search for any of the three transportation products on our database, our system can automatically provide the recommendations to the other two transportation modes with the same dates, origins and destinations. This capability significantly helps our customers to streamline their decision-making process in searching for the most convenient, cost-efficient transportation. Moreover, Qunar's proprietary technology systems and its own cross-selling capabilities provide alternatives to customers with diverse needs and preferences.

        We also offer independent leisure travelers bundled packaged-tour products, including group tours, semi-group tours and private tours or packaged tours with different transportation arrangements, such as cruise, bus or self-driving. We are the no. 1 packaged tour operator in China in terms of online market share and most recognized brand in China's outbound travel services. We provide integrated transportation and accommodation services through cooperation with over 10,000 platform partners, and offer a variety of value-added services including transportation at destinations, as well as tickets, insurance, visa services and tour guides. We offer customers one-stop services to meet their booking and traveling needs. We also provide high quality customer service, supplier management and customer relationship management services. Our packaged-tour products cover a variety of domestic and international destinations.

        We have been building up a multifaceted ecosystem within the travel section, and offer our services to customers through an advanced transaction and service platform consisting of our mobile platform, multi-lingual websites and our centralized, 24-hour customer service centers. We have built up an industry-leading mobile platform which enhances user experience and user engagement. Cumulative downloads for our mobile app grew from approximately 1.1 billion as of June 30, 2015 to approximately

2.3 billion as of June 30, 2016. In addition, our 24-hour service centers, which provide responsive and high quality customer service, further differentiate us from other online travel service providers. In the six months ended June 30, 2016, transactions effected through our mobile channel accounted for approximately 76% of our transaction orders.

        We operate an open platform to further bridge the gap between travelers and travel suppliers with a diverse range of products and services. Travel suppliers ranging from airlines and third-party travel agencies to e-commerce websites offering travel products and services can list their inventories on our open platform to expand their business opportunities. We also offer high quality supplier management services and technology and financial support to enhance supplier experience and encourage supplier participation on the open platform. In addition, we offer high quality customer service to travelers for all the products and services they purchase through our open platform. We believe that our open platform helps us expand the number and types of products and services available to travelers and enhance our price competitiveness, and further build and strengthen the vibrant travel ecosystem on our open platform.

        We have achieved significant growth since we commenced operations in 1999. Our total net revenues grew from RMB3.5 billion in 2011 to RMB10.9 billion (US$1.7 billion) in 2015, representing a compound annual growth rate, or CAGR, of 32.9%. Our total net revenues were RMB 8.6 billion (US$1.3 billion) for the six months ended June 30, 2016. Our cumulative customers grew significantly from approximately 23.6 million as of June 30, 2013 to approximate 64.6 million as of June 30, 2016. Active customers are customers who have used our travel-related services at least once in the last twelve months. Our number of active customers increased from approximately 32 million as of June 30, 2015 to approximately 42 million as of June 30, 2016. Cumulative customers are customers who have used our travel-related services at least once. The table below sets forth the approximate number of cumulative customers as of the end of the quarters indicated.

Period	Cumulative customers (Approximate in millions)
2013
First quarter	21.9
Second quarter	23.6
Third quarter	25.7
Fourth quarter	27.9
2014
First quarter	31.0
Second quarter	34.5
Third quarter	39.2
Fourth quarter	33.4	*
2015
First quarter	37.5	*
Second quarter	41.7	*
Third quarter	47.9	*
Fourth quarter	53.2	*
2016
First quarter	58.7	*
Second quarter	64.6	*

*
Prior to the fourth quarter of 2014, we calculated our cumulative customers based on number of registered users plus the number of temporary users. Temporary users include unregistered users and those registered users who visit us without logging in their registered accounts. From the fourth quarter of 2014, we have been calculating our cumulative customers based on only the count of unique mobile numbers regardless of whether a user is registered and logged in, registered and not logged in, or unregistered.

Our Competitive Strengths, Strategies and Challenges

        We bridge the gap between independent travelers and travel suppliers. We operate a one-stop open platform to provide travelers and travel suppliers with a wide range of diversified products and services to satisfy their different needs and demands. Through our transaction and service platform consisting of our mobile platform, multi-lingual websites and centralized 24-hour customer service centers, we primarily serve the traditionally under-served yet growing independent travelers segment in China by helping these travelers plan and book their trips while helping travel suppliers such as hotels and airlines improve the efficiency of their marketing and distribution channels. We have achieved a leading position, in part, by establishing and maintaining the following competitive strengths:

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  ability to efficiently capture significant growth opportunities in China's online and mobile travel markets;

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  dominant leadership position with the largest market share in China's online travel agency business;

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  industry-leading mobile platform with significant growth momentum;

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  full spectrum of products and services reinforced by growing outbound offering and new business initiatives;

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  open platform with comprehensive service and product offerings as a new driver of differentiation and growth;

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  large and loyal customer base backed by effective customer acquisition and retention strategies;

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  efficient back-end operations and world-class customer service; and

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  experienced, innovative and dedicated management team.

        Our goal is to create long-term shareholder value by enhancing our position as a leading travel consolidation platform in China. We believe that the highly fragmented travel industry, continually expanding independent traveler market, and the increasing penetration of online travel agency services in China provide us with significant growth opportunities. We intend to pursue the following strategies to achieve our goal:

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  continue to leverage our Ctrip brand to attract new travel suppliers and negotiate more favorable contractual terms with our existing suppliers, and further strengthen our Ctrip brand by continuing to pursue a focused marketing and advertising campaign;

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  maintain and continue to expand our hotel supplier network and geographic coverage globally, through developing and strengthening our relationships with hotels and accommodations of all ratings and categories and maintaining seamless connections between our information and reservation systems and those of our hotel suppliers;

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  enhance our transaction and service platform, primarily through promoting our mobile booking offerings, upgrading the information technology systems underlying our mobile platform, websites and customer service centers and continuing to invest in the training of our customer service representatives;

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  expand our ticketing business, primarily through continued enhancement of our international ticketing platform and further geographic expansion in the Greater China region;

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  expand our packaged-tour services, primarily through diversifying our packaged-tour products and further promoting packaged-tour products to our existing customers of our other services as well as to new customers;

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  further develop our corporate travel services by attracting new customers and retaining existing customers by leveraging our extensive travel supplier network, high-quality services and efficient transaction and service platform;

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  in light of growing outbound travel, expand into new service regions through acquisitions and strategic alliances that would allow us to expand the reach and scope of our travel services and broaden our customer base;

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  expand our travel-related services to our customers, including car services, cruise services and travel-related insurance services;

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  further develop our one-stop open platform to better bridge the needs of travelers and travel suppliers with more competitive pricing and an ever-expanding range of travel-related products and services; and

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  pursue strategic investments in and acquisitions of complementary businesses, assets and technologies to maintain and strengthen our leading market position in China and globally.

        The successful execution of our strategies is subject to certain risks and uncertainties, including:

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  the risk of severe or prolonged downturns in the global or Chinese economy;

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  the risk of declines or disruptions in the travel industry;

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  the risk of our failure to maintain existing, or establish similar new, arrangements with travel suppliers and strategic alliances on commercially reasonable terms, or at all;

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  the risk of our failure to compete effectively against new and existing competitors;

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  the risk of our failure to preserve our brand image and increase our brand recognition;

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  the risks of our failure to successfully integrate newly acquired businesses and assets and achieve our strategic objectives;

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  the risks of our failure to roll out and effectively implement the new business initiatives that we have invested in; and

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  the risk of damage to our infrastructure or disruption in our services.

Corporate Structure and History

        We commenced our business in June 1999. In March 2000, we established a new holding company, Ctrip.com International, Ltd., in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. Since our inception, we have conducted the majority of our operations in China and expanded our operations overseas in 2009. As of June 30, 2016, we mainly operated our business through the following significant subsidiaries:

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  C-Travel International Limited;

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  Ctrip.com (Hong Kong) Limited;

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  Ctrip Computer Technology (Shanghai) Co., Ltd., or Ctrip Computer Technology;

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  Ctrip Travel Information Technology (Shanghai) Co., Ltd., or Ctrip Travel Information;

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  Ctrip Travel Network Technology (Shanghai) Co., Ltd., or Ctrip Travel Network;

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  Ctrip Information Technology (Nantong) Co., Ltd., or Ctrip Information Technology;

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  Beijing JointWisdom Information Technology Co., Ltd., or JointWisdom (formerly known as China Software Hotel Information System Co.);

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  ezTravel Co., Ltd.; and

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  HKWOT (BVI) Limited.

        After our share exchange transaction with Baidu in October 2015, we obtained approximately 45% of the aggregate voting interest of Qunar. In December 2015, we issued ordinary shares represented by ADSs to certain special purpose vehicles holding shares solely for the benefit of certain Qunar employees and, as consideration, we received class B ordinary shares of Qunar and directly injected these shares to third-party investment entities dedicated to investing in business in China. From accounting perspective, we started to consolidate Qunar's financial statements from December 31, 2015. Therefore, Qunar Cayman Islands Limited, the Cayman Islands holding company of Qunar, and its wholly owned subsidiaries in Hong Kong and PRC, may also deemed as our significant subsidiaries from accounting perspective, although Qunar continues to operate its businesses independently.

        We also conduct part of our business in China primarily through the following significant consolidated affiliated Chinese entities and certain of their subsidiaries:

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  Shanghai Ctrip Commerce Co., Ltd., or Ctrip Commerce, which holds a value-added telecommunications business license;

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  Beijing Ctrip International Travel Agency Co., Ltd., which holds an air transport sales agency license and a domestic and cross-border travel agency license;

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  Guangzhou Ctrip Travel Agency Co., Ltd., which holds an air transport sales agency license and a domestic and cross-border travel agency license;

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  Shanghai Ctrip International Travel Agency Co., Ltd., or Shanghai Ctrip, formerly known as Shanghai Ctrip Charming International Travel Agency Co., Ltd., which holds domestic and cross-border travel agency and air transport sales agency licenses;

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  Shenzhen Ctrip Travel Agency Co., Ltd., which holds an air transport sales agency license and a domestic travel agency license;

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  Chengdu Ctrip Travel Agency Co., Ltd, or Chengdu Ctrip, which holds air transport sales agency license and domestic travel agency license;

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  Ctrip Insurance Agency Co., Ltd., or Ctrip Insurance, which holds an insurance agency business license;

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  Shanghai Huacheng Southwest International Travel Agency Co., Ltd. (formerly known as Shanghai Huacheng Southwest Travel Agency Co., Ltd.), which holds domestic travel agency and air transport sales agency licenses; and

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  Chengdu Ctrip International Travel Agency Co., Ltd, or Chengdu Ctrip International, a wholly owned subsidiary of Shanghai Ctrip, which holds domestic and cross-border travel agency licenses and an air transport sales agency license.

        In addition, after we started to consolidate the financial statements of Qunar from December 31, 2015, Beijing Qu Na Information Technology Co., Ltd., or Qunar Beijing, which holds the licenses, approvals and key assets such as mobile application and website that are essential to the business operations of Qunar, may be deemed as our significant consolidated affiliated Chinese entity from accounting perspective, although Qunar continues to operate its businesses independently.

        From time to time, we have selectively acquired or invested in businesses that complement our existing business, and will continue to do so in the future. Other than where we disclosed publicly, no acquisitions or investments were material to our businesses or financial results at the time we made the acquisition or investment.

Transactions Involving Qunar Securities

        As part of our ongoing strategy to invest in complementary business and further expand our product offerings, in October 2015, we completed a share exchange transaction with Baidu, pursuant to which Baidu exchanged 178,702,519 Class A ordinary shares and 11,450,000 Class B ordinary shares of Qunar, beneficially owned by Baidu prior to the consummation of the transaction for our 11,488,381 newly-issued ordinary shares. Immediately after the closing of the transaction, Baidu owned our ordinary shares representing approximately 25% of our aggregate voting interest, and we owned Class B ordinary shares of Qunar representing approximately 45% of Qunar's aggregate voting interest. As a result of the share exchange transaction with Baidu, we became a significant shareholder of Qunar. Following our investment in Qunar, Qunar continues to operate its business independently. We have certain business cooperation arrangements with Qunar. As of the date of this prospectus supplement, we have appointed one out of the five directors of Qunar.

        We believe that it would be in the interest of our shareholders and us to provide equity incentives to Qunar employees to align their interests with those of Qunar and its shareholders, including us. In connection with our transaction with Baidu, we agreed to issue approximately 5 million ordinary shares to certain special purpose vehicles holding shares solely for the benefit of Qunar employees. The issuance of such Ctrip shares to Qunar employees is conditional upon the surrender by such employees of any Qunar securities held by or granted to them. Thus far, we offered a total of approximately 4.2 million ordinary shares to three special purpose vehicles holding these shares solely for the benefit of Qunar employees. Future receipt by Qunar employees of Ctrip shares will be upon satisfaction of legal and contractual conditions. As consideration, we received Class B ordinary shares of Qunar and directly injected these shares to third-party investment entities dedicated to investing in business in China. Under U.S. GAAP, as a result of our share exchange with Baidu in October 2015 and share issuance for the benefit of Qunar employees in December 2015, we began to consolidate Qunar's financial statements from December 31, 2015 from an accounting perspective.

        In late 2015 and early 2016, we agreed to make certain investments, in the form of limited partnership contribution or other financing arrangements in several non-U.S. investment entities which are managed or owned by parties unaffiliated with each other and unaffiliated with us and are dedicated to investing in businesses in China. In January 2016, we issued a total number of 5,431,983 ordinary shares, including 2,661,967 ordinary shares represented by ADSs, and provided capital contribution or financial support in a total amount of approximately US$1.3 billion in cash to some of these non-U.S. investment entities. In March 2016, we further issued an aggregate of 395,106 ordinary shares represented by ADSs to certain of these non-U.S. investment entities. These investment entities have, in the aggregate, acquired a significant portion of the shares of Qunar not otherwise owned by Ctrip through privately negotiated transactions. Under U.S. GAAP, we consolidate the financial statements of these investment entities from an accounting perspective.

About Qunar

        As one of the leading mobile and online commerce platforms for travel in China, Qunar offers a range of travel products including flights, hotels, vacation packages, attraction tickets and other travel related offerings.

        Qunar addresses the needs of Chinese travelers and travel service providers by efficiently matching industry supply and demand through its proprietary technologies. Qunar has developed Qunar Travel, a proprietary mobile application that enables users to search for and purchase travel products with ease and enables Qunar to deliver timely user and customer services. Qunar's SaaS system provides Qunar direct access to large volumes of travel product data and enables transaction processing within its platform. Its search engine provides real-time, comprehensive and accurate travel products information directly sourced from travel service providers.

        Qunar had RMB10.5 billion and RMB9.6 billion (US$1.4 billion) in total assets as of December 31, 2015 and June 30, 2016, respectively. Qunar's total revenue was RMB1,552 million and RMB2,024 million (US$305 million) for the six-month periods ended June 30, 2015 and 2016, respectively. Qunar recorded net losses attributable to Qunar Cayman Islands Limited's shareholders of RMB1,517 million and RMB1,775 million (US$267 million) for the six-month periods ended June 30, 2015 and 2016, respectively.

        The following unaudited pro forma consolidated financial information prepared in accordance with ASC 805 reflects the results of operations for the period ended June 30, 2015, as if the Qunar business combination had occurred on January 1, 2015, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually took place on the beginning of the period presented, and may not be indicative of future operating results.

Six-month period ended June 30, 2015
RMB (in thousands)
Pro-forma net revenues	6,272,985
Pro-forma net loss	(1,670,379)

        In June 2016, the board of directors of Qunar received a non-binding "going private" proposal, dated June 23, 2016, from Ocean Management Limited to acquire all outstanding ordinary shares of Qunar not beneficially owned by Qunar's shareholders accounting for a majority in voting power of the Company for $30.39 per American depositary share, or $10.13 per ordinary share, of Qunar in cash. The board of directors of Qunar formed a special committee comprised of three independent, disinterested directors, to consider the "going private" proposal and the transaction contemplated by such proposal. In July 2016, Qunar announced that the special committee of its board of directors has retained financial advisor and U.S. legal counsel in connection with its review and evaluation of the "going private" proposal.

Corporation Information

        We commenced our business in June 1999. In March 2000, we established a new holding company, Ctrip.com International, Ltd., in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. Since our inception, we have conducted the majority of our operations in China and expanded our operations overseas in 2009. Our principal executive offices are located at 99 Fu Quan Road, Shanghai 200335, People's Republic of China. Our telephone number is (+86-21) 3406-4880 and our principal website address is www.ctrip.com. The contents of our websites should not be deemed to be part of this prospectus. Our agent for service of process in the United States in connection with this offering is Law Debenture Corporate Services Inc., located at 400 Madison Avenue 4th Floor, New York, New York 10017.

 THE OFFERING

Offering price	US$ per ADS.
ADSs offered by us	22,500,000 ADSs (or 25,875,000 ADSs if the underwriters exercise the over-allotment option to purchase additional ADSs in full).
Concurrent Shares Private Placements

Concurrently with, and subject to, the completion of this offering of ADSs, one of our existing shareholders, Baidu, and one of our major strategic shareholders have agreed to purchase from us US$100 million and US$25 million, respectively, of our ordinary shares at a price per share equal to the public offering price adjusted to reflect the ADS-to-ordinary share ratio. Assuming a public offering price of US$47.90 per ADS, which was the last reported sale price of the ADSs on the Nasdaq Global Select Market on September 2, 2016, Baidu and the major strategic shareholder will purchase from us 260,960 and 65,240 ordinary shares from us, respectively, in the Concurrent Shares Private Placements. The Concurrent Shares Private Placements to Baidu and the major strategic shareholder are being made pursuant to exemptions from registration with the U.S. Securities and Exchange Commission, or the SEC, under Regulation S and Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act, respectively.

ADSs outstanding immediately after this offering	491,524,401 ADSs (or 494,899,401 ADSs if the underwriters exercise the over-allotment option to purchase additional ADSs in full).
The ADSs	Each ADS represents 0.125 of an ordinary share. See "Description of American Depositary Shares" in the accompanying prospectus.
Depositary for the ADSs	The Bank of New York Mellon.
Ordinary shares outstanding immediately after this offering

61,440,550 ordinary shares (or 61,862,425 ordinary shares if the option to purchase additional ADSs is exercised in full by the underwriters), including 326,200 ordinary shares we will issue and sell in the Concurrent Shares Private Placements, assuming an offering price of US$47.90 per ADS, which was the last reported sale price of the ADSs on the Nasdaq Global Select Market on September 2, 2016.

The number of ordinary shares outstanding immediately after the offering is based upon 58,301,850 ordinary shares issued and outstanding as of July 31, 2016 and excludes 587,363 ordinary shares reserved for issuance upon the exercise of our outstanding options.

Option to purchase additional shares	We have granted the underwriters an option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 3,375,000 additional ADSs.
Use of proceeds

We estimate that the net proceeds from this offering and the Concurrent Shares Private Placements will be approximately US$1,180 million (or US$1,338 million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting commissions and fees and estimated offering expenses.

We intend to use the net proceeds from this offering and the Concurrent Shares Private Placements for organic growth of our business, acquisitions of and investments in complementary businesses and assets, and other general corporate purposes.

See "Use of Proceeds" for additional information.
Lock-up

We, our directors and executive officers, and one of existing shareholders, Baidu, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any ADSs, ordinary shares or securities convertible into or exercisable or exchangeable for our ADSs or ordinary shares for a period of 90 days following the date of this prospectus supplement. See "Underwriting" for more information.

Risk factors

See "Risk Factors" and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Description of concurrent offering

Concurrently with this offering, we are also offering up to US$750 million aggregate principal amount of convertible notes pursuant to a separate offering memorandum (or up to US$862.5 million aggregate principal amount if the initial purchasers in the convertible notes offering exercises their option in full) to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside of the United States to non-U.S. persons in reliance on Regulation S.

The closing of this offering is not conditioned upon the closing of the concurrent offering of the convertible notes, and the closing of the concurrent offering of the convertible notes is not conditioned upon the closing of this offering.

Concurrent Notes Private Placement

Concurrently with, and subject to, the completion of the concurrent offering of the convertible notes, one of our major strategic shareholders has also agreed to purchase from us US$25 million aggregate principal amount of our convertible notes due 2022. The Concurrent Notes Private Placement is being made pursuant to an exemption from registration with the SEC under Section 4(a)(2) of the Securities Act.

Nasdaq Global Select Market symbol	CTRP
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on or about , 2016.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following consolidated statements of operations data for the years ended December 31, 2013, 2014 and 2015, selected consolidated balance sheet data as of December 31, 2014 and 2015 and selected cash flow data for the years ended December 31, 2013, 2014 and 2015 have been derived from our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2015, or the 2015 Annual Report, which is incorporated by reference. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm.

        The consolidated statements of operations data and selected consolidated cash flow data presented below for the six months ended June 30, 2015 and 2016 and the selected consolidated balance sheet data as of June 30, 2016 have been derived from our unaudited condensed consolidated financial statements for the six months ended June 30, 2015 and 2016 and as of June 30, 2016 included in Exhibit 99.1 to our current report furnished to the SEC on September 6, 2016, which is incorporated by reference in this prospectus supplement. The unaudited condensed consolidated interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

        The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2015 and as of December 31, 2014 and 2015 and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2015 Annual Report, and our unaudited condensed consolidated financial statements of operations for the six months ended June 30, 2015 and 2016 and as of June 30, 2016 and related notes and the discussion of unaudited financial results of six months ended June 30, 2015 and 2016. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2016.

        We have consolidated the financial results of Qunar since December 31, 2015.

	Year Ended December 31,				Six Months Ended June 30,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$(2)	RMB	RMB	US$(3)
	(in thousands except for number of shares, per share and per ADS data)
Consolidated Statements of Comprehensive Income Data:
Net revenues	5,386,746	7,346,918	10,897,568	1,682,295	4,841,912	8,589,291	1,292,419
Cost of revenues	(1,386,767)	(2,100,606)	(3,043,440)	(469,827)	(1,434,625)	(2,369,093)	(356,474)
Gross profit	3,999,979	5,246,312	7,854,128	1,212,468	3,407,287	6,220,198	935,945
Operating expenses
Product development(1)	(1,245,719)	(2,321,349)	(3,296,693)	(508,922)	(1,604,950)	(4,120,679)	(620,033)
Sales and marketing(1)	(1,269,413)	(2,214,210)	(3,087,990)	(476,704)	(1,401,224)	(2,883,508)	(433,878)
General and administrative(1)	(646,405)	(861,551)	(1,088,402)	(168,019)	(520,496)	(1,439,300)	(216,570)
Total operating expenses	(3,161,537)	(5,397,110)	(7,473,085)	(1,153,645)	(3,526,670)	(8,443,487)	(1,270,481)
Income / (loss) from operations	838,442	(150,798)	381,043	58,823	(119,383)	(2,223,289)	(334,536)
Net interest income and other income(4)	305,554	186,050	2,624,321	405,125	83,507	308.256	46,383
Income before income tax expense, equity in income of affiliates and non-controlling interest	1,143,996	35,252	3,005,364	463,948	(35,876)	(1,915,033)	(288,153)
Income tax expense	(293,740)	(130,821)	(470,188)	(72,585)	(37,612)	(146,516)	(22,046)
Equity in income / (loss) of affiliates	56,147	187,191	(135,781)	(20,960)	(11,088)	(207,568)	(31,232)
Net income/(loss)	906,403	91,622	2,399,395	370,403	(84,576)	(2,269,117)	(341,431)
Less: Net (income) / loss attributable to non-controlling interests	91,917	151,117	108,261	16,712	101,369	169,179	25,456
Net income attributable to Ctrip's shareholders	998,320	242,739	2,507,656	387,115	16,793	(2,099,938)	(315,975)
Earnings Per Ordinary Share Data:
Net income attributable to Ctrip's shareholders	998,320	242,739	2,507,656	387,115	16,793	(2,099,938)	(315,975)
Earnings per ordinary share(3), basic	30.34	7.08	66.34	10.24	0.47	(36.74)	(5.53)
Earnings per ordinary share(3), diluted	26.63	6.35	56.85	8.78	0.43	(36.74)	(5.53)

(1)
Share-based compensation was included in the related operating expense categories as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$(2)	RMB	RMB	US$(2)
	(in thousands)
Product development	138,668	184,665	291,643	45,022	141,014	1,416,829	213,188
Sales and marketing	49,105	54,392	65,574	10,123	33,824	253,482	38,141
General and administrative	250,157	257,587	285,379	44,055	137,167	743,365	111,853

(2)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.4778 to US$1.00 as of December 31, 2015. See "Exchange Rate Information."

(3)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.6459 to US$1.00 as of June 30, 2016. See "Exchange Rate Information."

(4)
Each ADS represents 0.125 of an ordinary share.

(5)
In 2015, a gain of RMB2.3 billion (US$350 million) was recognized in the other income for the deconsolidation of Tujia which was once a subsidiary of the Company.

        The following table presents our summary consolidated balance sheet data as of December 31, 2013, 2014 and 2015 and June 30, 2016.

	As of December 31,
					As of June 30, 2016
	2013	2014	2015(8)
	RMB	RMB	RMB	US$(2)	RMB	US$(3)
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	7,138,345	5,300,888	19,215,675	2,966,389	10,116,921	1,522,280
Restricted cash	739,544	836,395	2,286,883	353,034	2,417,448	363,750
Short-term investment	3,635,091	6,438,855	8,235,786	1,271,386	5,443,944	819,143
Accounts receivable, net	1,518,230	1,826,766	3,150,768	486,395	3,658,078	550,426
Prepayments and other current assets	1,237,531	2,480,276	7,711,756	1,190,490	7,509,379	1,129,927
Deferred tax assets, current	96,980	193,503	—(7)	—(7)	—	—
Non-current assets	6,324,938	14,132,842	78,241,724	12,078,441	83,067,031	12,498,989
Total assets	20,690,659	31,209,525	118,842,592	18,346,135	112,212,801	16,884,515
Current liabilities	6,368,008	12,714,703	33,666,095	5,197,150	29,651,524	4,461,627
Deferred tax liabilities, non-current	63,197	132,507	3,045,259	470,107	3,040,657	457,524
Long-term Debt(6)	5,529,368	7,984,588	18,354,608	2,833,463	19,737,568	2,969,886
Other long-term Liabilities	—	—	91,702	14,156	97,787	14,713
Total Ctrip's shareholders' equity	8,530,396	9,529,179	44,550,730	6,877,448	56,078,228	8,438,019
Noncontrolling interests	199,690	848,548	19,134,198	2,953,811	3,607,037	542,746
Total shareholder's equity	8,730,086	10,377,727	63,684,928	9,831,259	59,685,265	8,980,765

(6)
In April 2015, the FASB issued new guidance which changes the presentation of debt issuance cost. Under the new guidance, debt issuance cost is presented as a reduction of the carrying amount of the related liability, rather than as an asset. This guidance has been adopted and applied retrospectively by us to the prior periods presented herein.

(7)
In 2015, we have determined and elected to early adopt ASU 2015-17 to our consolidated financial statements starting December 31, 2015, prospectively to present the deferred tax assets and liabilities as non-current items.

(8)
Our consolidated balance sheet data has reflected the effect of consolidation of the financial statements of Qunar starting from December 31, 2015.

        The following table presents our summary consolidated cash flow data for the years ended December 31, 2013, 2014 and 2015 and the six months ended June 30, 2015 and 2016.

	Year Ended December 31,				Six Months Ended June 30,
	2013	2014	2015		2015	2016
	RMB	RMB	RMB	US$(2)	RMB	RMB	US$(3)
	(in thousands)
Selected Cash Flow Data:
Net cash provided by/(used in) operating activities	2,452,827	1,958,604	3,048,810	470,655	1,442,305	(134,570)	(20,249)
Net cash used for investing activities	(4,086,144)	(9,366,411)	(4,426,581)	(683,346)	(4,410,822)	(1,773,046)	(266,788)
Net cash provided by/(used in) financing activities	5,315,975	5,422,195	15,233,586	2,351,660	10,624,408	(7,576,540)	(1,140,032)
Effect of exchange rate changes on cash and cash equivalents	34,154	148,155	58,972	9,104	(33,112)	385,402	57,991
Cash and cash equivalents at the beginning of year	3,421,533	7,138,345	5,300,888	818,316	7,622,779	(9,098,754)	(1,369,078)
Net increase/(decrease) in cash and cash equivalents	3,716,812	(1,837,457)	13,914,787	2,148,073	5,300,888	19,215,675	2,891,358

Cash and cash equivalents at the end of year	7,138,345	5,300,888	19,215,675	2,966,389	12,923,667	10,116,921	1,522,280

RISK FACTORS

        Investing in the ADSs involves a high degree of risk. Before you decide to buy these securities, you should carefully consider the risks described below together with the risks described in our 2015 Annual Report, and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

        Please see "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus supplement.

Risks Related to Our Company

Our business could suffer if we do not successfully manage current growth and potential future growth.

        Our business has grown significantly as a result of both organic growth of existing operations and acquisitions, and we expect to continue to experience such growth in the future. We have significantly expanded our operations and anticipate further expansion of our operations and workforce, as a result of the continued growth of our service offerings, customer base and geographic coverage. For example, we have invested in, and plan to continue to invest in, organic growth by rolling out new business initiatives focusing in a diverse range of areas including cruise lines, car services, bus tickets and train tickets. Consequentially, in 2014 and 2015, we invested US$374.1 million and US$508.9 million in product development, respectively. If such new business initiatives fail to perform as expected, our financial condition and results of operations could be adversely impacted. Our growth to date has placed, and our anticipated future operations will continue to place, a significant strain on our management, systems and resources. In addition to training and managing our workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

Strategic acquisition of complementary businesses and assets, and the subsequent integration of newly acquired business into our own, create significant challenges that may have a material adverse effect on our business, reputation, results of operations and financial condition.

        We have made and intend to continue to make strategic acquisitions in the travel industry in Greater China and overseas. For example, in October 2015, we completed a share exchange transaction with Baidu whereby we obtained approximately 45% of the aggregate voting interest of Qunar Cayman Islands Limited, or Qunar, in exchange for our newly issued ordinary shares. Subsequently, we issued ordinary shares represented by ADSs to certain special purpose vehicles holding shares solely for the benefit of certain Qunar employees and, in return, we received class B ordinary shares of Qunar from these employees. We directly injected these shares to third-party investment entities dedicated to investing in business in China. From an accounting perspective, we consolidated the financial statements of these non-U.S. investment entities and started to consolidate Qunar's financial statements from December 31, 2015. See "Prospectus Supplement Summary—Transactions Involving Qunar Securities" for developments in 2016.

        If we are presented with appropriate opportunities, we may continue to acquire complementary businesses and assets in the future. However, strategic acquisitions and the subsequent integration of new businesses and assets into our own would require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. In addition, acquisitions could result in potential dilutive issuances of equity securities, use of substantial amounts of cash, and exposure to potential ongoing financial obligations and unforeseen or hidden liabilities of the acquired business. The cost and duration of, and difficulties in, integrating newly acquired businesses and managing a larger overall business could also materially exceed our expectations. Moreover, we may not be able to achieve our intended strategic strategies and record substantial impairment charges to goodwill, if we fail to successfully integrate the newly acquired business or manage a larger business. Any such negative developments could have a material adverse effect on our business, reputation, results of operations and financial condition.

Our strategy to acquire or invest in complementary businesses and assets and establish strategic alliances involves significant risk and uncertainties that may have a material adverse effect on our business, reputation, results of operations and financial condition.

        As part of our plan to expand our product and service offerings, we have made and intend to make strategic acquisitions or investments in the travel service industries in Greater China and overseas, such as the following, in addition to our transactions relating to Qunar described elsewhere in this prospectus supplement:

  •
  In 2014 and 2015, we invested a total of US$50 million in approximately 4% stake in Tuniu Corporation, or Tuniu, a well-known service provider in the leisure package tour market, through a private placement transaction conducted concurrently with Tuniu's initial public offering and private acquisitions afterwards;

  •
  In May 2015, we acquired a 38% equity stake in eLong, Inc., or eLong, from certain selling shareholders, including Expedia, Inc., or Expedia, together with several other investors. We subsequently participated as a member in the buying consortium in eLong's going private transaction that was completed in May 2016;

  •
  In January 2016, we invested US$180 million in MakeMyTrip Limited, or MakeMyTrip, India's largest online travel company, via convertible bonds, and subsequently appointed a director to MakeMyTrip's board of directors; and

  •
  In April 2016, we announced strategic collaboration with China Eastern Air Holding Company, or China Eastern Airlines, one of China's three major air transportation groups, on a broad range of products and services, and we agreed to invest RMB3 billion in the A shares of China Eastern Airlines in a private placement. Further, we may in the future invest up to 10% ownership of the shares of China Eastern Airlines, and may also nominate a representative to its board.

        If the ADS or share prices of the public companies that we have invested in or may invest in the future which are classified as available-for-sale investments decline and become lower than our share purchase price, as have happened historically, we could incur impairment loss under U.S. GAAP, which in turn would adversely affect our financial results for the relevant periods. In addition, if any of our investees in which our investments are classified as equity method investments incur a net loss in the future, we may share their net loss proportionate to our equity interest in them.

        Our strategic investments could also subject us to other uncertainties and risks, and our failure to address any of these uncertainties and risks, among others, may have a material adverse effect on our financial condition and results of operations:

  •
  diversion of our resources and management attention;

  •
  high acquisition and financing costs;

  •
  failure to achieve our intended objectives or benefits in making these investments or revenue-enhancing opportunities;

  •
  potential claims or litigation regarding our board's exercise of its duty of care and other duties required under applicable law in connection with any of our significant investments approved by the board; and

  •
  failure to be in full compliance with applicable laws, rules and regulations.

        In particular, our strategy of acquiring or investing in a competing business could be adversely affected by uncertainties in the implementation and enforcement of the PRC Anti-Monopoly Law. Under the PRC Anti-Monopoly Law, companies undertaking acquisitions or investments in a business in China must notify the Ministry of Commerce, or MOFCOM, in advance of any transaction where the parties' revenues in the China market and global market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target. There are numerous factors MOFCOM considers in determining "control" or "decisive influence," and, depending on certain criteria, MOFCOM will conduct anti-monopoly review of transactions in respect of which it was notified. In light of the uncertainties relating to the interpretation, implementation and enforcement of the PRC Anti-Monopoly Law, there is no assurance that MOFCOM will not deem our past and future acquisitions or investments, including the ones referenced herein or elsewhere in this prospectus supplement, to have met the filing criteria under the PRC Anti-Monopoly Law and therefore demand a filing for merger review. However, there have been limited cases of MOFCOM anti-monopoly review of filings involving companies with a variable interest entity structure similar to ours. If we are found to have violated the PRC Anti-Monopoly Law for failing to file the notification of concentration and request for review, we could be subject to a fine of up to RMB500,000, and the parts of the transaction causing the prohibited concentration could be ordered to be unwound. Such unwinding could affect our business and financial results, and harm our reputation. Further, if any of our business cooperation arrangements with Qunar are determined to have violated the PRC Anti-Monopoly Law, we could be subject to sanctions including an order to cease the relevant activaties, confiscation of illegal gains and fines of 1% to 10% of our sales revenue from the previous year.

        In addition, we establish strategic alliances with various third parties to further our business purpose from time to time. Strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the counter-party, an increase in expenses incurred in establishing new strategic alliances, inefficiencies caused by failure to integrate strategic partners' businesses with our own, and unforeseen levels of diversion of our resources and management attention, any of which may materially and adversely affect our business.

        As a result of any of the above factors, any actual or perceived failure to realize the benefits we expected from these investments may materially and adversely affect our business and financial results and cause the trading price of our ADSs to decline.

Consolidation of the results of operations of Qunar with ours may negatively impact our financial performance and results of operations.

        Our acquisition of Qunar shares as a consideration for our share exchange transaction with Baidu in October 2015 and share issuance for the benefit of Qunar employees in December 2015 is accounted for as a business combination under U.S. GAAP, and as a result, we began to consolidate Qunar's financial statements from an accounting perspective, starting from December 31, 2015. See "Prospectus Supplement Summary—Transactions Involving Qunar Securities" for developments in 2016. Qunar has historically incurred net loss and it recorded a net loss of RMB2,024 million (US$305 million) for the six months ended June 30, 2016, and a significant portion of the net loss is attributable to Qunar's net loss for this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations". Our net loss increased significantly from RMB84.6 million for the six months ended June 30, 2015 to RMB2.3 billion (US$341 million) for the six months ended June 30, 2016. Consolidation of Qunar's financial statements has negatively impacted our financial statements and may continue to negatively impact our financial performance in the upcoming financial reporting cycles for an extended period of time. If Qunar is not able to reduce or narrow its net losses, our consolidated results of operations will continue to be materially and adversely affected by the consolidation of Qunar. Moreover, starting in January 2016, some PRC airlines, including four of the largest airlines in China, announced suspension of their respective business cooperation with Qunar without indicating the length of such suspension and cited serious customer complaints in their respective announcements. Although two of these PRC airlines subsequently resumed cooperation with Qunar in June 2016, if such suspension further exacerbates, Qunar may suffer from losses of revenue and its results of operations may be materially and adversely affected, which in turn may materially and adversely affect our consolidated results of operations. Similar incidences and other risks that are unique and specific to Qunar's business operations, rather than the travel industry as a whole, may also materially and adversely affect our consolidated results of operations. See "—If Qunar fails to effectively implement and execute its strategies to maintain competitiveness and grow its business, our business, results of operations and financial condition may be materially and adversely affected." The pro forma financial statements giving effect to the business combination under the U.S. GAAP are included in Exhibit 99.3 to our current report on Form 6-K furnished to the SEC on September 6, 2016, which is incorporated by reference in this prospectus supplement.

If Qunar fails to effectively implement and execute its strategies to maintain competitiveness and grow its business, our business, results of operations and financial condition may be materially and adversely affected.

        As a result of the transactions described elsewhere in this prospectus supplement involving Qunar securities during 2015, we began to consolidate Qunar's financial results from December 31, 2015 from an accounting perspective under U.S. GAAP. Historically, Qunar enjoyed one of the market leading positions in China's travel industry with its unique business model as a search-based travel commerce platform, while it is currently transitioning into a mobile and online commerce travel platform which focuses on providing a one-stop solution for users. Certain risks and uncertainties associated with the business operations of Qunar are distinct from those we have faced historically:

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  Failure to transition into a one-stop mobile and online commerce travel platform from a search-based platform. As part of the transitioning effort, Qunar's product development and product headcount has increased significant in recent years as a result of its focus on development of its mobile platform and hotel direct business;

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  Failure to increase penetration into hotel business in lower-tier cities, and maintain and increase popularity among young users in China by offering attractive features and services to meet user requirements of those markets;

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  Failure to maintain relationships with air ticket suppliers, such as major airlines and China's sole global distribution systems, from which Qunar retrieves ticket availability information in order to generate comprehensive and accurate flight information on its platform;

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  Failure to maintain and strengthen relationships with online travel agents that are Qunar's existing customers, and establish new customer relationships with other online travel agents and travel service providers to ensure that it has access to a steady supply of travel product information on favorable commercial terms;

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  Failure to adequately monitor and secure service quality of travel service providers on its platform, and address user dissatisfaction with travel service providers;

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  Consolidation of the fragmented travel market in China, which may result in travel service providers becoming fewer but larger, comprehensive travel information more readily available to users, and a potential loss to the value of Qunar's business as a travel service platform; and

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  Inability to maintain or increase awareness and preference of its brand "Qunar" as a result of failure to provide a compelling user experience of online travel searches, maintaining the quality of its services, and preserving Qunar's reputation and goodwill in the event of negative media publicity toward its services, internet security or other issues affecting Qunar or online travel businesses in China.

        If Qunar is unable to successfully implement and execute its strategies to maintain competitiveness and grow its business, or effectively address risks and uncertainties associated with its business operations and transitioning efforts, our business, results of operations and financial condition may be materially and adversely affected.

Our transactions involving issuance of our shares as consideration and investment or financing arrangements with selected third-party investment entities may result in substantial dilution to our shareholders and may also reduce our existing cash balance and adversely affect our working capital.

        In the long-term interest of our company, we make investments, in the form of limited partnership contributions, assets injection or other financing arrangements, into or with certain entities that are dedicated to investing businesses in China. In late 2015 and early 2016, we agreed to make investment or enter into financing arrangements with several non-U.S. investment entities, which are managed and/or owned by parties unaffiliated with each other and unaffiliated with us and are dedicated to investing in businesses in China. As of the date of this prospectus supplement, we issued a total number of 5,827,089 ordinary shares, including 3,057,073 ordinary shares represented by ADSs, and provided capital contribution or financial support in a total amount of approximately US$1.3 billion in cash to some of these non-U.S. investment entities. These investments, capital contributions and financing arrangements together with the share exchange with Baidu and issuance of shares for the benefit of Qunar employees historically caused significant dilution to our existing shareholders and impacted our working capital. Transactions involving issuance of a substantial number of our ordinary shares such as the transactions contemplated hereunder may result in substantial dilution to our shareholders. In addition, future sale of our shares by these non-U.S. investment entities and/or our other significant shareholders such as Baidu may cause our share price to decline. Furthermore, if we obtain debt financings, we may be subject to restrictive covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Our business is sensitive to global economic conditions. A severe or prolonged downturn in the global or Chinese economy may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability.

        The global macroeconomic environment is facing challenges, including the escalation of the European sovereign debt crisis since 2011, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014. There have been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets. In June 2016, British citizens voted in a referendum to withdraw the membership of the United Kingdom from the European Union. The result of the vote caused instant and significant volatility in the global financial and securities markets. The various uncertainties in the political and economic situations of the United Kingdom and the European Union arising from the anticipated withdrawal may have a negative and prolonged impact on the global economy.

        Economic conditions in China are sensitive to global economic conditions. Our business and operations are primarily based in China and the majority of our revenues are derived from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and travel industry in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing. Any severe or prolonged slowdown in the global and/or Chinese economy could reduce expenditures for travel, which in turn may adversely affect our operating results and financial condition. According to the National Bureau of Statistics of China, in 2015, the growth rate of China's gross domestic product was 6.9% and it is unclear how the economy will fare in 2016 and beyond. Since we derive the majority of our revenues from accommodation reservation, transportation ticketing and packaged-tour services in China, any severe or prolonged slowdown in the global and/or Chinese economy or the recurrence of any financial disruptions may materially and adversely affect our business, operating results and financial condition in a number of ways. For example, the weakness in the economy could erode consumer confidence which, in turn, could result in changes to consumer spending patterns relating to travel products and services. If consumer demand for travel products and services we offer decreases, our revenues may decline. Furthermore, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

General declines or disruptions in the travel industry may materially and adversely affect our business and results of operations.

        Our business is significantly affected by the trends that occur in the travel industry in China, including the hotel, transportation ticketing and packaged-tour sectors. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. The recent worldwide recession has led to a weakening in the demand for travel services. Other trends or events that tend to reduce travel and are likely to reduce our revenues include:

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  terrorist attacks or threats of terrorist attacks or wars, particularly given the recent attacks in Paris and the worsening situation in Syria;

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  an outbreak of H1N1 influenza, Ebola virus, avian flu, Middle East respiratory syndrome, or MERS, severe acute respiratory syndrome, or SARS, or any other serious contagious diseases;

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  increased prices in the hotel, transportation ticketing, or other travel-related sectors;

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  increased occurrence of travel-related accidents;

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  political unrest;

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  natural disasters or poor weather conditions; and

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  any travel restrictions or other security procedures implemented in connection with any major events in China.

        We could be severely and adversely affected by declines or disruptions in the travel industry and, in many cases, have little or no control over the occurrence of such events. Such events could result in a decrease in demand for our travel services. This decrease in demand, depending on the scope and duration, could significantly and adversely affect our business and financial performance over the short and long term.

We recorded a significant amount of goodwill and indefinite lived intangible assets in connection with our strategic acquisitions and investments, and we may incur material impairment charges to our goodwill and indefinite lived intangible assets if the recoverability of these assets become substantially reduced.

        In connection with our recent strategic acquisitions, there has been a significant increase of goodwill and indefinite lived intangible assets booked in our financial statements. As of June 30, 2016, our goodwill was RMB46.4 billion (US$7.2 billion) and our indefinite lived intangible assets were RMB9.7 billion (US$1.5 billion), compared to RMB2.5 and RMB651 million, respectively, as of June 30, 2015. In 2015, our acquisition of Qunar securities resulted in an RMB43.0 billion increase in our goodwill. ASC 350 "Intangibles—Goodwill and Other" provides that intangible assets that have indefinite useful lives and goodwill will not be amortized but rather will be tested at least annually for impairment. ASC 350 also requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its undiscounted future cash flow. For 2013, 2014, 2015 and the six months ended June 30, 2016, we did not recognize any impairment charges for goodwill or intangible assets. If different judgments or estimates had been utilized, however, material differences could have resulted in the amount and timing of the impairment charge. We may potentially incur significant impairment charges if the recoverability of these assets become substantially reduced in the future. Any such impairment charges would adversely affect our results of operations and financial condition.

The trading price of our ADSs has been volatile historically and may continue to be volatile regardless of our operating performance.

        The trading price of our ADSs has been and may continue to be subject to wide fluctuations. In 2015, the trading prices of our ADSs on the NASDAQ Global Select Market, as adjusted retrospectively for all periods presented to reflect the current ADS to ordinary share ratio of eight (8) ADSs representing one ordinary share effective on December 1, 2015, have ranged from US$21.54 to US$57.36 per ADS, and the last reported trading price on September 2, 2016 was US$47.90 per ADS. The price of our ADSs may fluctuate in response to a number of events and factors, including the following:

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  actual or anticipated fluctuations in our quarterly operating results;

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  changes in financial estimates by securities analysts;

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  conditions in the Internet or travel industries;

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  changes in the economic performance or market valuations of other Internet or travel companies or other companies that primarily operate in China;

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  changes in major business terms between our travel suppliers and us;

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  announcements by us or our competitors of new products or services, significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel; and

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  market and volume fluctuations in the stock market in general.

        In addition, the stock market in general, and the market prices for Internet-related companies and companies with operations in China in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of the securities of these China-based companies after their offerings and the recent surge in the number of China-based, U.S.-listed companies that commenced going private proceedings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. Furthermore, some negative news and perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure including the use of variable interest entities or other matters of other China-based companies have negatively affected the attitudes of investors towards China-based companies, including us, in general in the past, regardless of whether we have engaged in any inappropriate activities, and any news or perceptions with a similar nature may continue to negatively affect us in the future. In addition, the global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets, such as the large decline in share prices in the United States, China and other jurisdictions in recent years. These broad market and industry fluctuations may continue to adversely affect the price of the ADSs, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted share-based awards.

If we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances at or on favorable terms or at terms similar to those we currently have, or at all, our business, market share and results of operations may be materially and adversely affected.

        We rely on travel suppliers (including without limitation hotels and domestic and international airlines) to make their services available to consumers through us, and our business prospects depend on our ability to maintain and expand relationships with travel suppliers. If we are unable to maintain satisfactory relationships with our existing travel suppliers, or if our travel suppliers establish similar or more favorable relationships with our competitors, or if our travel suppliers increase their competition with us through their direct sales, or if any one or more of our travel suppliers significantly reduce participation in our services for a sustained period of time or completely withdraw participation in our services, our business, market share and results of operations may be materially and adversely affected. To the extent any of those major or popular travel suppliers ceased to participate in our services in favor of one of our competitors' systems or decided to require consumers to purchase services directly from them, our business, market share and results of operations may suffer.

        Our business depends significantly upon our ability to contract with hotels in advance for the guaranteed availability of certain hotel rooms. We rely on hotel suppliers to provide us with rooms at discounted prices. However, our contracts with our hotel suppliers are not exclusive and most of the contracts must be renewed semi-annually or annually. We cannot assure you that our hotel suppliers will renew our contracts in the future on favorable terms or terms similar to those we currently have agreed. The hotel suppliers may reduce the commission rates on bookings made through us. Furthermore, in order to maintain and grow our business and to effectively compete with many of our competitors in all potential markets, we will need to establish new arrangements with hotels and accommodations of all ratings and categories in our existing markets and in new markets. We cannot assure you that we will be able to identify appropriate hotels or enter into arrangements with those hotels on favorable terms, if at all. This failure could harm the growth of our business and adversely affect our operating results and financial condition, which consequently will impact the price of our ADSs.

        We derive revenues and other significant benefits from our arrangements with major domestic airlines in China and international airlines. Our airline ticket suppliers allow us to book and sell tickets on their behalf and collect commissions on tickets booked and sold through us. Although we currently have supply relationships with these airlines, they also compete with us for ticket bookings and have entered into similar arrangements with many of our competitors and may continue to do so in the future. Such arrangements may be on better terms than we have. Starting in January 2016, some PRC airlines, including four of the largest airlines in China, announced suspension of their respective business cooperation with Qunar without indicating the length of such suspension and cited serious customer complaints in their respective announcements. Although two of these airlines have resumed cooperation with Qunar since June 2016, if any airlines choose to take similar actions against us and additional airlines follow suit, our business, market share and results of operations may be materially and adversely affected. We cannot assure you that any of these airlines will continue to have supplier relationships with us or pay us commissions at the same or similar rates as what they paid us in the past. Further, on July 1, 2016, the four largest airlines in China announced that third-party ticketing agents are prohibited from selling tickets for domestic flights on third-party platforms, such as ours. Additionally, on July 1, most major domestic airlines also replaced their commissions and rebate incentives completely with a fixed "admin fee" per ticket. The loss of supplier relationships or further adverse changes in major business terms with our travel suppliers would materially impair our operating results and financial condition as we would lose an increasingly significant source of our revenues.

        Part of the revenues that we derive from our hotel suppliers, airline ticket suppliers and other travel service providers are obtained through our strategic alliances with various third parties. We cannot assure you, however, that we will be able to successfully establish and maintain strategic alliances with third parties which are effective and beneficial for our business. Our inability to do so could have a material adverse effect on our market penetration, revenue growth and profitability.

If we fail to further increase our brand recognition, we may face difficulty in maintaining existing and acquiring new customers and business partners and our business may be harmed.

        We believe that maintaining and enhancing the Ctrip brand depends in part on our ability to grow our customer base and obtain new business partners. Some of our potential competitors already have well-established brands in the travel industry. The successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, maintain relationships with our business partners, provide high-quality customer service, properly address customer needs and handle customer complaints and organize effective marketing and advertising programs. If our customer base significantly declines or grows more slowly than our key competitors, the quality of our customer services substantially deteriorates, or our business partners cease to do business with us, we may not be able to cost-effectively maintain and promote our brand, and our business may be harmed.

If we do not compete successfully against new and existing competitors, we may lose our market share, and our business may be materially and adversely affected.

        We compete primarily with other consolidators of hotel accommodations and transportation reservation services based in China. We also compete with traditional travel agencies and new Internet travel search websites. In the future, we may also face competition from new players in the hotel consolidation market in China and abroad that may enter China.

        We may face more competition from hotels and airlines as they enter the discount rate market directly or through alliances with other travel consolidators. In addition, international travelers have become an increasingly important customer base. Competitors that have formed stronger strategic alliances with overseas travel consolidators may have more effective channels to address the needs of customers in China to travel overseas. Furthermore, we do not have exclusive arrangements with our travel suppliers. The combination of these factors means that potential entrants to our industry face relatively low entry barriers.

        In the past, certain competitors launched aggressive advertising campaigns, special promotions and engaged in other marketing activities to promote their brands, acquire new customers or to increase their market shares. In response to such competitive pressure, we started to take and may continue to take similar measures and as a result will incur significant expenses, which in turn could negatively affect our operating margins in the quarters or years when such promotional activities are carried out. For example, we launched a promotion program in recent years to offer certain selected transportation tickets, hotel rooms and package tours as well as grant of e-coupons to our customers in response to promotion campaigns that our competitors have launched. Primarily as a result of the enhanced marketing efforts and additional investment in product developments in response to the intensified market competition, our operational margin was negatively affected. In addition, some of our existing and potential competitors may have competitive advantages, such as significantly larger active user base on mobile or other online platforms, greater financial, marketing and strategic relationships and alliances or other resources or name recognition, and may be able to imitate and adopt our business model. We cannot assure you that we will be able to successfully compete against new or existing competitors. In the event we are not able to compete successfully, our business, results of operations and profit margins may be materially and adversely affected.

Our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China.

        Our business experiences fluctuations, reflecting seasonal variations in demand for travel services. For example, the first quarter of each year generally contributes the lowest portion of our annual net revenues primarily due to a slowdown in business activity around and during the Chinese New Year holiday, which occurs during the period. Consequently, our results of operations may fluctuate from quarter to quarter.

Any failure to maintain the satisfactory performance of our mobile platform, websites and systems, particularly those leading to disruptions in our services, could materially and adversely affect our business and reputation, and our business may be harmed if our infrastructure or technology is damaged or otherwise fails or becomes obsolete.

        The satisfactory performance, reliability and availability of our infrastructure, including our mobile platform, websites and systems, are critical to the success of our business. Any system interruptions that result in the unavailability or slowdown of our mobile platform, websites or other systems and the disruption in our services could reduce the volume of our business and make us less attractive to customers. Substantially all of our computer and communications systems are located at two customer service centers, one in Shanghai and the other one in Nantong, China. Our technology platform and computer and communication systems are vulnerable to damage or interruption from human error, computer viruses, fire, flood, power loss, telecommunications failure, physical or electronic break-ins, hacking or other attempts at system sabotage, vandalism, natural disasters and other similar events. For example, in May 2015, we experienced a network shut-down for a few hours, leading to temporary disruptions in the operations of our mobile platform and websites and interrupted customer services; later internal investigations revealed the cause to be employee human error. No data leakage occurred as part of the May 2015 incident, and we have since implemented extensive measures to ensure prompt responses to similar future incidents of network shutdown/service disruption and to continue to update our security mechanisms to protect our systems from any human error, third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities; however, we cannot assure you that unexpected interruptions to our systems will not occur again in the future. We do not carry business interruption insurance to compensate us for losses that may occur as a result of such disruptions. In addition, any such future occurrences could reduce customer satisfaction levels, damage our reputation and materially and adversely affect our business.

        We use an internally developed booking software system that supports nearly all aspects of our booking transactions. Our business may be harmed if we are unable to upgrade our systems and infrastructure quickly enough to accommodate future traffic levels, avoid obsolescence or successfully integrate any newly developed or purchased technology with our existing system. Capacity constraints could cause unanticipated system disruptions, slower response times, poor customer service, impaired quality and speed of reservations and confirmations and delays in reporting accurate financial and operating information. These factors could cause us to lose customers and suppliers, which would have a material adverse effect on our results of operations and financial condition.

        In addition, our future success will depend on our ability to adapt our products and services to the changes in technologies and Internet user behavior. For example, the number of people accessing the internet through mobile devices, including smart devices, mobile phones, tablets and other hand-held devices, has increased in recent years, and we expect this trend to continue while 3G, 4G and more advanced mobile communications technologies are broadly implemented. As we make our services available across a variety of mobile operating systems and devices, we are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android, iOS and Windows. Any changes in such mobile operating systems or devices that degrade the functionality of our services or give preferential treatment to competitive services could adversely affect usage of our services. Further, if the number of platforms for which we develop our services increases, which is typically seen in a dynamic and fragmented mobile services market such as China, it will result in an increase in our costs and expenses. In order to deliver high quality services, it is important that our services work well across a range of mobile operating systems, networks, mobile devices and standards that we do not control. If we fail to develop products and technologies that are compatible with all mobile devices and operating systems, or if the products and services we develop are not widely accepted and used by users of various mobile devices and operating systems, we may not be able to penetrate the mobile Internet market. In addition, the widespread adoption of new internet technologies or other technological changes could require significant expenditures to modify or integrate our products or services. If we fail to keep up with these changes to remain competitive, our future success may be adversely affected.

Our business depends substantially on the continuing efforts of our key executives, and our business may be severely disrupted if we lose their services.

        Our future success depends heavily upon the continued services of our key executives. We rely on their expertise in business operations, finance and travel services and on their relationships with our suppliers, shareholders, and business partners. We do not maintain key-man life insurance for any of our key executives. If one or more of our key executives are unable or unwilling to continue in their present positions, we may not be able to easily replace them. In that case, our business may be severely disrupted, we may incur additional expenses to recruit and train personnel and our financial condition and results of operations may be materially and adversely affected.

        In addition, if any of these key executives joins a competitor or forms a competing company, we may lose customers and suppliers. Each of our executive officers has entered into an employment agreement with us that contains confidentiality and non-competition provisions. If any disputes arise between our executive officers and us, we cannot assure you of the extent to which any of these agreements would be enforced in China, where most of these executive officers reside and hold most of their assets, in light of the uncertainties with China's legal system. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

If we are unable to attract, train and retain key individuals and highly skilled employees, our business may be adversely affected.

        If our business continues to expand, we will need to hire additional employees, including travel supplier management personnel to maintain and expand our travel supplier network, information technology and engineering personnel to maintain and expand our mobile platform, websites, customer service centers and systems, and customer service representatives to serve an increasing number of customers. If we are unable to identify, attract, hire, train and retain sufficient employees in these areas, users of our mobile platform, websites and customer service centers may not have satisfactory experiences and may turn to our competitors, which may adversely affect our business and results of operations.

The PRC government regulates the air-ticketing, travel agency and Internet industries. If we fail to obtain or maintain all pertinent permits and approvals or if the PRC government imposes more restrictions on these industries, our business may be adversely affected.

        The PRC government regulates the air-ticketing, travel agency and Internet industries. We are required to obtain applicable permits or approvals from different regulatory authorities to conduct our business, including separate licenses for value-added telecommunications, air-ticketing and travel agency activities. If we fail to obtain or maintain any of the required permits or approvals in the future, we may be subject to various penalties, such as fines or suspension of operations in these regulated businesses, which could severely disrupt our business operations. As a result, our financial condition and results of operations may be adversely affected.

        In particular, the Civil Aviation Administration of China, or CAAC, together with National Development and Reform Commission, or NDRC, regulates pricing of air tickets. CAAC also supervises commissions payable to air-ticketing agencies together with China National Aviation Transportation Association, or CNATA. If restrictive policies are adopted by CAAC, NDRC, or CNATA, or any of their regional branches, our air-ticketing revenues may be adversely affected.

We may not be able to prevent others from using our intellectual property, which may harm our business and expose us to litigation.

        We regard our domain names, trade names, trademarks and similar intellectual property as critical to our success. We try to protect our intellectual property rights by relying on trademark protection and confidentiality laws and contracts. Trademark and confidentiality protection in China may not be as effective as that in the United States. Policing unauthorized use of proprietary technology is difficult and expensive.

        The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Any misappropriation could have a negative effect on our business and operating results. Furthermore, we may need to go to court to enforce our intellectual property rights. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

We rely on services from third parties to carry out our business and to deliver our products to customers, and if there is any interruption or deterioration in the quality of these services, our customers may not continue using our services.

        We rely on third-party computer systems to host our websites, as well as third-party licenses for some of the software underlying our technology platform. In addition, we rely on third-party transportation ticketing agencies to issue transportation tickets and travel insurance products, confirmations and deliveries in some cities in Greater China. We also rely on third-party local operators to deliver on-site services to our packaged-tour customers. Any interruption in our ability to obtain the products or services of these or other third parties or deterioration in their performance, such as server errors or interruptions, or dishonest business conduct, could impair the timing and quality of our own service. If our service providers fail to provide high quality services in a timely manner to our customers or violate any applicable rules and regulations, our services will not meet the expectations of our customers and our reputation and brand will be damaged. Furthermore, if our arrangement with any of these third parties is terminated, we may not find an alternative source of support on a timely basis or on favorable terms to us.

If our hotel suppliers or customers provide us with untrue information regarding our customers' stay, we may not be able to recognize and collect revenues to which we are entitled.

        A substantial portion of our revenues are represented by commissions paid by hotels for room nights booked through us. Generally, we do not receive payment from our customers on behalf of our hotel suppliers, as our customers pay hotels directly. To confirm whether a customer adheres to the booked itinerary, we routinely make inquiries with the hotel and, occasionally, with the customer. We rely on the hotel and the customer to provide us truthful information regarding the customer's check-in and check-out dates, which forms the basis for calculating the commission we are entitled to receive from the hotel. If our hotel suppliers or customers provide us with untrue information with respect to our customers' length of stay at the hotels, we would not be able to collect revenues to which we are entitled. In addition, using such untrue information may lead to inaccurate business projections and plans, which may adversely affect our business planning and strategy.

We may suffer losses if we are unable to predict the amount of inventory we will need to purchase during the peak holiday seasons.

        During the peak holiday seasons in China, we establish limited merchant business relationships with selected travel service suppliers, particularly for our packaged-tour products, in order to secure adequate supplies for our customers. In the merchant business relationship, we buy hotel rooms and/or transportation tickets before selling them to our customers and thereby incur inventory risk. If we are unable to correctly predict demand for hotel rooms and transportation tickets that we are committed to purchase, we would be responsible for covering the cost of the hotel rooms and transportation tickets we are unable to sell, and our financial condition and results of operations would be adversely affected.

The recurrence of SARS or other similar outbreaks of contagious diseases as well as natural disasters may materially and adversely affect our business and operating results.

        In early 2003, several regions in Asia, including Hong Kong and China, were affected by the outbreak of SARS. The travel industry in China, Hong Kong and some other parts of Asia suffered tremendously as a result of the outbreak of SARS. Furthermore, in early 2008, severe snowstorms hit many areas of China and particularly affected southern China. The travel industry was severely and adversely affected during and after the snowstorms. Additionally, in May 2008, a major earthquake struck China's populous Sichuan Province, causing great loss of life, numerous injuries, property loss and disruption to the local economy. The earthquake had an immediate impact on our business as a result of the sharp decrease in travel in the relevant earthquake-affected areas in Sichuan Province. In 2009, an outbreak of H1N1 influenza (swine flu) occurred in Mexico and the United States and human cases of the swine flu were discovered in China and Hong Kong. In March 2011, a powerful earthquake hit Japan, and the subsequent tsunami and nuclear accidents had far-reaching impact on the surrounding economies. Starting from March 2013, H7N9 bird flu, a new strain of animal influenza, has been spreading in China and has infected more than a hundred people. In October 2013, large scale political protests began in Thailand that lasted several months and caused disruption to tourism and travel. In November 2013, one of the largest typhoons ever recorded hit the Philippines, causing widespread devastation. In March 2014, the World Health Organization, or the WHO, reported a major Ebola outbreak in Guinea, a western African nation. The disease then rapidly spread to the neighboring countries of Liberia and Sierra Leone. As of February 3, 2015, 22,560 suspected cases and 9,019 deaths had been reported; however, the WHO has said that these numbers may be underestimated. In June 2015, an outbreak of Middle East respiratory syndrome, or MERS, affected South Korea, one of our popular overseas travel destinations.

        Any future outbreak of contagious diseases, extreme unexpected bad weather or natural disasters would adversely affect our business and operating results. Ongoing concerns regarding contagious disease or natural disasters, particularly its effect on travel, could negatively impact our customers' desire to travel. If there is a recurrence of an outbreak of certain contagious diseases or natural disasters, travel to and from affected regions could be curtailed. Government advice regarding, or restrictions on, travel to and from these and other regions on account of an outbreak of any contagious disease or occurrence of natural disasters may have a material adverse effect on our business and operating results.

If tax benefits available to our subsidiaries in China are reduced or repealed, our results of operations could suffer.

        Under the PRC Enterprise Income Tax Law and the relevant implementation rules, or the EIT Law, effective on January 1, 2008, foreign invested enterprises, or FIEs, and domestic enterprises are subject to EIT at a uniform rate of 25%. Certain enterprises will benefit from a preferential tax rate of 15% under the EIT Law if they qualify as "high and new technology enterprises," subject to certain general restrictions described in the EIT Law and the related regulations.

        In December 2008, our PRC subsidiaries, Ctrip Computer Technology, Ctrip Travel Information, Ctrip Travel Network, and Beijing Joint Wisdom Information Technology Co., Ltd. were each designated by relevant local authorities as a "high and new technology enterprise" under the EIT Law with an effective period of three years. Therefore, these entities were entitled to enjoy a preferential tax rate of 15%, as long as they maintained their qualifications for "high and new technology enterprises" that are subject to verification by competent tax authorities and renewals every three years with the current effective period expiring by the end of 2017. We cannot assure you that our subsidiaries will continue to qualify as high and new technology enterprises when they are subject to reevaluation in the future. In 2002, the PRC State Administration of Taxation, or the SAT, started to implement preferential tax policy in China's western region, and companies located in applicable jurisdictions covered by the Catalogue of Encouraged Industries in the Western Region (initially effective through the end of 2010 and further extended to 2020) are eligible to apply for a preferential income tax rate of 15% if their businesses fall within the "encouraged" category of the policy and the revenue derived from such "encouraged" businesses accounts for more than 70% of the total revenue. Benefiting from this policy, Chengdu Ctrip and Chengdu Ctrip International obtained approval from local tax authorities to apply the 15% tax rate for their annual tax filing subject to periodic renewals over the years since 2012. The two entities re-applied for this qualification after the effective period expired in 2014 and their applications were approved by the relevant government authority. In 2013, Chengdu Information Technology Co., Ltd., or Chengdu Information, obtained approval from local tax authorities to apply the 15% tax rate for its 2012 tax filing and for the years from 2013 to 2016. In the event that the preferential tax treatment for these entities is discontinued, these entities will become subject to the standard tax rate at 25%, which would materially increase our tax obligations.

We have sustained losses in the past and may experience earnings declines or net losses in the future.

        We sustained net losses in certain past periods, and we cannot assure you that we can sustain profitability or avoid net losses in the future. We expect that our operating expenses will increase and the degree of increase in these expenses is largely based on anticipated growth, revenue trends and competitive pressure. As a result, any decrease or delay in generating additional sales volume and revenues and increase in our operating expenses may result in substantial operating losses. Moreover, consolidation of Qunar's financial statements starting from December 31, 2015 has negatively impacted our financial statements and may continue to negatively impact our financial performance in the upcoming financial reporting cycles for an extended period of time. See "—Consolidation of the results of operations of Qunar with ours may negatively impact our financial performance and results of operations."

We have incurred substantial indebtedness and may incur additional indebtedness in the future. We may not be able to generate sufficient cash to satisfy our outstanding and future debt obligations.

        As of June 30, 2016, our total short-term borrowings and long-term borrowings (current portions) were RMB5.8 billion (US$870 million), our total long-term borrowings (excluding current portions) were RMB900 million (US$135 million), and the aggregate principal amount of our outstanding convertible notes was RMB24.5 billion (US$3.7 billion). In addition, we are offering US$750 million principal amount of our convertible senior notes due 2022. To the extent that we were to settle or redeem our convertible notes in cash, our debt obligations would become more substantial.

        Our substantial indebtedness could have important consequences to you. For example, it could:

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  increase our vulnerability to adverse general economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to servicing and repaying our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; and

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  limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to conduct additional financing activities, or increase the cost of additional financing.

        In the future, we may from time to time incur additional indebtedness and contingent liabilities. If we incur additional debt, the risks that we face as a result of our substantial indebtedness and leverage could intensify.

        Our ability to generate sufficient cash to satisfy our outstanding and future debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. As a result, we may not generate or obtain sufficient cash flow to meet our anticipated operating expenses and to service our debt obligation as they become due.

We may be subject to legal or administrative proceedings regarding information provided on our online portals or other aspects of our business operations, which may be time-consuming to defend.

        Our online portals contain information about hotels, transportation, popular vacation destinations and other travel-related topics. It is possible that if any information accessible on our online portals contains errors or false or misleading information, third parties could take action against us for losses incurred in connection with the use of such information. From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to labor and employment claims, breach of contract claims, anti-competition claims and other matters. Although such proceedings are inherently uncertain and their results cannot be predicted with certainty, we believe that the resolution of our current pending matters will not have a material adverse effect on our business, consolidated financial position, results of operations or cash flow. Regardless of the outcome and merit of such proceedings, however, any legal action can have an adverse impact on us because of defense costs, negative publicity, diversion of management's attention and other factors. In addition, it is possible that an unfavorable resolution of one or more legal or administrative proceedings, whether in the PRC or in another jurisdiction, could materially and adversely affect our financial position, results of operations or cash flows in a particular period or damage our reputation.

We could be liable for breaches of Internet security or fraudulent transactions by users of our mobile platform and our websites.

        The Internet industry is facing significant challenges regarding information security and privacy, including the storage, transmission and sharing of confidential information. In recent years, PRC government authorities have enacted legislation on Internet use to protect personal information from any unauthorized disclosure. We conduct a significant portion of our transactions through the Internet, including our mobile platform and websites. In such transactions, secured transmission of confidential information (such as customers' itineraries, hotel and other reservation information, credit card information, personal information and billing addresses) over public networks and ensuring the confidentiality, integrity, availability and authenticity of the information of our users, customers, hotel suppliers and airline partners are essential to maintaining their confidence in our online products and services. Our current security measures may not be adequate and may contain deficiencies that we fail to identify, and advances in technology, increased levels of expertise of hackers, new discoveries in the field of cryptography or others could increase our vulnerability. For example, a third-party website with focus on Internet security information exchange released news in March 2014 that as a result of a temporary testing function performed by us, certain data files containing customers' credit card information had been stored on local servers maintained by us, which may lead to potential exposure of these customers' information to hackers. We removed the cause of the potential security concern within two hours of the release of the news report and then examined all other possible leaks and found that

93 customers' credit card information might have been downloaded by the above-mentioned website for the purpose of confirming potential risks. Although to our knowledge, no customer has suffered financial loss or other damage due to the incident as of the date of this report, our business, results of operations, user experience and reputation may be materially and adversely affected if similar incidents related to Internet security recur in the future. In August 2011, China's Supreme People's Court and Supreme People's Procuratorate issued judicial interpretations regarding hacking and other Internet crimes. However, its effect on curbing hacking and other illegal online activities still remains to be seen.

        Significant capital, managerial and human resources are required to enhance information security and to address any issues caused by security failures. If we are unable to protect our systems and the information stored in our systems from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches may cause loss, expose us to litigation and possible liability to the owners of confidential information, disrupt our operations and may harm our reputation and ability to attract customers.

We may be the subject of detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, and the public dissemination of malicious assessments of our business, which could have a negative impact on our reputation and cause us to lose market share, travel suppliers and customers and revenues, and adversely affect the price of our ADSs.

        We may be the target of anti-competitive, harassing, or other detrimental conduct by third parties. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues, business relationships, business prospects and business ethics. Additionally, allegations, directly or indirectly against us, may be posted in Internet chat-rooms or on blogs or any websites by anyone, whether or not related to us, on an anonymous basis. We may be subject to government or regulatory investigation as a result of such third-party conduct and may be required to expend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be negatively affected as a result of the public dissemination of anonymous allegations or malicious statements about our business, which in turn may cause us to lose market share, travel suppliers and customers and revenues and adversely affect the price of our ADSs.

We have limited business insurance coverage in Greater China.

        Insurance companies in Greater China offer limited business insurance products and generally do not, to our knowledge, offer business liability insurance. Business disruption insurance is available to a limited extent in Greater China, but we have determined that the risks of disruption, the cost of such insurance and the difficulties associated with acquiring such insurance make it impractical for us to have such insurance. We do not maintain insurance coverage for any kinds of business liabilities or disruptions and would have to bear the costs and expenses associated with any such events out of our own resources.

We hire celebrities to be our brand ambassadors to market our brands and products and this marketing initiative may not be effective.

        From time to time, we hire celebrities to be our brand ambassadors to market our "Ctrip" brand or our products and services that are important to our business. However, we cannot give assurance that the endorsement from our brand ambassadors or related advertisements will remain effective, that the brand ambassador will remain popular or his or her images will remain positive and compatible with the messages that our brand and products aim to convey. Furthermore, we cannot ensure that we can successfully find suitable celebrities to replace any of our existing brand ambassador if any of his popularities declines or if the existing brand ambassador is no longer able or suitable to continue the engagement, and termination of such engagements may have a significant impact on our brand images and the promotion or sales of our products. If any of these situations occurs, our business, financial condition and results of operations could be materially and adversely affected.

We may face greater risks of doubtful accounts as our corporate travel business increases in scale.

        Since we began providing travel booking services to corporate customers who generally request credit terms, our accounts receivable have increased. We cannot assure you that we will be able to collect payment fully and in a timely manner on our outstanding accounts receivable from our corporate travel service customers. As a result, we may face a greater risk of non-payment of our accounts receivable and, as our corporate travel business grows in scale, we may need to make increased provisions for doubtful accounts. Our operating results and financial condition may be materially and adversely affected if we are unable to successfully manage our accounts receivable.

Our accounting treatment for share-based compensation could continue to significantly reduce our net income.

        Since 2006, we have accounted for share-based compensation in accordance with ASC 718 "Compensation—Stock Compensation," or ASC 718, which requires a public company to recognize, as an expense, the fair value of share options and other share-based compensation to employees based on the requisite service period of the share-based awards. We have granted share-based compensation awards, including share options and restricted share units, to employees, officers and directors to incentivize performance and align their interests with ours. We have adopted four share incentive plans, namely, the 2007 Share Incentive Plan, or the 2007 Plan, the 2005 Employee's Stock Option Plan, or the 2005 Plan, the 2003 Employee's Option Plan, or the 2003 Plan, and the 2000 Employee's Stock Option Plan, or the 2000 Plan. As a result of these grants and potential future grants under these plans, we had incurred in the past and expect to continue to incur in future periods significant share-based compensation expenses. The amount of these expenses is based on the fair value of the share-based awards.

        Our board of directors has the discretion to change terms of any previously issued share options and any such change may significantly increase the amount of our share-based compensation expenses for the period that the change takes effect as well as those for any future periods. In February 2009, our board of directors approved to reduce the exercise price of all outstanding unvested options that were granted by us in 2007 and 2008 under our 2007 Plan to the then fair market value of our ordinary shares underlying such options and, in December 2009, our board of directors approved to extend the expiration dates of all stock options granted in 2005 and 2006 to eight years after the respective original grant dates of these options. As a result of such changes, our share-based compensation expense of 2009 reduced our diluted earnings per ADS by US$0.14. In February 2010, our compensation committee approved to extend the expiration dates of all stock options granted in and after 2007 to eight years after the respective original grant dates of these options. As a result of such changes and extensions, our share-based compensation expense of 2010 reduced our diluted earnings per ADS by US$0.06. In addition, with such changes and extensions, the application of ASC 718 will continue to have a significant impact on our net income. In addition, future changes to various assumptions used to determine the fair value of awards issued or the amount and type of equity awards granted may also create uncertainty as to the amount of future share-based compensation expense.

Failure to maintain effective internal control over financial reporting could result in errors in our published financial statements, which in turn could have a material adverse effect on the trading price of our ADSs.

        We are subject to the reporting obligations under the U.S. securities laws. The U.S. Securities and Exchange Commission, or the SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring public companies to include a report of management on the effectiveness of such companies' internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm for a public company must issue an attestation report on the effectiveness of the company's internal control over financial reporting. Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2015. In addition, our independent registered public accounting firm attested the effectiveness of our internal control and reported that our internal control over financial reporting was effective as of December 31, 2015. If we fail to maintain the effectiveness of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal control over financial reporting is necessary for us to produce reliable financial reports. As a result, any failure to maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our ADSs. Furthermore, we may need to incur additional costs and use additional management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements going forward.

We may need additional capital and we may not be able to obtain it.

        We believe that our current cash and cash equivalents, short-term investments, cash flow from operations and proceeds from our financing activities will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. In particular, the recent financial turmoil affecting the financial markets and banking system may significantly restrict our ability to obtain financing in the capital markets or from financial institutions on commercially reasonable terms, or at all.

Risks Related to Our Corporate Structure

PRC laws and regulations restrict foreign investment in the air-ticketing, travel agency and value-added telecommunications businesses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations.

        We are a Cayman Islands incorporated company and a foreign person under PRC law. Due to foreign ownership restrictions in the air-ticketing, travel agency and value-added telecommunications industries, we conduct part of our business through contractual arrangements with our consolidated affiliated Chinese entities. These entities hold the licenses and approvals that are essential for our business operations.

        In the opinion of our PRC counsel, Commerce & Finance Law Offices, our current ownership structure, the ownership structure of our subsidiaries and our consolidated affiliated Chinese entities, the contractual arrangements among us, our subsidiaries, our consolidated affiliated Chinese entities and their shareholders, as described in this prospectus supplement, are in compliance with existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel due to the lack of official interpretation and clear guidance.

        If we and our consolidated affiliated Chinese entities are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation, levying fines, confiscating our income or the income of our consolidated affiliated Chinese entities, revoking our business licenses or the business licenses of our consolidated affiliated Chinese entities, requiring us and our consolidated affiliated Chinese entities to restructure our ownership structure or operations and requiring us or our consolidated affiliated Chinese entities to discontinue any portion or all of our value-added telecommunications, air-ticketing or travel agency businesses. In particular, if the PRC government authorities impose penalties which cause us to lose our rights to direct the activities of and receive economic benefits from our consolidated affiliated Chinese entities, we may lose the ability to consolidate and reflect in our financial statements the operation results of our consolidated affiliated Chinese entities. Any of these actions could cause significant disruption to our business operations, and may materially and adversely affect our business, financial condition and results of operations.

        Under the equity pledge agreements between our subsidiaries and the shareholders of our consolidated affiliated Chinese entities, the shareholders of our consolidated affiliated Chinese entities pledged their respective equity interests in these entities to our subsidiaries. According to the PRC Property Rights Law, effective as of October 1, 2007, and the Measures for the Registration of Equity Pledge with the Administration for Industry and Commerce, effective as of October 1, 2008, the effectiveness of the pledges will be denied if the pledges are not registered with the Administration for Industry and Commerce. Except that the pledge registration of Qunar Beijing is in process, our consolidated affiliated Chinese entities and our subsidiaries have registered all equity pledges. The effectiveness of the pledges upon registration will be recognized by PRC courts if disputes arise on certain pledged equity interests and that our subsidiaries' interests as pledgees will prevail over those of third parties.

        Furthermore, we were aware that a China-based company listed in the U.S. announced in 2012 that it was subject to the SEC's investigation which it believed related to the consolidation of its consolidated affiliated Chinese entities. Following the announcement, that issuer's stock price declined significantly. Although we are not aware of any actual or threatened investigation, inquiry or other action by the SEC, NASDAQ or any other regulatory authority with respect to consolidation of our consolidated affiliated Chinese entities, we cannot assure you that we will not be subject to any such investigation or inquiry in the future. In the event we are subject to any regulatory investigation or inquiry relating to our consolidated affiliated Chinese entities, including the consolidation of such entities into our financial statements, or any other matters, we may need to spend significant amount of time and expenses in connection with the investigation or inquiry, our reputation may be harmed regardless of the outcome, and the trading price of our ADS may materially decline or fluctuate.

If our consolidated affiliated Chinese entities violate our contractual arrangements with them, our business could be disrupted, our reputation may be harmed and we may have to resort to litigation to enforce our rights, which may be time-consuming and expensive.

        As the PRC government restricts foreign ownership of value-added telecommunications, air-ticketing and travel agency businesses in China, we depend on our consolidated affiliated Chinese entities, in which we have no ownership interest, to conduct part of our non-accommodation reservation business activities through a series of contractual arrangements, which are intended to provide us with effective control over these entities and allow us to obtain economic benefits from them. Although we have been advised by our PRC counsel, Commerce & Finance Law Offices, that, except that certain pledges were not registered as disclosed herein, the contractual arrangements as described in this prospectus supplement are valid, binding and enforceable under current PRC laws, these arrangements are not as effective in providing control as direct ownership of these businesses. For example, our consolidated affiliated Chinese entities could violate our contractual arrangements with them by, among other things, failing to operate our air-ticketing or packaged-tour business in an acceptable manner or pay us for our consulting or other services. In any such event, we would have to rely on the PRC legal system for the enforcement of those agreements, which could have uncertain results. Any legal proceeding could result in the disruption of our business, damage to our reputation, diversion of our resources and incurrence of substantial costs. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

The principal shareholders of our consolidated affiliated Chinese entities have potential conflicts of interest with us, which may adversely affect our business.

        Our director, vice chairman of the board and president, Min Fan, our officers, Tao Yang and Maohua Sun were also the principal shareholders of our consolidated affiliated Chinese entities as of the date of this prospectus supplement. Thus, conflicts of interest between their duties to our company and our consolidated affiliated Chinese entities may arise. We cannot assure you that when conflicts of interest arise, these persons will act entirely in our interests or that the conflicts of interest will be resolved in our favor. In addition, these persons could violate their non-competition or employment agreements with us or their legal duties by diverting business opportunities from us to others, resulting in our loss of corporate opportunities. In any such event, we would have to rely on the PRC legal system for the enforcement of these agreements, which could have uncertain results. Any legal proceeding could result in the disruption of our business, diversion of our resources and incurrence of substantial costs. See "—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us."

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

        MOFCOM published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. MOFCOM solicited comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the entire legal framework regulating the foreign investments in China as well as the viability of our current corporate structure, corporate governance and business operations in many aspects.

        Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance by MOFCOM, treated as a PRC domestic investor provided that the entity is "controlled" by PRC entities and/or citizens. In this connection, "control" is broadly defined in the draft law to cover any of the following summarized categories: (i) holding 50% of or more of the equity interest, share of interests, voting rights or similar equity interest of the subject entity; (ii) holding less than 50% of the equity interest, share of interests, voting rights or similar equity interest of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to material influence on the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE and its investment amount exceeds certain thresholds or its business operation falls within a "negative list" to be separately issued by the State Council in the future, market entry clearance by MOFCOM or its local counterparts would be required. Otherwise, all foreign investors may make investments on the same terms as Chinese investors without being subject to additional approval from the government authorities as mandated by the existing foreign investment legal regime.

        The "variable interest entity" structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See "—Risks Related to Our Company Structure—PRC laws and regulations restrict foreign investment in the air-ticketing, travel agency and value-added telecommunications businesses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations" and "Item 7. Major Shareholders and Related Party Transactions—Related Party Transactions—Arrangements with Consolidated Affiliated Chinese Entities" in our 2015 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangements would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is on the "negative list," the existing VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC state owned enterprises or agencies, or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the "negative list" without market entry clearance may be considered as illegal.

        It is likely that we would not be considered as ultimately controlled by PRC nationals, as our shareholder base is relatively diverse and, to our knowledge, ultimate beneficial owners of our shares who are PRC nationals may not, in the aggregate, control more than 50% of our total voting power as of March 31, 2016. The draft Foreign Investment Law has not taken a position on what actions will be taken with respect to the existing companies with a VIE structure, whether or not these companies are controlled by Chinese parties, while it solicited comments from the public on this point by illustrating several possible options. Under these varied options, a company that has a VIE structure and conducts the business on the "negative list" at the time of enactment of the new Foreign Investment Law has either the option or obligation to disclose its corporate structure to the authorities, while the authorities, after reviewing the ultimate share control structure of the company, may either permit the company to continue maintain the VIE structure (if the company is deemed ultimately controlled by PRC nationals), or require the company to dispose of its businesses and/or VIE structure based on circumstantial considerations. Moreover, it is uncertain whether the air-ticketing, travel agency and value-added telecommunications industries, in which our variable interest entities operate, will be subject to the foreign investment restrictions or prohibitions set forth in the "negative list" to be issued. If the enacted version of the Foreign Investment Law and the final "negative list" mandate further actions, such as MOFCOM market entry clearance or certain restructuring of our corporate structure and operations, to be completed by companies with existing VIE structure like us, we face substantial uncertainties as to whether these actions can be timely completed, or at all, and our business and financial condition may be materially and adversely affected.

        The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

        On September 3, 2016, the Standing Committee of the National People's Congress passed a decision in connection with the revision of the Wholly Foreign-invested Enterprise Law and other three laws, which would be implemented starting on October 1, 2016. According to this decision, formation of an FIE in a sector not subject to special entry administrative measures will be simplified by going through government filing instead of government approval process. The special entry administrative measures will be separately promulgated by the State Council. Subsequently, the MOFCOM published a discussion draft of the proposed Provisional Measures on Filing Administration for Establishment and Change of Foreign-invested Enterprises, which, upon its enactment, aims to implement and elaborate the fling requirement, procedures, supervision and related matters.

Our contractual arrangements with our consolidated affiliated Chinese entities may result in adverse tax consequences to us.

        As a result of our corporate structure and the contractual arrangements between us and our consolidated affiliated Chinese entities, we are effectively subject to the 5% PRC business tax or 6% PRC value-added taxes on both revenues generated by our consolidated affiliated Chinese entities' operations in China and revenues derived from our contractual arrangements with our consolidated affiliated Chinese entities. We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between us and our consolidated affiliated Chinese entities were not made on an arm's-length basis and therefore constitute favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that our consolidated affiliated Chinese entities adjust their taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by increasing our consolidated affiliated Chinese entities' tax expenses without reducing our tax expenses, which could subject our consolidated affiliated Chinese entities to late payment fees and other penalties for underpayment of taxes, and/or result in the loss of the tax benefits available to our subsidiaries in China. The EIT Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its affiliates to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm's-length principles. As a result, our contractual arrangements with our consolidated affiliated Chinese entities may result in adverse tax consequences to us.

Our subsidiaries and consolidated affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

        We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries in China and consulting and other fees paid to us by our consolidated affiliated Chinese entities. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the subsidiaries' registered capital. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries and consolidated affiliated Chinese entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

        Pursuant to the EIT Law and a circular issued by the PRC Ministry of Finance and the SAT, in February 2008, the dividends declared out of the profits earned after January 1, 2008 by an FIE to its immediate holding company outside China are subject to a 10% withholding tax unless such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement, and certain supplementary requirements and procedures stipulated by SAT for such tax treaty are met and observed. Our subsidiaries in China are considered FIEs and are directly held by our subsidiaries in Hong Kong. According to the currently effective tax treaty between China and Hong Kong, dividends payable by an FIE in China to a company in Hong Kong which directly holds at least 25% of the equity interests in the FIE will be subject to a withholding tax of 5%. In February 2009, the SAT issued a new notice, Notice No. 81. According to Notice No. 81, in order to enjoy the preferential treatment on dividend withholding tax rates, an enterprise must be the "beneficial owner" of the relevant dividend income, and no enterprise is entitled to enjoy preferential treatment pursuant to any tax treaties if such enterprise qualifies for such preferential tax rates through any transaction or arrangement, the major purpose of which is to obtain such preferential tax treatment. The tax authority in charge has the right to make adjustments to the applicable tax rates, if it determines that any taxpayer has enjoyed preferential treatment under tax treaties as a result of such transaction or arrangement. In October 2009, the SAT issued another notice on this matter, Notice No. 601, to provide guidance on the criteria for determining whether an enterprise qualifies as the "beneficial owner" of the PRC sourced income for the purpose of obtaining preferential treatment under tax treaties. Pursuant to Notice No. 601, the PRC tax authorities will review and grant tax preferential treatment on a case-by-case basis and adopt the "substance over form" principle in the review. Notice No. 601 specifies that a beneficial owner should generally carry out substantial business activities and own and have control over the income, the assets or other rights generating the income. Therefore, an agent or a conduit company will not be regarded as a beneficial owner of such income. Since the two notices were issued, it has remained unclear how the PRC tax authorities will implement them in practice and to what extent they will affect the dividend withholding tax rates for dividends distributed by our subsidiaries in China to our Hong Kong subsidiaries. If the relevant tax authority determines that our Hong Kong subsidiary is a conduit company and does not qualify as the "beneficial owner" of the dividend income it receives from our PRC subsidiaries, the higher 10% withholding tax rate will apply to such dividends.

        Under the EIT Law, an enterprise established outside of China with its "de facto management body" within China is considered a resident enterprise and will be subject to enterprise income tax at the rate of 25% on its worldwide income. The "de facto management body" is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. If the PRC tax authorities determine that we should be classified as a resident enterprise for PRC tax purposes, our global income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

        Moreover, under the EIT Law, foreign ADS holders that are not PRC resident enterprises may be subject to a 10% withholding tax upon dividends payable by a Chinese entity that is considered as a PRC resident enterprise and gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is considered as income derived from within China. Any such tax would reduce the returns on your investment in our ADSs.

If we exercise the option to acquire equity ownership in our consolidated affiliated Chinese entities, such ownership transfer require approval from or filings with PRC governmental authorities and subject to taxation, which may result in substantial costs to us.

        Pursuant to the relevant contractual arrangements, three of our PRC subsidiaries, Ctrip Travel Information, Ctrip Travel Network, and Wancheng (Shanghai) Travel Agency Co., Ltd., or Wancheng (or their respective designees), each has its respective exclusive right to purchase all or any part of the equity interests in the applicable consolidated affiliated Chinese entities of ours from the respective shareholders of these consolidated affiliated Chinese entities for a price that is the higher of (i) the registered capital of such consolidated affiliated Chinese entities or (ii) another minimum price as permitted by the then applicable PRC laws. Such equity transfers may be subject to approvals from, or filings with, relevant PRC governmental authorities. In addition, the relevant equity transfer price may be subject to review and tax adjustment by the relevant tax authorities. Moreover, the shareholders of our consolidated affiliated Chinese entities, under the circumstances of such equity transfers, will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of the relevant consolidated affiliated Chinese entities. The shareholders of such consolidated affiliated Chinese entities will pay, after deducting such taxes, the remaining amount to Ctrip Travel Information, Ctrip Travel Network or Wancheng, as appropriate under the applicable contractual arrangements. The amount to be received by Ctrip Travel Information, Ctrip Travel Network, and Wancheng may also be subject to enterprise income tax. Any of the aforementioned tax amounts could be substantial.

We face uncertainty with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC resident holding companies.

        We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. According to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation on December 10, 2009, or SAT Circular 698, where a non-resident enterprise transfers the equity interests in a PRC resident enterprise indirectly through a disposition of equity interests in an overseas holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in public securities market), or an Indirect Transfer, the non-resident enterprise, as the seller, may be subject to PRC enterprise income tax of up to 10% of the gains derived from the Indirect Transfer in certain circumstances.

        On February 3, 2015, the SAT issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer, while the other provisions of SAT Circular 698 irrelevant to the Indirect Transfer remain in force. SAT Notice No. 7 introduces a new tax regime that is significantly different from that under SAT Circular 698. It extends the SAT's tax jurisdiction to capture not only the Indirect Transfer as set forth under SAT Circular 698 but also transactions involving indirect transfer of (i) real properties in China and (ii) assets of an "establishment or place" situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee as they are required to make self-assessment on whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

        There is uncertainty as to the application of SAT Circular 698 and SAT Notice No. 7. In the event that non-PRC resident investors were involved in our private equity financing transactions and such transactions were determined by the competent tax authorities as lack of reasonable commercial purposes, we and our non-PRC resident investors may become at risk of being taxed under SAT Circular 698 and SAT Notice No. 7 and may be required to expend costly resources to comply with SAT Circular 698 and SAT Notice No. 7, or to establish a case to be tax exempt under SAT Circular 698 and SAT Notice No. 7, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

        The PRC tax authorities have discretion under SAT Circular 698 and SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 698 and SAT Notice No. 7, our income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

        The majority of our business operations are conducted in mainland China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past decades, that growth may not continue, as evidenced by the slowing of the growth of the Chinese economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, future measures to control the pace of economic growth may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Inflation in China may disrupt our business and have an adverse effect on our financial condition and results of operations.

        The Chinese economy has experienced rapid expansion together with rising rates of inflation. Inflation may erode disposable incomes and consumer spending, which may have an adverse effect on the Chinese economy and lead to a reduction in business and leisure travel as the travel industry is highly sensitive to business and personal discretionary spending levels. This in turn could adversely impact our business, financial condition and results of operations.

Future movements in exchange rates between the U.S. dollar and the RMB may adversely affect the value of our ADSs.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. The conversion of the Renminbi into foreign currencies, including the U.S. dollar, has been based on rates set by the People's Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. As a consequence, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June, 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        The majority of our revenues and costs are denominated in Renminbi, while a portion of our financial assets and our dividend payments are denominated in U.S. dollars. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency risk. Any significant revaluation of the Renminbi or the U.S. dollar may adversely affect our cash flows, earnings and financial position, and the value of, and any dividends payable on, our ADSs. For example, an appreciation of the Renminbi against the U.S. dollar would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. An appreciation of the Renminbi against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar-denominated financial assets into Renminbi, our reporting currency. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

        Because the majority of our revenues are in the form of Renminbi, any restrictions on currency exchange may limit our ability to use revenues generated in Renminbi to fund our business activities outside China or to make dividend payments in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules, as amended, or the Rules. Under the Rules, Renminbi is freely convertible for trade—and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of the State Administration of Foreign Exchange, or SAFE, is obtained. Although the PRC government regulations now allow greater convertibility of Renminbi for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries' capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi, especially with respect to foreign exchange transactions.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents and the grant of employee stock options by overseas-listed companies may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries' ability to distribute profits to us, or otherwise adversely affect us.

        SAFE issued a public notice, or SAFE Circular 75, in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equity interests in any onshore enterprise located in China, referred to in the notice as a "special purpose company." On July 4, 2014, SAFE issued the SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles, or SAFE Circular 37, which has superseded SAFE Circular 75. Under SAFE Circular 75, SAFE Circular 37 and other relevant foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is also required to file or update the registration with the local branch of SAFE, with respect to that offshore company for any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or the creation of any security interest. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

        We have notified holders of ordinary shares of our company who we know are PRC residents to register with the local SAFE branch as required under the applicable foreign exchange regulations. The failure or inability of our shareholders resident in China to comply with the registration procedures set forth therein may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to our company or otherwise adversely affect our business.

        On February 15, 2012, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Administration for Domestic Individuals Participating in an Employees Share Incentive Plan of an Overseas-Listed Company (which is replacing the old circular, "Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in an Employee Stock Holding Plan or Stock Option Plan of an Overseas-Listed Company", of 2007), or the new Share Incentive Rule. Under the new Share Incentive Rule, PRC resident individuals who participate in a share incentive plan of an overseas publicly listed company are required to register with SAFE and complete certain other procedures. All such participants need to retain a PRC agent through PRC subsidiary to register with SAFE and handle foreign exchange matters such as opening accounts, transferring and settlement of the relevant proceeds. The new Share Incentive Rule further requires that an offshore agent should also be designated to handle matters in connection with the exercise or sale of share options and proceeds transferring for the share incentive plan participants. We and our PRC employees who have been granted stock options are subject to the Share Incentive Rule. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions.

Uncertainties with respect to the PRC legal system could adversely affect us.

        We conduct our business primarily through our wholly owned subsidiaries incorporated in China. Our subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign owned enterprises. In addition, we depend on several consolidated affiliated Chinese entities in China to honor their service agreements with us. Almost all of these agreements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in China. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit remedies available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. If we and our consolidated affiliated Chinese entities are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including restructuring. See "—Risks Related to Our Corporate Structure—PRC laws and regulations restrict foreign investment in the air-ticketing, travel agency and value-added telecommunications businesses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations." and "Risks Related to Our Corporate Structure—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations."

Implementation of laws and regulations relating to data privacy in China could adversely affect our business.

        Certain data and services collected, provided or used by us or provided to and used by us or our users are currently subject to regulation in certain jurisdictions, including China. The PRC Constitution states that PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such basic rights, and the PRC Contract Law prohibits contracting parties from disclosing or misusing the trade secrets of the other party. Further, companies or their employees who illegally trade or disclose customer data may face criminal charges. Although the definition and scope of "privacy" and "trade secret" remain relatively ambiguous under PRC law, growing concerns about individual privacy and the collection, distribution and use of information about individuals have led to national and local regulations that could increase our expenses.

        In December 2012, the Standing Committee of the National People's Congress enacted the Decision to Enhance the Protection of Network Information, or the Information Protection Decision, to further enhance the protection of users' personal information in electronic form. The Information Protection Decision provides that Internet information services providers must expressly inform their users of the purpose, manner and scope of the collection and use of users' personal information by Internet information services providers, publish the Internet information services providers standards for their collection and use of users' personal information, and collect and use users' personal information only with the consent of the users and only within the scope of such consent. The Information Protection Decision also mandates that Internet information services providers and their employees keep users' personal information that they collect strictly confidential, and that they must take such technical and other measures as are necessary to safeguard the information against disclosure, damages and loss. Pursuant to the Order for the Protection of Telecommunication and Internet User Personal Information issued by China's Ministry of Industry and Information Technology (formerly known as the Ministry of Information Industry), or the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. Compliance with current regulations and regulations that may come into effect in these areas may increase our expenses related to regulatory compliance, which could have an adverse effect on our financial condition and operating results.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of any securities to make loans or additional capital contributions to our PRC operating subsidiaries.

        In September 2012, we completed an offering of US$180 million in aggregate principal amount of 0.5% convertible senior notes due 2017, or the 2017 notes. In October 2013, we completed another offering of US$800 million in aggregate principal amount of 1.25% convertible senior notes due 2018, or the 2018 notes. In August 2014, in May 2015 and in December 2015, we issued US$500 million in aggregate principal amount of 1.00% convertible notes due 2019, or the Priceline 2019 notes, US$250 million in aggregate principal amount of 1.00% convertible notes due 2020, or the Priceline 2020 notes, and US$500 million in aggregate principal amount of 2.00% convertible notes due 2025, or the Priceline 2025 notes, respectively, to Priceline Group Treasury Company B.V., an indirect wholly owned subsidiary of The Priceline Group Inc.. In June 2015, we completed an offering of US$700 million in aggregate principal amount of 1.00% convertible senior notes due 2020, or the 2020 notes, and US$400 million in aggregate principal amount of 1.99% convertible senior notes due 2025, or the 2025 notes. In December 2015, we issued US$500 million in aggregate principal amount of 2.00% convertible notes due 2025, or the Hillhouse 2025 notes, to Gaoling Fund, L.P. and YHG Investment, L.P., or collectively, Hillhouse, in addition to the aforementioned issuance to Priceline. As an offshore holding company, our ability to make loans or additional capital contributions to our PRC operating subsidiaries is subject to PRC regulations and approvals and there are restrictions for us to make loans to our consolidated affiliated Chinese entities. These regulations and approvals may delay or prevent us from using the proceeds we received in the past or will receive in the future from the offerings of securities to make loans or additional capital contributions to our PRC operating subsidiaries and our consolidated affiliated Chinese entities, and impair our ability to fund and expand our business which may adversely affect our business, financial condition and result of operations.

        For example, on March 3, 2015, the SAFE promulgated a Circular on the Reforming of Administrative Methods Regarding the Foreign Exchange Capital Settlement of Foreign- Invested Companies, or Circular 19, which became effective on June 1, 2015 and replaced Circular 142. Originally, pursuant to Circular 142, the registered capital of a foreign invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC, and foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans. Although Circular 19 restates certain restrictions on the use of investment capital denominated in foreign currency by foreign invested companies, it specifies that the registered capital of a foreign-invested company, denominated in foreign currency, can be converted into RMB at the discretion of such foreign- invested company and can be used for equity investment in the PRC subject to the invested company's filing of a reinvestment registration with the relevant local SAFE. On June 9, 2016, SAFE issued the Circular on Reforming and Regulating the Administrative Policy of the Settlement under Capital Accounts, or Circular 16, which became effective on the same date. Although Circular 16 further extends the reform to cover foreign currency income under capital account, including capital, foreign debt and proceeds from offshore offering and listing, an FIE's foreign currency income and such income settled in RMB under the capital account cannot be used directly and indirectly for any purposes out of the FIE's business scope or in areas prohibited by laws and regulations. However, since Circular 19 and Circular 16 are newly issued, their interpretation and enforcement involve significant uncertainty.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from this offering, the Concurrent Shares Private Placements, the concurrent offering of convertible notes and the Concurrent Notes Private Placement, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We have attempted to comply with the PRC government regulations regarding licensing requirements by entering into a series of agreements with our consolidated affiliated Chinese entities. If the PRC laws and regulations change, our business in China may be adversely affected.

        To comply with the PRC government regulations regarding licensing requirements, we have entered into a series of agreements with our consolidated affiliated Chinese entities to exert our operational control over them and secure consulting fees and other payments from them. Although we have been advised by our PRC counsel, Commerce & Finance Law Offices, that our contractual arrangements with our consolidated affiliated Chinese entities, as described in this prospectus supplement, are valid under current PRC law and regulations, as there is substantial uncertainty regarding the interpretation and application of PRC laws and regulations, we cannot assure you that the PRC government would agree with our counsels' position or that we will not be required to restructure our organizational structure and operations in China to comply with changing and new PRC laws and regulations. Restructuring of our operations may result in disruption of our business, diversion of management attention and the incurrence of substantial costs. See "—Risks Related to Our Corporate Structure—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations."

The continued growth of the Chinese Internet market depends on the establishment of an adequate telecommunications infrastructure.

        Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through state-owned telecommunication operations under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China connect to the Internet through government-controlled international gateways. These international gateways are the only channels through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure, primarily China Telecom and China Unicom, to provide data communications capacity. Although the government has announced plans to aggressively develop the national information infrastructure, we cannot assure you that this infrastructure will be developed. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

        In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. Furthermore, if internet access fees or other charges to internet users increase, some users may be prevented from accessing the mobile internet and thus cause the growth of mobile internet users to decelerate. Such deceleration may adversely affect our ability to continue to expand our user base and maintain our user experience.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the

United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the applicable professional standards. Because our auditor is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by PCAOB.

        Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to regularly evaluate the effectiveness of our auditor's audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Proceedings instituted by the SEC against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In December 2012, the SEC brought administrative proceedings against the Big Four accounting firms, including our independent registered public accounting firm, in China, alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC for potential accounting fraud. On January 22, 2014, an initial administrative law decision, or Initial Decision, was issued, censuring these accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. The accounting firms filed a Petition for Review of the Initial Decision to the SEC. On February 6, 2015, the Big Four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms' audit documents via the China Securities Regulatory Commission, or the CSRC. If future document productions fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. While we cannot predict if the SEC will further review the four China-based accounting firms' compliance with specified criteria or if the results of such a review would result in the SEC imposing penalties such as suspensions or restarting the administrative proceedings, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our common stock from NASDAQ or the termination of the registration of our common stock under the Securities Exchange Act of 1934, or both, which would substantially reduce or effectively terminate the trading of our common stock in the United States.

Risks Related to this Offering and Our Ordinary Shares and ADSs

The future sales of a substantial number of ADSs in the public market could adversely affect the price of the ADSs.

        In the future, we may sell additional ADSs to raise capital, and our existing shareholders could sell substantial amounts of the ADSs, including those issued upon the exercise of outstanding options, in the public market. We cannot predict the size of such future issuance or the effect, if any, that they may have on the market price of the ADSs. Any future sales of a substantial number of the ADSs in the public market, or the perception that such issuance and sale may occur, could adversely affect the price of the ADSs and impair our ability to raise capital through the sale of additional equity securities.

Our management has broad discretion over the use of proceeds from this offering and the Concurrent Shares Private Placements.

        Our management will have significant discretion in applying the net proceeds that we receive from this offering and the Concurrent Shares Private Placements. Although we intend to use the net proceeds from this offering and the Concurrent Shares Private Placements for organic growth of our business, acquisitions of and investments in complementary businesses and assets, and other general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. The net proceeds from this offering and the Concurrent Shares Private Placements may be used in a manner that does not generate favorable returns. In addition, if we use all or a portion of the net proceeds for future acquisitions, there can be no assurance that we could successfully integrate any such acquisition into our operations or that the acquired entity or business would perform as expected.

Provisions of our convertible notes could discourage an acquisition of us by a third party.

        As of June 30, 2016, the aggregate principal amount of our outstanding convertible notes was RMB24.5 billion (US$3.7 billion). In addition, we are offering US$750 million principal amount of our                        % convertible senior notes due 2022. Certain provisions of our convertible notes could make it more difficult or more expensive for a third party to acquire us. The indentures for these convertible notes define a "fundamental change" to include, among other things: (1) any person or group gaining control of our company; (2) our company merging with or into another company or disposing of substantially all of its assets; (3) any recapitalization, reclassification or change of our ordinary shares or the ADSs as a result of which these securities would be converted into, or exchanged for, stock, other securities, other property or assets; (4) the adoption of any plan relating to the dissolution or liquidation of our company; or (5) our ADSs ceasing to be listed on a major U.S. national securities exchange in certain circumstances, subject to certain exceptions where the applicable consideration comprises U.S.-listed common equity or ADSs. Upon the occurrence of a fundamental change, holders of these notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of US$1,000. In the event of a fundamental change, we may also be required to issue additional ADSs upon conversion of our convertible notes.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ corporate governance listing standards.

        As a Cayman Islands company listed on the NASDAQ, we are subject to the NASDAQ corporate governance listing standards. However, NASDAQ rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ corporate governance listing standards. As we have chosen, or may from time to time to choose, to follow home country practice exemptions with respect to certain corporate matters such as the requirement of majority independent directors on our board of directors, our shareholders may be afforded less protection than they otherwise would under the NASDAQ corporate governance listing standards applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

        Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2013 Revision) and common law of the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States. Therefore, our public shareholders may have more difficulties in protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Your ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, may be limited because we are incorporated in the Cayman Islands, and because we conduct the majority of our operations in China and because the majority of our directors and officers reside outside of the United States.

        We are incorporated in the Cayman Islands, and we conduct the majority of our operations in China through our wholly owned subsidiaries and several consolidated affiliated Chinese entities in China. Most of our directors and officers reside outside of the United States and most of the assets of those persons are located outside of the United States. As a result, it may be difficult for you to bring an action in the United States upon these persons. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands or China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the ordinary shares represented by your ADSs are voted.

        As a holder of ADSs, you will not have any right to attend general meetings of our shareholders or to cast any votes directly at such meetings. You will only be able to exercise the voting rights which attach to the underlying ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as the registered holder of the underlying ordinary shares which are represented by your ADSs. Upon receipt of your voting instructions, the depositary will endeavor to vote the underlying ordinary shares in accordance with your instructions. You will not be able to directly exercise any right to vote with respect to the underlying shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our memorandum and articles of association, the minimum notice period required to be given by our company to our registered shareholders for convening a general meeting is 7 days. When a general meeting is convened, you may not receive sufficient advance notice to enable you to withdraw the underlying shares represented by your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you attend the general meeting and to vote directly with respect to any specific matter or resolution which is to be considered and voted upon at the general meeting. In addition, under our memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying shares which are represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will endeavor to notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying shares which are represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to direct the voting of the underlying shares which are represented by your ADSs and there may be nothing you can do if the shares underlying your ADSs are not voted as you requested.

        Under our deposit agreement, the depositary will give us a discretionary proxy to vote the ordinary shares underlying your ADSs at shareholders' meetings if you do not vote, unless we have instructed the depositary that we do not wish a discretionary proxy to be given or any of the other situations specified under the deposit agreement takes place. The effect of this discretionary proxy is that you cannot prevent ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make these rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may not receive distributions on ordinary shares or any value for them if it is illegal or impractical to make them available to you.

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to register ADSs, ordinary shares, rights or other securities under U.S. securities laws. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Provisions of our shareholder rights plan could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our shareholders.

        In November 2007, we adopted a shareholder rights plan, which was subsequently amended. See also "Description of Share Capital—Shareholder Rights Plan" in the accompanying prospectus. Although the rights plan will not prevent a takeover, it is intended to encourage anyone seeking to acquire our company to negotiate with our board of directors prior to attempting a takeover by potentially significantly diluting an acquirer's ownership interest in our outstanding shares. The existence of the rights plan may also discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the ADSs.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences for U.S. Holders.

        Based on the market price of the ADSs and our ordinary shares, the value of our assets, and the composition of our assets and income, we do not believe that we were a passive foreign investment company (a "PFIC") for United States federal income tax purposes for our taxable year ended December 31, 2015. Although it is not certain, our current expectation is that we will not be a PFIC for our taxable year ending December 31, 2016. The application of the PFIC rules is subject to ambiguity in several respects and, in addition, we must make annual separate determination each year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you of our PFIC status for our current taxable year ending December 31, 2016 or for any future taxable year.

        A non-U.S. corporation will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce, or are held for the production of, passive income. The value of our assets generally will be determined by reference to the market price of the ADSs and ordinary shares, which may fluctuate considerably. If we were treated as a PFIC for any taxable year during which a U.S. Holder held an ADS or an ordinary share, certain adverse United States federal income tax consequences could apply to the U.S. Holder (as defined herein). For a more detailed discussion of United States federal income tax consequences to U.S. Holders, see "Item 10. Additional Information—Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules" in our 2015 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering and the Concurrent Shares Private Placements will be approximately US$1,180 million (or approximately US$1,338 million assuming the underwriters exercises their option to purchase up to an additional 3,375,000 ADSs in full), after deducting underwriting commissions and fees and the estimated offering expenses payable by us. We intend to use the estimated net proceeds from this offering and the Concurrent Shares Private Placements for organic growth of our business, acquisitions of and investments in complementary businesses and assets, and other general corporate purposes.

        In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of any securities to make loans or additional capital contributions to our PRC operating subsidiaries."

        The foregoing represents our current intentions to use and allocate the net proceeds of this offering and the Concurrent Shares Private Placements based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering and the Concurrent Shares Private Placements. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering and the Concurrent Shares Private Placements differently than as described in this prospectus supplement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations for the six months ended June 30, 2016 in conjunction with the unaudited condensed consolidated financial statements and the notes thereto for the same period included in Exhibit 99.1 to our current report furnished to the SEC on September 6, 2016, which are incorporated by reference in in this prospectus supplement, and the section titled "Operating and Financial Review and Prospects" in our 2015 Annual Report, which is incorporated by reference. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk factors" or in other parts of this prospectus supplement. All references to "we," "us," "our company," "our" and Ctrip in this section, insofar as such references are specifically related to discussion and analysis of our financial results for the six months ended and as of June 30, 2016, also include Qunar, its subsidiaries and its consolidated affiliated Chinese entities, due to our consolidation of the financial results of Qunar starting from December 31, 2015. See also "Prospectus Supplement Summary—Transactions Involving Qunar Securities."

Key Performance Indicators

  Revenues

        Revenue composition and sources of revenue growth.    In the first six months of 2016, we generated total revenues of RMB8.9 billion (US$1.3 billion).

        We generate our revenues primarily from the accommodation reservation and transportation ticketing businesses. The table below sets forth the revenues from our principal lines of business for the periods indicated, both in absolute amounts and as percentages of our total revenues.

	For the year ended December 31,							For the six months ended June 30,
	2013		2014		2015			2015		2016
(in thousands, except percentages)	RMB	%	RMB	%	RMB	US$(3)%		RMB	%	RMB	US$(4)%
Revenues:
Accommodation reservation(1)	2,214,171	39	3,201,427	41	4,616,649	712,688	40	2,056,221	40	3,389,849	510,066	38
Transportation Ticketing(2)	2,161,784	38	2,950,072	38	4,453,886	687,561	39	2,000,458	39	3,952,430	594,717	44
Packaged-tour	935,685	16	1,055,369	14	1,667,945	257,486	15	725,286	14	1,030,427	155,047	12
Corporate travel	266,989	5	373,407	5	473,245	73,057	4	213,460	4	262,728	39,532	3
Others	138,389	2	192,282	2	285,221	44,031	2	113,366	3	306,100	46,059	3
Total revenues	5,717,018	100	7,772,557	100	11,496,946	1,774,823	100	5,108,791	100	8,941,534	1,345,421	100

(1)
Accommodation reservation revenues mainly represent revenues from reservations of hotels, hostels, vacation rentals and other accommodation-related services.

(2)
Transportation ticketing services revenues mainly represent revenues from reservations of air tickets, railway tickets and other transportation related services.

(3)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.4778 to US$1.00 as of December 31, 2015. See "Exchange Rate Information."

(4)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.6459 to US$1.00 as of June 30, 2016. See "Exchange Rate Information."

        We present a majority of our revenues on a net basis. Revenues are recognized at gross amounts received from customers in cases where we undertake the majority of the business risks and acts as principal related to the services provided. The amount of revenues recognized at gross basis was immaterial during the six-month periods ended June 30, 2015 and 2016, respectively.

        PRC laws and regulations impose substantial restrictions on foreign ownership of air-ticketing, travel agency, advertising and value-added telecommunications businesses in China. Therefore, we conduct part of our transportation ticketing and packaged-tour businesses through our consolidated affiliated Chinese entities. Historically, we generated a portion of our revenues from fees we charge these entities.

        Accommodation reservation.    Revenues from our accommodation reservation business have been our primary source of revenues since our inception. Revenues from our accommodation reservation business have increased from RMB2.1 billion in the first six months of 2015 to RMB3.4 billion (US$510 million) in the first six months of 2016, representing 40% and 38% of our total revenues in the respective periods.

        We generate our accommodation reservation revenues primarily through commissions from hotels. We recognize revenues when we receive confirmation from a hotel that a customer who booked the hotel through us has completed the stay at the applicable hotel and upon confirmation of the commissions amount by the hotel. While we generally agree in advance on fixed commissions with a particular hotel, we also enter into a commission arrangement with many of our hotel suppliers that we refer to as the "ratchet system." Under the ratchet system, our commission per room night for a given hotel increases for the month if we sell in excess of a pre-agreed number of room nights with such hotel within the month.

        Transportation ticketing.    Transportation ticketing revenues mainly represent revenues from reservations of air tickets, railway tickets and other related services. Revenues from our transportation ticketing business have increased from RMB2 billion in the first six months of 2015 to RMB4 billion (US$595 million) in the first six months of 2016, representing 39% and 44% of our total revenues in the respective periods.

        We conduct our transportation ticketing business through our consolidated affiliated Chinese entities, as well as a network of independent transportation ticketing service companies. Commissions from transportation ticketing services rendered are recognized after transportation tickets are issued.

        Packaged-tour.    Revenues from our packaged-tour business have increased from RMB725 million in the first six months of 2015 to RMB1 billion (US$155 million) in the first six months of 2016, representing 14% and 12% of our total revenues in the respective periods.

        Commissions from packaged-tour services rendered are recognized after the packaged-tour services are rendered and collections are reasonably assured. We conduct our packaged-tour business mainly through our consolidated affiliated Chinese entities, which bundle the packaged-tour products and receive referral fees from different travel suppliers for different components and services of the packaged tours sold through our transaction and service platform. Referral fees are recognized as revenues after the packaged-tour services are rendered.

        Corporate travel.    Corporate travel revenues primarily include commissions from transportation ticket booking, accommodation reservation and packaged-tour services rendered to corporate clients. Revenues from our corporate travel services have increased from RMB213 million in the first six months of 2015 to RMB263 million (US$40 million) in the first six months of 2016, representing 4% and 3% of our total revenues in the respective periods.

        Other products and services.    Other products and services primarily consist of online advertising services, the sale of Property Management System ("PMS") and related maintenance service. We place our customers' advertisements on our apps and websites. We conduct the advertising business through Ctrip Commerce, and we recognize revenues when Ctrip Commerce renders advertising services. We conduct PMS sale and maintenance business through JointWisdom, one of our subsidiaries. The sale of PMS is recognized upon customer's acceptance. Maintenance service revenue is recognized ratably over the term of the maintenance contract on a straight-line basis.

  Cost of Revenues

        Cost of revenues are costs directly attributable to rendering our revenues, which consist primarily of payroll compensation of customer service center personnel, payments to travel suppliers, credit card service fee, telecommunication expenses, and other direct expenses incurred in connection with our transaction and service platform.

        Cost of revenues accounted for 30% and 28% of our net revenues for the six-month period ended June 30, 2015 and the six-month period ended June 30, 2016, respectively. We believe our relatively low ratio of cost of revenues to revenues is primarily due to high efficiency of our customer service system. Our cost efficiency was further enhanced by our mobile operations, which require significantly fewer service staff to operate and maintain. The decrease of percentage of cost of revenues over net revenues was largely due to enhanced efficiency of our customer service.

  Operating Expenses

        Operating expenses consist primarily of product development expenses, sales and marketing expenses, and general and administrative expenses, all of which include share-based compensation expense. In the first six months of 2015 and 2016, we recorded RMB312 million and RMB2.4 billion (US$363 million) of share-based compensation expense, respectively. The increase is primarily due to the share incentives granted in 2016 as well as the consolidation of Qunar's financial results since December 31, 2015. Share-based compensation expense is included in the same income statement category as the cash compensation paid to the recipient of the share-based award.

        Product development expenses primarily include expenses we incur to develop our travel suppliers network and expenses we incur to maintain, monitor and upgrade our transaction and service platform. Product development expenses accounted for 33% and 48% of our net revenues in the first six months of 2015 and 2016, respectively. This increase was primarily due to an increase in share-based compensation charges as a result of the share incentives granted in 2016 and our consolidation of Qunar's financial results since December 31, 2015. In the first six months of 2016, we continued to increase our spending on product development to increase operational efficiency in order to capture business opportunities in new products and services as well as in new markets.

        Sales and marketing expenses primarily comprise of payroll compensation and benefits attributable to our sales and marketing personnel, advertising expenses, and other related marketing and promotion related expenses. Our sales and marketing expenses accounted for 29% and 34% of our net revenues in the first six months of 2015 and 2016, respectively. The increase of sales and marketing expenses as a percentage of net revenues in the first six months of 2016 was primarily due to an increase in share-based compensation charges as a result of the share incentive awards granted in 2016.

        General and administrative expenses consist primarily of payroll compensation, benefits and travel expenses attributable to our administrative staff, professional service fees, as well as administrative office expenses. Our general and administrative expenses accounted for 11% and 17% of our net revenues in the first six months of 2015 and 2016, respectively. The increase of general and administrative expenses as a percentage of net revenues in the first six months of 2016 was primarily due to an increase in share-based compensation charges as a result of the share incentive awards granted in 2016.

Results of Operations

        The following table sets forth a summary of our consolidated statements of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues:

	For the year ended December 31,							For the six months ended June 30,
	2013		2014		2015			2015		2016
(in thousands, except share, per share and per ADS data)	RMB	%	RMB	%	RMB	US$(2)%		RMB	%	RMB	US$(3)%
Consolidated statement of operation data
Net revenues:	5,386,746	100	7,346,918	100	10,897,568	1,682,295	100	4,841,912	100	8,589,291	1,292,419	100
Cost of revenues	(1,386,767)	(26)	(2,100,606)	(29)	(3,043,440)	(469,827)	(28)	(1,434,625)	(30)	(2,369,093)	(356,474)	(28)
Gross profit	3,999,979	74	5,246,312	71	7,854,128	1,212,468	72	3,407,287	70	6,220,198	935,945	72
Operating expenses
Product development(1)	(1,245,719)	(23)	(2,321,349)	(32)	(3,296,693)	(508,922)	(30)	(1,604,950)	(33)	(4,120,679)	(620,033)	(48)
Sales and marketing(1)	(1,269,413)	(24)	(2,214,210)	(30)	(3,087,990)	(476,704)	(28)	(1,401,224)	(29)	(2,883,508)	(433,878)	(34)
General and administrative(1)	(646,405)	(12)	(861,551)	(11)	(1,088,402)	(168,019)	(10)	(520,496)	(11)	(1,439,300)	(216,570)	(17)
Total operating expenses:	(3,161,537)	(59)	(5,397,110)	(73)	(7,473,085)	(1,153,645)	(69)	(3,526,670)	(73)	(8,443,487)	(1,270,481)	(99)
Income/(loss) from operations	838,442	15	(150,798)	(2)	381,043	58,823	3	(119,383)	(3)	(2,223,289)	(334,536)	(27)
Net interest income and other income/(loss)(5)	305,554	6	186,050	3	2,624,321	405,125	24	83,507	2	308.256	46,383	3
Income/(loss) before income tax expense equity in income of affiliates and noncontrolling interest	1,143,996	21	35.252	0	3,005,364	463,948	28	(35,876)	(1)	(1,915,033)	(288,153)	(24)
Income tax expense	(293,740)	(5)	(130,821)	(2)	(470,188)	(72,585)	(4)	(37,612)	(1)	(146,516)	(22,046)	(2)
Equity in income/(loss) of affiliates	56,147	1	187,191	3	(135,781)	(20,960)	(1)	(11,088)	0	(207,568)	(31,232)	(2)
Net income/(loss)	906,403	17	91,622	1	2,399,395	370,403	22	(84,576)	(2)	(2,269,117)	(341,431)	(28)
Less: Net loss attributable to noncontrolling interests	91,917	2	151,117	2	108,261	16,712	1	101,369	2	169,179	25,456	2
Net income/(loss) attributable to Ctrip's shareholders	998,320	19	242,739	3	2,507,656	387,115	23	16,793	0	(2,099,938)	(315,975)	(26)
Earnings per ordinary share data:
Net income/(loss) attributable to Ctrip's shareholders	998,320		242,739		2,507,656	387,115		16,793		(2,099,938)	(315,975)
Earnings per ordinary share(4), basic	30.34		7.08		66.34	10.24		0.47		(36.74)	(5.53)
Earnings per ordinary share(4), diluted	26.63		6.35		56.85	8.78		0.43		(36.74)	(5.53)
Earnings per ADS, basic	3.79		0.88		8.29	1.28		0.06		(4.59)	(0.69)
Earnings per ADS,diluted	3.33		0.79		7.11	1.10		0.05		(4.59)	(0.69)

(1)
Share-based compensation expenses are included in the consolidated statement of operations data as follows:

	For the year ended December 31,							For the six months ended June 30,
	2013		2014		2015			2015		2016
(in thousands)	RMB	%	RMB	%	RMB	US$(2)%		RMB	%	RMB	US$(3)%
Product development:	(138,668)	(3)	(184,665)	(3)	(291,643)	(45,022)	(3)	(141,014)	(3)	(1,416,829)	(213,188)	(16)
Sales and marketing	(49,105)	(1)	(54,392)	(1)	(65,574)	(10,123)	(1)	(33,824)	(1)	(253,482)	(38,141)	(3)
General and administrative	(250,157)	(5)	(257,587)	(4)	(285,379)	(44,055)	(3)	(137,167)	(3)	(743,365)	(111,853)	(9)
(2)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.4778 to US$1.00 as of December 31, 2015. See "Exchange Rate Information."

(3)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.6459 to US$1.00 as of June 30, 2016. See "Exchange Rate Information."

(4)
Each ADS represents 0.125 of an ordinary share.

(5)
In 2015, a gain of RMB2.3 billion (US$350 million) was recognized in the other income for the deconsolidation of Tujia which was once our subsidiary. Please refer to footnote 8 of our consolidated financial statements incorporated in this prospectus supplement by reference to our 2015 Annual Report.

  Results of operations for the six months ended June 30, 2015 and 2016

  Revenues

        Total revenues were RMB8.9 billion (US$1.3 billion) in the six months ended June 30, 2016, representing a 75% increase from RMB5.1 billion in the same period in 2015.

        Accommodation reservation.    Revenues from our accommodation reservation business were RMB3.4 billion (US$510 million) for the six months ended June 30, 2016, representing a 65% increase from RMB2.1 billion in the same period in 2015, primarily driven by an increase in accommodation reservation volume and the consolidation of Qunar's financial results since December 31, 2015.

        Transportation ticking.    Revenues from our transportation ticketing business were RMB4 billion (US$595 million) for the six months ended June 30, 2016, representing a 98% increase over RMB2 billion in the same period in 2015, primarily driven by an increase in ticketing volume and the consolidation of Qunar's financial results since December 31, 2015.

        Packaged-tour.    Revenues from packaged tours were RMB1 billion (US$155 million) in the six months ended June 30, 2016, representing a 42% increase over RMB725 million in the same period in 2015, primarily driven by an increase in volume growth of organized tours and self-guided tours and the consolidation of Qunar's financial results since December 31, 2015.

        Corporate travel.    Revenues from corporate travel were RMB263 million (US$40 million) in the six months ended June 30, 2016, representing a 23% increase over RMB213 million in the same period in 2015. The increase was primarily driven by increased corporate travel demand from business activities.

        Other businesses.    Revenues from other businesses were RMB306 million (US$46 million) in the six months ended June 30, 2016, representing a 170% increase over RMB113 million in the same period in 2015. The increase was primarily due to increased revenues from advertising services and the consolidation of Qunar's financial results since December 31, 2015.

  Business Tax and Related Surcharges

        Our business tax and related surcharges were RMB352 million (US$53 million) for the six months ended June 30, 2016, representing a 32% increase from RMB267 million in the six months ended June 30, 2015, as a result of the increase in revenues in all of our business lines, offset by the effect of transformation of business taxes to value-added taxes in the PRC.

  Cost of Revenues

        Cost of revenues were RMB2.4 billion (US$356 million) in the six months ended June 30, 2016, representing a 65% increase from RMB1.4 billion in the six months ended June 30, 2015, primarily due to increased cost associated with the expansion of our accommodation reservation business and the rapid growth of our packaged-tour and ticketing business, as well as the consolidation of Qunar's financial results since December 31, 2015.

  Operating Expenses

        Operating expenses include product development expenses, sales and marketing expenses and general and administrative expenses.

        Product development.    Product development expenses for the six months ended June 30, 2016 were RMB4.1 billion (US$620 million), representing a 157% increase from RMB1.6 billion in the six months ended June 30, 2015, primarily due to an increase in share-based compensation charges as a result of the share incentives granted in 2016 as well as the consolidation of Qunar's financial results since December 31, 2015.

        Sales and marketing.    Sales and marketing expenses for the six months ended June 30, 2016 were RMB2.9 billion (US$434 million), representing a 106% increase from RMB1.4 billion in the six months ended June 30, 2015, primarily due to an increase in share-based compensation charges as a result of the share incentives granted in 2016 as well as the consolidation of Qunar's financial results since December 31, 2015.

        General and administrative.    General and administrative expenses for the six months ended June 30, 2016 were RMB1.4 billion (US$217 million), representing a 177% increase from RMB520 million in the six months ended June 30, 2015, primarily due to an increase in share-based compensation charges as a result of the share incentives granted in 2016 as well as the consolidation of Qunar's financial results since December 31, 2015.

  Equity in Loss of Affiliates

        Equity in loss of affiliates was RMB208 million (US$31 million) in the six months ended June 30, 2016, representing an increase of 1772% compared with RMB11 million in the six months ended June 30, 2015, primarily due to the equity pick-up of loss of eLong, which became our affiliate in May 2015, in the amount of RMB158 million.

  Interest Income

        Interest income increased by 72% to RMB342 million (US$51 million) in the six months ended June 30, 2016 from RMB199 million in the six months ended June 30, 2015, primarily due to the increased cash generated from financing activities in the second half year of 2015.

  Interest Expense

        Interest expense increased by 187% to RMB321 million (US$48 million) in the six months ended June 30, 2016 from RMB112 million in the six months ended June 30, 2015, primarily due to an increase of the loan facilities and the issuance of the Priceline 2020 notes, the 2020 notes and the 2025 notes.

  Other Income/Expense

        Other income amounted to RMB288 million (US$43 million) in the six months ended June 30, 2016, compared to other expense amounted to RMB4 million in the six months ended June 30, 2015, primarily attributable to the gain from the disposals of certain investments or RMB282 million (US$42 million) in 2016.

  Income Tax Expense

        Income tax expense in the six months ended June 30, 2016 was RMB147 million (US$22million), representing a 290% increase compared with RMB38 million in the six months ended June 30, 2015. The effective income tax rate in the six months ended June 30, 2016 was –8%, compared to –105% in the six months ended June 30, 2015, primarily due to the change of non-deductible share-based compensation expenses as well as the valuation allowance during the periods.

  Net Loss

        Net loss increased by 2683% to RMB2.1 billion (US$316 million) in the six months ended June 30, 2016 from RMB17 million in the six months ended June 30, 2015. For the six months ended June 30, 2016, the consolidation of Qunar contributed RMB1.8 billion to our net loss.

Liquidity and Capital Resources

        The following table presents a summary of our consolidated balance sheet data as of December 31, 2013, 2014 and 2015, and June 30, 2016:

	As of December 31,				As of June 30,
	2013	2014	2015		2016
(in thousands)	RMB	RMB	RMB	US$(1)	RMB	US$(2)
Consolidated balance sheet data
Cash and cash equivalents	7,138,345	5,300,888	19,215,675	2,966,389	10,116,921	1,522,280
Restricted cash	739,544	836,395	2,286,883	353,034	2,417,448	363,750
Short-term investments	3,635,091	6,438,855	8,235,786	1,271,386	5,443,944	819,143
Accounts receivable, net	1,518,230	1,826,766	3,150,768	486,395	3,658,078	550,426
Prepayments and other current assets	1,237,531	2,480,276	7,711,756	1,190,490	7,509,379	1,129,927
Deferred tax assets, current	96,980	193,503	—	—	—	—
Non-current assets	6,324,938	14,132,842	78,241,724	12,078,441	83,067,031	12,498,989
Total assets	20,690,659	31,209,525	118,842,592	18,346,135	112,212,801	16,884,515
Short-term borrowings	774,599	3,132,061	4,544,820	944,301	5,784,079	870,323
Other current liabilities	5,593,409	9,582,642	29,121,275	4,252,849	23,867,445	3,591,304
Other non-current liabilities	5,592,565	8,117,095	21,491,569	3,317,726	22,876,012	3,442,123
Total Ctrip's shareholders' equity	8,530,396	9,529,179	44,550,730	6,877,448	56,078,228	8,438,019
Noncontrolling interests	199,690	848,548	19,134,198	2,953,811	3,607,037	542,746
Total shareholder's equity	8,730,086	10,377,727	63,684,928	9,831,259	59,685,265	8,980,765

(1)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.4778 to US$1.00 as of December 31, 2015. See "Exchange Rate Information."

(2)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.6459 to US$1.00 as of June 30, 2016. See "Exchange Rate Information."

        As of June 30, 2016, our primary source of liquidity was RMB15.6 billion (US$2.3 billion) of cash, cash equivalents and short-term investment, which include cash generated from operating activities, short-term borrowings from third-party lenders, as well as the proceeds we received from our offerings of convertible senior notes. Our cash and cash equivalents consist of cash on hand and liquid investments which are unrestricted as to withdrawal or use. Except as disclosed in this prospectus supplement, we have no outstanding bank loans or financial guarantees or similar commitments to guarantee the payment obligations of third parties. We believe that our cash and cash equivalents, our anticipated cash flow from operations, our credit facilities and proceeds from our financing activities will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we decide to pursue additional opportunities for investments or acquisitions.

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,				For the six months ended June 30,
	2013	2014	2015		2015	2016
(in thousands)	RMB	RMB	RMB	US$(1)	RMB	RMB	US$(2)
Net cash provided by/(used in) operating activities	2,452,827	1,958,604	3,048,810	470,655	1,442,305	(134,570)	(20,249)
Net cash used in investing activities	(4,086,144)	(9,366,411)	(4,426,581)	(683,346)	(4,410,822)	(1,773,046)	(266,788)
Net cash provided by /(used in) financing activities	5,315,975	5,422,195	15,233,586	2,351,660	10,624,408	(7,576,540)	(1,140,032)
Effect of foreign exchange rate changes on cash and cash equivalents	34,154	148,155	58,972	9,104	(33,112)	385,402	57,991
Net increase /(decrease) in cash and cash equivalents	3,716,812	(1,837,457)	13,914,787	2,148,073	7,622,779	(9,098,754)	(1,369,078)
Cash and cash equivalents at beginning of period	3,421,533	7,138,345	5,300,888	818,316	5,300,888	19,215,675	2,891,358
Cash and cash equivalents at end of the period	7,138,345	5,300,888	19,215,675	2,966,389	12,923,667	10,116,921	1,522,280

(1)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.4778 to US$1.00 as of December 31, 2015. See "Exchange Rate Information."

(2)
Translation from RMB amounts into U.S. dollars was made at a rate of RMB6.6459 to US$1.00 as of June 30, 2016. See "Exchange Rate Information."

  Operating Activities

        Net cash used in operating activities amounted to RMB135 million (US$20 million) in the first six months of 2016, which was primarily attributable to (i) an add-back of RMB3 billion (US$448 million) in non-cash items, primarily relating to share-based compensation expenses, equity in loss of affiliates and depreciation expenses; and (ii) an increase in accounts payable of RMB1.7 billion (US$257 million), primarily due to the increased volume of transportation ticketing and package-tour services, as we generally entitled to certain credit terms from our suppliers. These increases were partially offset by (i) our net loss of RMB2.3 billion (US$341 million) in the first six months of 2016; (ii) a decrease in tax payable of RMB751 million (US$113 million), primarily due to the payment of individual income taxes for the exercises of stock options; (iii) an increase in accounts receivable of RMB515 million (US$77 million), primarily due to the increase of volume of corporate travel management service, as we normally provide our corporate customers with certain credit terms for the full payments of issued transportation tickets and issued and reserved hotel rooms; (iv) an decrease in advances from customers of RMB488 million (US$73 million), primarily due to more customer advances having been paid to us before year-end for bookings during Chinese new year; (v) an increase in other payables and accruals of RMB302 million (US$45 million); and (vi) an increase in payment due from related parties of RMB469 million (US$71 million), primarily from Baidu.

  Investing Activities

        Net cash used in investing activities amounted to RMB1.8 billion (US$267 million) in the first six months of 2016, which was primarily attributable to an increase in investments and acquisitions and increased purchase of additional equipment and software, and offset by a decrease in short-term investments in bank deposits with original maturity of more than three months.

  Financing Activities

        Net cash used in financing activities amounted to RMB7.6 billion (US$1.1 billion) in the first six months of 2016, which was primarily attributable to (i) capital contribution or financing arrangements in a total amount of approximately RMB6.5 billion (US$1 billion) in cash to certain non-U.S. investment entities; (ii) settlement of a portion of the outstanding 2% convertible senior notes issued by Qunar in June 2015 to certain institutional investors in the amount of RMB2 billion (US$306 million); and (iii) settlement by Qunar of its outstanding loan owed to Baidu Holdings Limited in the amount of RMB1.8 billion (US$274 million). These increases were partially offset by (i) the proceeds from short-term and long-term bank loans in an aggregate amount of RMB2 billion (US$305 million); and (ii) settlement by Baidu Holdings Limited of its outstanding loan owed to Qunar in the amount of RMB651 million (US$98 million).

  Capital Expenditures

        As of June 30, 2016, our primary capital commitment was RMB86 million (US$13 million) in connection with capital expenditures of property, equipment and software.

  Contractual Obligations

        The following sets forth our contractual obligations as of December 31, 2015:

	Payments due by period
(in RMB thousands)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Convertible senior notes with principal and interest	26,063,772	341,450	6,174,170	12,429,316	7,118,836
Term Loans with principal and interest	3,920,357	3,920,357	—	—	—
Operating lease obligations	507,267	320,906	167,325	17,809	1,227
Purchase obligations	65,744	65,485	259	—	—

        Our 2017 notes is in aggregate principal amount of US$180 million and will mature in September 2017, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 51.7116 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2017 notes bear interest at a rate of 0.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013. As of June 30, 2016, RMB228 million (US$34 million) was reclassified as short-term debt to reflect the fact that the 2017 notes may be redeemed within one year.

        Our 2018 notes is in the aggregate principal amount of US$800 million and will mature in October 2018, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 12.7568 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2018 notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2014. As of June 30, 2016, RMB5.3 billion (US$800 million) is reclassified as short-term debt to reflect the fact that the 2018 notes may be redeemed within one year.

        Our 2020 notes will mature in July 2020, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 9.1942 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2020 notes bear interest at a rate of 1.00% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

        Our 2025 notes will mature in July 2025, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 9.3555 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The 2025 notes bear interest at a rate of 1.99% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

        The Priceline 2019 notes will mature in August 2019, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 12.2911 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The Priceline 2019 notes bear interest at a rate of 1.00% per year which will be paid semiannually beginning on February 7, 2015.

        The Priceline 2020 notes will mature in May 2020, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 9.5904 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The Priceline 2020 notes bear interest at a rate of 1.00% per year which will be paid semiannually beginning on November 29, 2015.

        The Priceline 2025 notes will mature in December 2025, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 14.6067 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The Priceline 2025 notes bear interest at a rate of 2.00% per year which will be paid semi-annually beginning on June 11, 2016.

        The Hillhouse 2025 notes will mature in December 2025, unless earlier repurchased or converted into our ADSs based on an initial conversion rate of 14.6067 of our ADSs per US$1,000 principal amount of notes. The conversion rate is subject to adjustment upon occurrence of certain events. The Hillhouse 2025 notes bear interest at a rate of 2.00% per year which will be paid semi-annually beginning on June 11, 2016.

        As of December 31, 2015, we obtained thirteen borrowings of approximately RMB3.9 billion (US$602 million) in aggregate collateralized by bank deposits of approximately RMB2.4 billion in aggregate classified as restricted cash and/or short-term investment at one or more of our wholly-owned subsidiaries. The annual interest rates of the borrowings range from approximately 1.4% to 2.1%. We are in compliance with the loan covenant as of December 31, 2015.

        Operating lease obligations for the years 2016, 2017, 2018, 2019, 2020 and 2021 are RMB231 million, RMB63 million, RMB25 million, RMB4 million, RMB1 million and RMB2 million, respectively. Rental expenses amounted to approximately RMB118 million, RMB144 million and RMB134 million (US$21 million) for the years ended December 31, 2013, 2014 and 2015, respectively. Rental expense is charged to the statements of income when incurred.

        While the table above indicates our contractual obligations as of December 31, 2015, the actual amounts we are eventually required to pay may be different in the event that any agreements are renegotiated, cancelled or terminated.

EXCHANGE RATE INFORMATION

        We have published our consolidated financial statements in RMB. Our business is primarily conducted in China in RMB. The conversion of RMB into U.S. dollars in this prospectus is based on the certified exchange rate published by the Federal Reserve Board. For your convenience, this prospectus contains translations of some RMB or U.S. dollar amounts at US$1.00: RMB6.6459, which was the certified exchange rate in effect as of June 30, 2016. The certified exchange rate on August 26, 2016 was US$1.00: RMB6.6690. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange.

        The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Statistical Release.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016
March	6.4480	6.5027	6.5500	6.4480
April	6.4738	6.4754	6.5004	6.4571
May	6.5798	6.5259	6.5798	6.4738
June	6.6459	6.5892	6.6481	6.5590
July	6.6371	6.6771	6.7013	6.6371
August	6.6690	6.6419	6.6690	6.6239

Source: Federal Reserve Statistical Release

(1)
Annual and quarterly period averages are calculated using the average of the exchange rates on the last day of each month during the relevant year or the quarterly period. Monthly averages are calculated using the average of the daily rates during the relevant month.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2016:

  •
  on an actual basis;

  •
  on an as adjusted basis, giving effect to both (i) our issuance and sale of 2,812,500 ordinary shares in the form of ADSs pursuant to this prospectus supplement, at an assumed offering price of US$47.90 per ADS, which was the last reported closing price of our ADSs on September 2, 2016, resulting in estimated net proceeds of US$1.16 billion, assuming the underwriters do not exercise its option to purchase additional ADSs and after deducting estimated underwriting discounts and commissions and estimated issuance expenses, (ii) our issuance and sale of 326,200 ordinary shares in the Concurrent Shares Private Placements, at an assumed offering price of US$47.90 per ADS, which was the last reported sale price of the ADSs on the Nasdaq Global Select Market on September 2, 2016, (iii) the concurrent issuance and sale by us of US$750 million aggregate principal amount of convertible notes in the concurrent offering, assuming the initial purchasers do not exercise its option to purchase additional convertible notes, and before deducting estimated underwriting discounts and commissions and estimated issuance expenses(1), and (iv) our issuance and sale of US$25 million aggregate principal amount of convertible notes due 2022 in the Concurrent Notes Private Placement.

        You should read this table in conjunction with our consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2015 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and our unaudited interim consolidated financial statements and related notes for the six months ended June 30, 2015 and 2016 and as of June 30, 2015 and 2016 included in Exhibit 99.1 to our current report

(1)
The closing of the offering of our ADSs is not conditioned upon the closing of the concurrent offering of our convertible notes, and the closing of the concurrent offering of our convertible notes is not conditioned upon the closing of the offering of our ADSs.

on Form 6-K furnished to the SEC on September 6, 2016, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2016
	Actual		As Adjusted
	RMB	US	RMB	US
	(in thousands)
Long-term debt
Long-term borrowings, excluding current portion	900,000	135,422	900,000	135,422
2020 1% Convertible Senior Notes	4,652,130	700,000	4,652,130	700,000
2025 1.99% Convertible Senior Notes	2,658,360	400,000	2,658,360	400,000
Priceline 1% Convertible 2019 Notes	3,322,950	500,000	3,322,950	500,000
Priceline 1% Convertible 2020 Notes	1,661,475	250,000	1,661,475	250,000
Priceline 2% Convertible 2025 Notes	3,322,950	500,000	3,322,950	500,000
Hillhouse 2% Convertible 2025 Notes	3,322,950	500,000	3,322,950	500,000
2022 % Convertible Senior Notes	—	—	4,984,425	750,000
Convertible Notes to Our Major Strategic Shareholder	—	—	166,148	25,000
Less: Debt issuance cost	(103,247)	(15,536)	(103,247)	(15,536)
Shareholders' equity
Share capital	4,609	693	4,822	725
Additional paid-in capital	51,920,014	7,812,338	59,913,157	9,015,055
Statutory reserves	168,941	25,420	168,941	25,420
Accumulated other comprehensive income	173,177	26,058	173,177	26,058
Retained earnings	6,098,902	917,694	6,098,902	917,694
Treasury stock	(2,287,416)	(344,184)	(2,287,416)	(344,184)
Total Ctrip's shareholders' equity	56,078,228	8,438,019	64,071,583	9,640,768
Non-controlling interests	3,607,037	542,746	3,607,037	542,746
Total shareholders' equity	59,685,265	8,980,765	67,678,620	10,183,515
Total Capitalization	79,422,833	11,950,651	92,566,762	13,928,400

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

        As of July 31, 2016, our authorized share capital is US$1,750,000 consisting of 175,000,000 ordinary shares with a par value of US$0.01 each, of which 58,301,850 shares are issued and outstanding (excluding the 587,363 ordinary shares that we reserved for issuance upon the exercise of our outstanding options).

        The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of July 31, 2016, taking into account the aggregate number of ordinary shares underlying the share options and restricted share units that were outstanding as of, and exercisable within 60 days after, July 31, 2016, by each of our directors, officers and principal shareholders.

	Ordinary shares beneficially owned prior to this offering(1)			Ordinary shares beneficially owned after this offering(1)(2)
	Number		%(3)	Number		%(3)
Directors and Senior Management:
Min Fan(4)	1,080,253		1.6%	1,080,253		1.5%
Jane Jie Sun(5)	1,063,069		1.5%	1,063,069		1.4%
James Jianzhang Liang(6)	970,540		1.4%	970,540		1.3%
Neil Nanpeng Shen(7)	*		*	*		*
Other directors and executive officers as a group, each of whom individually owns less than 0.1%	*		*	*		*
All directors and officers as a group(8)	3,488,092		4.9%	3,488,092		4.6%
Principal Shareholders:
Baidu Entities	12,480,233.5	(9)	21.4%	12,741,194	(10)	20.7%
Priceline Entities(11)	5,684,731.25		9.8%	5,684,731		9.3%
Baillie Gifford & Co (Scottish Partnership)(10)	3,381,862		5.8%	3,381,862		5.5%

*
Less than 1% of our total outstanding ordinary shares.

Notes:

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities.

(2)
After giving effect to (i) our issuance and sale of 2,812,500 ordinary shares in the form of ADSs pursuant to this prospectus supplement, at an assumed offering price of US$47.90 per ADS, which was the last reported closing price of our ADSs on September 2, 2016, assuming the underwriters do not exercise its option to purchase additional ADSs, and (ii) our issuance and sale of 326,200 ordinary shares in the Concurrent Shares Private Placements, at an assumed offering price of US$47.90 per ADS, which was the last reported sale price of the ADSs on the Nasdaq Global Select Market on September 2, 2016.

(3)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the number of ordinary shares outstanding as of July 31, 2016, the number of ordinary shares underlying share options held by such person or group that were exercisable within 60 days after July 31, 2016, and the number of ordinary shares in the form of ADSs assuming full conversion of notes held by such person or group to ADSs at the initial conversion rate.

(4)
Includes 228,600 ordinary shares held by Perfectpoint International Limited, a British Virgin Islands company owned by Mr. Fan and 787,020 ordinary shares that were issuable upon exercise of options exercisable within 60 days after July 31, 2016 held by Mr. Fan and 64,633 ordinary shares in the form of ADSs assuming full conversion of US$5,000,000 notes that Mr. Fan holds to ADSs at the initial conversion price.

(5)
Includes 152,483 ordinary shares held by Ms. Sun and 716,687 ordinary shares that were issuable upon exercise of options exercisable within 60 days after July 31, 2016 and 193,899 ordinary shares in the form of ADSs assuming full conversion of US$15,000,000 notes that Ms. Sun holds to ADSs at the initial conversion price.

(6)
Includes 237,371 ordinary shares held by Mr. Liang and 539,270 ordinary shares that were issuable upon exercise of options exercisable within 60 days after July 31, 2016 held by Mr. Liang and 193,899 ordinary shares in the form of ADSs assuming full conversion of US$15,000,000 notes that Mr. Liang holds to ADSs at the initial conversion price.

(7)
Mr. Shen's business address is Suite 2215, Two Pacific Place, 88 Queensway Road, Hong Kong.

(8)
Includes 794,954 ordinary shares and 2,176,074 ordinary shares that were issuable upon exercise of options exercisable within 60 days after July 31, 2016 held by all of our current directors and executive officers, as a group, and 517,064 ordinary shares in the form of ADSs assuming full conversion of US$40,000,000 notes that certain directors and executive officers hold to ADSs at the initial conversion price.

(9)
Includes 12,480,233.5 ordinary shares (including 991,852.5 ordinary shares represented by ADSs) beneficially owned as of January 20, 2016 by Baidu Holdings Limited, a wholly owned subsidiary of Baidu (collectively, "Baidu Entities"). Information regarding beneficial ownership is reported as of January 20, 2016, based on the information contained in the Schedule 13D/A filed by Baidu Entities with the SEC on January 20, 2016. Please see the Schedule 13D/A filed by Baidu Entities with the SEC on January 20, 2016 for information relating to Baidu Entities. The address for Baidu Holdings Limited is c/o Baidu, Inc., No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, China, and the address for Baidu, Inc. is No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, China.

(10)
Includes 260,960 ordinary shares that Baidu has agreed to purchase in the Concurrent Shares Private Placements, at an assumed offering price of $47.90 per share, which was the last reported sale price of the ADSs on the Nasdaq Global Select Market on September 2, 2016.

(11)
Includes 2,636,075 ordinary shares currently held by Priceline Group Treasury Company B.V., an indirectly wholly owned subsidiary of Priceline (collectively, "Priceline Entities") and 3,048,656.25 ordinary shares issuable to Priceline Entities upon conversion of a convertible note subscribed for and purchased by Priceline Entities from the Company on August 7, 2014, May 29, 2015 and December 11, 2015, respectively. Information regarding beneficial ownership is reported as of December 11, 2015, based on the information contained in the Schedule 13D/A filed by Priceline with the SEC on December 14, 2015. Please see the Schedule 13D/A filed by Priceline with the SEC on December 14, 2015 for information relating to Priceline. The address for Priceline Group Treasury Company B.V. is c/o Priceline Group Treasury Company B.V., Herengracht 597, Amsterdam 1017CE, Netherlands, and the address for The Priceline Group is c/o The Priceline Group Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854, the United States of America.

(13)
Includes 3,381,862 ordinary shares represented by ADSs held by Baillie Gifford & Co (Scottish Partnership). Information regarding beneficial ownership is reported as of December 31, 2015, based on the information contained in the Schedule 13G/A filed by Baillie Gifford & Co (Scottish Partnership) with the SEC on January 28, 2016. Please see the Schedule 13G/A filed by Baillie Gifford & Co (Scottish Partnership) with the SEC on January 28, 2016 for information relating to Baillie Gifford & Co (Scottish Partnership). The address for Baillie Gifford & Co (Scottish Partnership) is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

        As of June 30, 2016, we have granted options to purchase 17.1 million ordinary shares and 2.6 million restricted share units to some of our directors, officers and employees, without giving effect to options or restricted share units that were exercised, forfeited or terminated. See "Item 6. Directors, Senior Management and Employees—B. Compensation—Employees' Share Incentive Plans" in our 2015 Annual Report, which is incorporated by reference.

DIVIDEND POLICY

        During the past five years, we have not distributed dividends to our shareholders of record.

        We have received dividends from our subsidiaries, which have received consulting or other fees from our consolidated affiliated Chinese entities. In accordance with current Chinese laws and regulations, our subsidiaries and affiliated entities in China are required to allocate to their general reserves at least 10% of their respective after-tax profits for the year determined in accordance with Chinese accounting standards and regulations. Each of our subsidiaries and affiliated entities in China may stop allocations to its general reserve if such reserve has reached 50% of its registered capital. In addition, our subsidiaries in China, including Ctrip Computer Technology, Ctrip Travel Information, Ctrip Travel Network and Ctrip Information Technology, are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends.

        Our board of directors has complete discretion as to whether we will distribute dividends in the future, subject to Cayman Islands law. Under Cayman Islands law, our company may pay dividends only out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors determines to distribute dividends, the form, frequency and amount of our dividends will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, potential tax implications and other factors as the board of directors may deem relevant. Any dividend we declare will be paid to our registered shareholders, and all dividends payable in respect of our shares represented by ADSs will be paid to the depositary as the registered holder of such shares. The depositary will then distribute such dividends to the holders of our ADSs, subject to the terms of the deposit agreement, less the fees and expenses payable under the deposit agreement. Cash dividends on our ordinary shares, including those represented by the ADSs, if any, will be paid in U.S. dollars.

 MARKET PRICE INFORMATION FOR OUR ADSS

        Our ADSs, each representing 0.125 of an ordinary share, have been listed on the Nasdaq Global Select Market since July 2006. Our ADSs are traded under the symbol "CTRP".

        The following table provides the high and low trading prices for our ADSs on the Nasdaq Global Market and on the Nasdaq Global Select Market for the periods presented and all prices have been retroactively adjusted to reflect the current ADS to ordinary share ratio of one ADS to 0.125 of an ordinary share effective on December 1, 2015 for all periods presented. As of September 2, 2016, the trading price of our ADSs is US$47.90.

	Trading Price
	High	Low
Annual Highs and Lows
2011	25.29	11.17
2012	14.06	6.18
2013	30.55	9.44
2014	34.87	17.98
2015	57.36	21.54
2016 (through September 2)	49.43	35.50
Quarterly Highs and Lows
First Quarter 2014	28.43	17.98
Second Quarter 2014	32.60	22.00
Third Quarter 2014	34.87	28.01
Fourth Quarter 2014	30.25	20.37
First Quarter 2015	30.37	21.54
Second Quarter 2015	43.81	28.80
Third Quarter 2015	40.10	27.25
Fourth Quarter 2015	57.36	30.51
Monthly Highs and Lows
March 2016	45.58	38.4
April 2016	49.33	42.7
May 2016	46.67	42.18
June 2016	45.51	37.36
July 2016	44.12	39.58
August 2016	47.93	42.03
September 2016 (through September 2)	49.43	46.98

 CONCURRENT OFFERING OF CONVERTIBLE NOTES

        Concurrently with this offering of ADSs, we are also offering, by means of a separate offering memorandum, US$750 million aggregate principal amount of our convertible notes, in accordance with Rule 144A under the Securities Act to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The closing of this offering is not conditioned upon the closing of the concurrent offering of the convertible notes, and the closing of the concurrent offering of the convertible notes is not conditioned upon the closing of this offering. The initial purchasers of the offering of our convertible notes have a 30-day option to purchase up to an additional US$112.5 million aggregate principal amount of our convertible notes.

        The convertible senior notes will be convertible, at the holder's option, based on an initial conversion rate of            ADSs per $1,000 principal amount (equal to an initial conversion price of approximately US$            per ADS), subject to adjustment.

        Concurrently with, and subject to, the completion of the concurrent offering of the convertible notes, one of our major strategic shareholders has also agreed to purchase from us US$25 million aggregate principal amount of our convertible notes due 2022 in the Concurrent Notes Private Placement. The Concurrent Notes Private Placement is being made pursuant to an exemption from registration with the SEC under Section 4(a)(2) of the Securities Act.

        We intend to use the net proceeds of the concurrent offering of our convertible notes and the Concurrent Notes Private Placement, after deducting discounts and commissions of the initial purchasers, for organic growth of our business, acquisitions of and investments in complementary businesses and assets, and other general corporate purposes.

UNDERWRITING

        We and J.P. Morgan Securities LLC and Morgan Stanley & Co. International plc, as the underwriters, have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each of the underwriters has, severally and not jointly, agreed to purchase all of the 22,500,000 ADSs offered in this offering.

        Each of the underwriters is, severally and jointly, committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.

        If the underwriter sells more than 22,500,000 ADSs as discussed above, it has an option to buy up to an additional 3,375,000 ADSs from us. The underwriter may exercise that option for 30 days. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs or that are the subject of this offering.

        The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional 3,375,000 ADSs.

Paid by Us
	No Exercise	Full Exercise
Per ADS	US$	US$
Total	US$	US$

        ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the ADSs are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

        Our total expenses for this offering are estimated to be approximately US$1.2 million, including SEC registration fee of US$0.1 million, legal and accounting fees and expenses of approximately US$1.0 million and miscellaneous fees and expenses of approximately US$0.1 million. All amounts are estimated except for the SEC registration fee.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        We and each of our directors and executive officers and one of existing shareholders, Baidu, have agreed that, for a period of 90 days from the date of this prospectus supplement, neither we nor they will, without the prior consent of the underwriters, offer, pledge, sell (or enter into any agreement to offer or sell), directly or indirectly, any ordinary shares or ADSs or any securities convertible into, or exercisable or exchangeable for, ordinary shares or ADSs, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or the ADSs or such other securities, or file or participate in the filing of a registration statement with the SEC in respect of such ordinary shares or ADSs or securities. Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement applicable to us does not apply to the ADSs to be sold in this offering, the grant of incentive shares by us to our employees, directors and/or consultants pursuant to our existing share incentive plans, any ordinary shares or ADSs issued upon the exercise of options granted under existing employee share incentive plans, the convertible notes to be sold in the concurrent offering or any ordinary shares issued, and ADSs delivered representing such ordinary shares, upon any conversion of the convertible notes. In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers and one of existing shareholders, Baidu, the underwriters have agreed that such directors and executive officers and one of existing shareholders, Baidu, may transfer ordinary shares ADSs, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (a) acquired in the open market after the date of this offering and (b) by gift, will or intestacy, including transfers to immediate family members or a trust not for value; provided that, in the case of clauses (a) and (b), no filing under Section 16(a) of Exchange Act shall be required or shall be voluntarily made in connection with any such transfer or pledge, in the case of clause (b), the transferee agrees to be bound by the lock-up restrictions. In addition, each of our directors and executive officers and one of existing shareholders, Baidu, subject to the lock-up agreements has agreed not to, during the period commencing on the date of his or her lock-up agreement and ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs. The Underwriters, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

        In connection with the offering, the underwriters may purchase and sell our ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ADSs than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than each of the underwriters' option to purchase additional ADSs from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the ADSs made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ Global Select Market, in the over-the-counter market or otherwise.

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

        A prospectus supplement in electronic format will be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may distribute this prospectus supplement electronically. The underwriters may agree to allocate a number of ADSs for sale to its online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

        The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of ADSs may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

        We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

        This prospectus supplement has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to Prospective Investors in Hong Kong

        The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Notice to Prospective Investors in Canada

        The ADSs may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        Prospective Canadian purchasers are hereby notified that: (a) we may be required to provide personal information pertaining to the purchasers as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including, without limitation, the purchaser's name, address, telephone number and the aggregate purchase price of any ADSs purchased) ("personal information"), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the "OSC") in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in

Ontario who can answer questions about the OSC's indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase ADSs in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws. Upon receipt of the prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the ADSs described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the ADSs may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Cayman Islands

        This prospectus supplement does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriter has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Notice to Prospective Investors in China

        This prospectus supplement does not constitute a public offer of ADSs, whether by sale or subscription, in the People's Republic of China (the "PRC"). The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus supplement are required by us and the underwriters to observe these restrictions.

TAXATION

Cayman Islands Taxation

        According to Maples and Calder, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaty with any country that is applicable to any payments made to or by us.

        We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from 14 March, 2000, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital to our members or a payment of principal or interest or other sums due under a debenture or other obligation.

PRC Taxation

        If the PRC tax authorities determine that our Cayman Islands holding company is a "resident enterprise" for PRC enterprise income tax purposes, a withholding tax of 10% for our foreign ADS holders who are non-PRC resident enterprises may be imposed on dividends they receive from us and on gains realized on their sale or other disposition of ADSs, if such income is considered as income derived from within China. See "Risk factors—Risks Related to Our Corporate Structure—Our subsidiaries and consolidated affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements."

United States Federal Income Taxation

        The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that will hold our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon the provisions of the Code and regulations, rulings and decisions thereunder as of the date hereof, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the United States Internal Revenue Service (the "IRS") with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

        This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules, such as banks, insurance companies, broker dealers, dealers or traders in securities or commodities, tax-exempt entities, persons liable for alternative minimum tax, U.S. expatriates, regulated investment companies or real estate investment trusts, partnerships (including any pass-through or other entity treated as partnerships for United States federal income tax purposes) or persons holding ADSs or ordinary shares through partnerships (including any pass-through or other entity treated as partnerships for United States federal income tax purposes), persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction, investors whose "functional currency" is not the U.S. dollars, holders that actually or constructively own 10% or more (by voting power or value) of all classes of our outstanding capital stock, or persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation.

        In addition, this summary does not discuss any state, local or estate or gift tax considerations and, except for the limited instances where PRC tax law and potential PRC taxes are discussed below, does not discuss any non-United States tax considerations. Each U.S. Holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

        As used in this section, "U.S. Holder" means a beneficial owner of ADSs or ordinary shares that for United States federal income tax purposes is,

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity subject to tax as a corporation for United States federal income tax purposes) organized under the laws of the United States, any state or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial trust decisions or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will generally depend on your status and the activities of the partnership. Partnerships holding the ADSs or ordinary shares, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of an investment in the ADSs or ordinary shares.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes.

  Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the description below under "—Passive Foreign Investment Company Rules," the amount of any distribution to you with respect to the ADSs or ordinary shares, before deduction for any taxes imposed by the PRC, will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

        With respect to non-corporate U.S. Holders (including individual U.S. Holders), dividends may be taxed at the lower capital gains rate applicable to "qualified dividend income," provided that (1) the ADSs or ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of an income tax treaty with the United States that the United States

Treasury has determined satisfactory for purposes of the rules applicable to qualified dividends and that includes an exchange of information program, (2) we are neither a passive foreign investment company, nor are treated as such with respect to you (as discussed below) for our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. United States Treasury guidance indicates that common or ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Select Market, as are our ADSs (but not our ordinary shares). If we are treated as a "resident enterprise" for PRC tax purposes under its Enterprise Income Tax Law, or EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or ordinary shares.

        For United States foreign tax credit purposes, dividends will generally be treated as income from foreign sources and will constitute passive category income. Depending on your particular facts and circumstances, you may be eligible to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you will be permitted instead to claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on your particular facts and circumstances. Accordingly, you should consult your tax advisors regarding the availability of the foreign tax credit based on your particular circumstances.

  Sale, Exchange or Other Disposition of the ADSs or Ordinary Shares

        Subject to description below under "—Passive Foreign Investment Company Rules," you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference, if any, between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States-source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income. You should consult your tax advisors regarding the proper treatment of gain or loss recognized on a sale, exchange or other taxable disposition of the ADSs or ordinary shares in your particular circumstances.

  Passive Foreign Investment Company Rules

        Based on the market price of our ADSs and ordinary shares, the value of our assets, and the composition of our assets and income, we do not believe that we were a passive foreign investment company (a "PFIC") for United States federal income tax purposes for our taxable year ended December 31, 2015. Although it is not certain, our current expectation is that we will not be a PFIC for our taxable year ending December 31, 2016. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

  •
  at least 75% of its gross income is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test").

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our consolidated affiliated Chinese entities will be treated as ownership of stock.

        We must make a separate determination after the close of each year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2016 or any future taxable year. Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a deemed sale election with respect to the ADSs or ordinary shares, as applicable. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

        A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed in the preceding paragraph. If you make a valid mark-to-market election for our ADSs or ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares you hold as of the close of the year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. The mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs are listed on the

NASDAQ Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the NASDAQ Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you were we to be or become a PFIC. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

        Alternatively, if a non-U.S. corporation is a PFIC, a U.S. holder of shares in that corporation may avoid taxation under the rules described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you can make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information. Therefore, U.S. Holders should assume that they will not receive such information from us and would not be able to make a qualified electing fund election.

        Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder will continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In the case of a U.S. Holder who has held our ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs or ordinary shares (or any portion thereof), and has not previously made a mark-to-market election, and who later considers making a mark-to-market election, special tax rules may apply relating to purging such ADSs or ordinary shares of the PFIC taint. You should consult your tax advisors concerning the United States federal income tax consequences of purchasing, holding and disposing of our ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

  Medicare Tax

        An additional 3.8% tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over US$200,000 (or US$250,000 in the case of joint filers or US$125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, "net investment income" generally includes interest, dividends (including dividends paid with respect to our ADSs or ordinary shares), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of an ADS or ordinary share) and certain other income, reduced by any deductions properly allocable to such income or net gain. You are urged to consult a tax advisor regarding the applicability of this tax to their income and gains in respect of an investment in our ADSs or ordinary shares.

  Information Reporting and Backup Withholding

        Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or other taxable disposition of ADSs or ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding at a current rate of 28%. Backup withholding will not apply to you, however, if you furnish a correct taxpayer identification number and make any other required certification or are otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult a tax advisor regarding the application of the United States information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding can be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

  Additional tax reporting requirements

        You may be required to submit certain information to the IRS with respect to your beneficial ownership of our ADSs or ordinary shares if you are a U.S. Holder who is an individual (or one of certain entities treated as an individual) and if such ADSs or ordinary shares are not held on your behalf by certain U.S. financial institutions. Penalties are imposed if you are required to submit such information to the IRS and fail to do so. You are urged to consult a tax advisor regarding your tax filing requirements with respect to an investment in our ADSs or ordinary shares.

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Jingtian & Gongcheng. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of Ctrip.com International, Ltd., and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Qunar Cayman Islands Limited at December 31, 2014 and 2015, and for each of the three years in the period ended December 31, 2015, incorporated by reference herein have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 11th Floor, PricewaterhouseCoopers Centre, 202 Hu Bin Road, Shanghai 200021, China.

        The offices of Ernst & Young Hua Ming LLP are located at 50th Floor, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai 200120, China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our website is www.ctrip.com. The information contained on, or linked from, our website is not a part of this prospectus.

        This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See "Incorporation of Documents by Reference" in the accompanying prospectus for more information.

        We incorporate by reference the documents listed below in this prospectus supplement:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on April 22, 2016;

  •
  Our current report on Form 6-K furnished to the SEC on September 6, 2016, including exhibits thereto;

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  The description of the securities contained in our registration statement on Form 8-A filed on November 25, 2003 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

  •
  The description of the securities contained in our registration statement on Form 8-A filed on November 23, 2007 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

  •
  with respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

        Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335, People's Republic of China
Tel: (+86 21) 3406-4880
Attention: Investor Relations Department

PROSPECTUS

Ctrip.com International, Ltd.

ORDINARY SHARES

        We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.

        In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our ordinary shares held by them. The selling shareholders may sell shares of our ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our ordinary shares by the selling shareholders.

        We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled "Plan of Distribution" beginning on page 34 of this prospectus.

        The ADSs are listed on the Nasdaq Global Select Market under the symbol "CTRP." On December 8, 2015, the last reported sale price of the ADSs on the Nasdaq Global Select Market was $52.98 per ADS.

        Investing in the ADSs involves a high degree of risk. You should carefully consider the "Risk Factors" which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC's website or at the SEC as described under "Where You Can Find More Information About Us." In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  (1)
  the terms "we," "us," "our company," "our" and "Ctrip" refer to Ctrip.com International, Ltd., its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also include its affiliated Chinese entities;

  (2)
  "shares" and "ordinary shares" refer to our ordinary shares, par value US$0.01 per ordinary share;

  (3)
  "ADSs" refers to the American depositary shares, each of which represents 0.125 of an ordinary share;

  (4)
  "China" and "PRC" refer to the People's Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau, and "Greater China" refers to the People's Republic of China, Taiwan, Hong Kong and Macau; and

  (5)
  all references to "RMB" and "Renminbi" are to the legal currency of China and all references to "U.S. dollars," "US$," "dollars" and "$" are to the legal currency of the United States.

        On December 1, 2015, we effected a change of the ratio of the ADSs to ordinary shares from four (4) ADSs representing one ordinary share to eight (8) ADSs representing one ordinary share. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

  •
  our anticipated growth strategies;

  •
  our future business development, results of operations and financial condition;

  •
  our ability to continue to control costs and maintain profitability; and

  •
  the expected growth in the overall economy and demand for travel services in China.

        The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement, including the following risks:

  •
  slow-down of economic growth in China and the global economic downturn may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability;

  •
  general declines or disruptions in the travel industry may materially and adversely affect our business and results of operations;

  •
  the trading price of the ADSs has been volatile historically and may continue to be volatile regardless of our operating performance;

  •
  if we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances similar to those we currently have, our business may suffer;

  •
  if we fail to further increase our brand recognition, we may face difficulty in obtaining new business partners and consumers, and our business may be harmed;

  •
  if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected;

  •
  our business could suffer if we do not successfully manage current growth and potential future growth;

  •
  our strategy to acquire or invest in complementary businesses and assets involves significant risks and uncertainty that may prevent us from achieving our objectives and harm our financial condition and results of operations;

  •
  our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China;

  •
  our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete;

  •
  inflation in China and in other countries may disrupt our business and have an adverse effect on our financial condition and results of operations; and

  •
  if the ownership structure of our affiliated Chinese entities and the contractual arrangements among us, our consolidated affiliated Chinese entities and their shareholders are found to be in violation of any PRC laws or regulations, we and/or our affiliated Chinese entities may be subject to fines and other penalties, which may adversely affect our business and results of operations.

        We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

  Overview

        We are a leading travel service provider for accommodation reservation, transportation ticketing, packaged tours, and corporate travel management in China. We aggregate hotel and transportation information to enable business and leisure travelers to make informed and cost-effective bookings. We help leisure travelers book tour packages and guided tours and help corporate clients effectively manage their travel requirements. In addition, we offer a variety of other travel-related services, including but not limited to travelers' reviews, attraction tickets, travel-related financing and car services, and travel insurance and visa services to meet the various booking and travelling needs of both leisure and business travelers. Since commencing operations in 1999, we have become one of the best-known travel brands in China and a truly one-stop travel service provider. We pioneered the development of a reservation and fulfillment infrastructure that enables our customers to:

  •
  choose and reserve hotel rooms in cities throughout China and abroad;

  •
  book and purchase transportation tickets for domestic flights and international flights and/or trains;

  •
  choose and reserve packaged tours that include transportation and accommodations, as well as guided tours other travel-related services in some instances; and

  •
  book and purchase other travel-related services for their leisure and business travels.

        We target our services primarily at business and leisure travelers in China who do not travel in groups. These types of travelers, who are referred to in the travel industry as FITs (frequent independent travelers) and whom we refer to as independent travelers in this prospectus, form a traditionally under-served yet fast-growing segment of the China travel market. We act as an agent in substantially all of our transactions and generally do not take inventory risks with respect to the hotel rooms and transportation tickets booked through us. We derive our accommodation reservation, transportation ticketing and packaged-tour revenues mainly through commissions from our travel suppliers, primarily based on the transaction value of the rooms, transportation tickets and packaged-tour products, respectively, booked through our services.

        We believe that we are the largest consolidator of hotel accommodations in China in terms of the number of room nights booked. As of September 30, 2015, we had secured room supply relationships with approximately 861,000 hotels in China and approximately 352,400 hotels abroad, which cover a broad range of hotels in terms of price and geographical location. Through strategic cooperation arrangements with other leading online accommodation reservation service providers in recent years, we expanded our overseas hotel network by gaining access to more international hotels on these platforms through our accommodation reservation services. The quality and depth of our hotel supplier network enable us to offer our customers a wide selection of hotel accommodations. We believe our ability to offer reservations at highly rated hotels is particularly appealing to our customers.

        We believe that we are one of the largest consolidator of airline tickets in China in terms of the total number of airline tickets booked and sold. Our airline ticket suppliers include all major Chinese airlines and many international airlines that operate flights originating in cities at home and abroad. We are among the few airline ticket consolidators in China that maintain a centralized reservation system and ticket fulfillment infrastructure covering substantially all of the economically prosperous regions of China. Our customers can make flight reservations on their chosen routes through mobile platform, internet websites and customer service centers and arrange electronic payment. In addition, we provide the same levels of centralization and convenience to customers seeking to make reservation on their chosen train and bus routes. We believe that we have realized a notable innovation in our transportation ticketing services, namely, our integrated product offering of air, train and bus tickets.

As long as users are searching for one of the transportation products on our database, our system can automatically provide the recommendations to the other two transportation modes with the same dates, origins and destinations. This capability significantly helps our customers to streamline their decision-making process in searching for the most cost-efficient transportation.

        We also offer independent leisure travelers bundled packaged-tour products, including group tours, semi-group tours and private tours or packaged tours with different transportation arrangements, such as cruise, bus or self-driving. We provide integrated transportation and accommodation services and offer a variety of value-added services including transportation at destinations and tickets, insurance, visa services and tour guides. We offer customers one-stop services to meet their booking and traveling needs. We also provide high quality customer service, supplier management and customer relationship management services. Our packaged-tour products cover a variety of domestic and international destinations.

        We offer our services to customers through an advanced transaction and service platform consisting of our mobile platform, multi-lingual websites and centralized, 24-hour customer service centers. We have built up an industry-leading mobile platform which enhances user experience and user engagement. Cumulative downloads for our mobile app grew from approximately 420 million as of September 30, 2014 to approximately 1.3 billion as of September 30, 2015. In addition, our 24-hour service centers, which provide responsive and high quality customer services, further differentiate us from other online travel service providers. In the nine months ended September 30, 2015, transactions effected through our mobile channel and customer service centers accounted for approximately 64% and 9% of our transaction orders, respectively.

        We operate an open platform to further bridge the gap between travelers and travel suppliers with a diverse range of products and services. Travel suppliers ranging from airlines and third-party travel agencies to e-commerce websites offering travel products and services can list their inventories on our open platform to expand their business opportunities. We also offer high quality supplier management services and technology and financial support to enhance supplier experience and encourage supplier participation on the open platform. In addition, we offer high quality customer service to travelers for all the products and services they purchase through our open platform. We believe that our open platform helps us expand the number and types of products and services available to travelers and enhance our price competitiveness, and further build and strengthen the vibrant travel ecosystem on our open platform.

  Corporate Information

        We commenced our business in June 1999. In March 2000, we established a new holding company, Ctrip.com International, Ltd., in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. Since our inception, we have conducted the majority of our operations in China and expanded our operations overseas in 2009. Our principal executive offices are located at 99 Fu Quan Road, Shanghai 200335, People's Republic of China. Our telephone number is (86-21) 3406-4880 and our principal website address is www.ctrip.com. The contents of our websites should not be deemed to be part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue 4th Floor, New York, New York 10017.

RISK FACTORS

        Please see the factors set forth under the heading "Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2014, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

        As of October 31, 2015, our authorized share capital consists of 100,000,000 ordinary shares, par value US$0.01 each, 46,848,775 of which are issued and outstanding (excluding the 1,186,854 ordinary shares that we reserved for issuance upon the exercise of our outstanding options). As of the same date, there are 1,186,854 outstanding options and 910,693 restricted share units under our share incentive plans, which, once vested, are exercisable for the equivalent amount of our ordinary shares. We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2013 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

        On December 1, 2015, we effected a change of the ratio of the ADSs to ordinary shares from four ADSs representing one ordinary share to eight ADSs representing one ordinary share. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

        The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

  Ordinary Shares

        General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

        Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any other shareholder or shareholders collectively present in person or by proxy and holding at least ten percent of the shares giving a right to attend and vote at the meeting.

        A quorum required for a meeting of shareholders consists of at least two shareholders (or, if our company has only one shareholder, that one shareholder) holding at least one-third of the outstanding voting shares in our company, present or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than ten percent in par value of our voting share capital. Advance notice of at least seven days is required for the convening of any of our shareholders meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for matters such as a change of name or amending the memorandum and articles of association. Holders of the ordinary shares may by ordinary resolution, among other things, make changes in the amount of our authorized share capital and consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital and cancel any authorized but unissued shares.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on the terms that such shares are subject to redemption, at our option or at the option of the holders thereof on such terms and in such manner as may be determined, prior to the issue of such shares, by special resolution. Our company may also repurchase any of our shares (including redeemable shares) provided that the manner of such purchase has been authorized by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption of repurchase, or out of capital if our company shall, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Shareholder Rights Plan

        On November 23, 2007, our board of directors declared a dividend of one ordinary share purchase right, or a Right, for each of our ordinary shares outstanding at the close of business on December 3, 2007. As long as the Rights are attached to the ordinary shares, we will issue one Right (subject to adjustment) with each new ordinary share so that all such ordinary shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one ordinary share at a price of US$700 per ordinary share, subject to adjustment. On August 7, 2014, we entered into a First Amendment and, subsequently on the same day, a Second Amendment to the Rights Agreement dated as of November 23, 2007 between the Bank of New York Mellon and us. Through these two amendments, we (a) extended the term of our rights plan for another ten years and the Rights will expire on August 6, 2024, subject to the right of our board of directors to extend the rights plan for another ten years prior to its expiration; and (b) modified the trigger threshold of the Rights to allow more flexibility. Specifically, shareholders who file or are entitled to file beneficial ownership statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Exchange Act, typically institutional investors with no intention to acquire control of the issuer, will be able to beneficially own up to 20% of our total outstanding shares before the Rights are triggered, while all other shareholders must maintain their beneficial ownership at a level below 10% of our total outstanding shares before the Rights are triggered, among other things. Certain named shareholders are defined as "Exempted Person" as long as their beneficial ownership do not exceed 10% of our total outstanding shares. On May 29, 2015 and October 26, 2015, we entered into a Third Amended and a Fourth Amendment to the Rights Agreement with the Bank of New York Mellon, respectively, for the purposes of amending the definition of "Exempted Person". Accordingly, in so far as Priceline and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term "Exempt Person" will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt

Person at all times does not exceed fifteen percent (15%) of the ordinary shares then outstanding in the aggregate and in so far as Baidu and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term "Exempt Person" will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the ordinary shares then outstanding in the aggregate.

  Registered Office and Objects

        Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law, as amended from time to time, or any other law of the Cayman Islands.

  Board of Directors

        Our board of directors currently consists of eight directors. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party. A director may vote with respect to any contract, proposed contract or arrangement in which he or she is materially interested as long as he or she has made a declaration of the nature of such interest. A director is not required to hold any shares in our company by way of qualification, and there is no requirement for a director to retire at any age limit.

        We have a compensation committee that assists the board in reviewing and approving the compensation structure and form of compensation of our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

  Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that our directors and officers shall be indemnified against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own wilful neglect or default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Anti-Takeover Provisions in the Memorandum and Articles of Association.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our memorandum and articles of association provides that, on the requisition of shareholders representing not less than ten percent in par value of the voting share capital of our company, the board shall convene an extraordinary general meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our articles of association provide that we may, but are not obliged to, in each year hold a general meeting as our annual general meeting.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by ordinary resolution of the company.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands law, our memorandum and articles of association may only be amended by special resolution of our shareholders.

        Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

        Directors' Power to Issue Shares.    Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

  Inspection of Books and Records

        Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

  History of securities issuances

        The following is a summary of securities issuances by in the past three years.

        2012 Convertible bond offering.    In September 2012, we completed an offering of US$180 million in aggregate principal amount of convertible senior notes due 2017. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The notes will be convertible into the ADSs based on an initial conversion rate of 103.4232 of the ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$9.67 per ADS). The conversion rate is subject to adjustment upon the occurrence of certain events. The notes bear interest at a rate of 0.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013. The notes will mature on September 15, 2017, unless previously repurchased or converted in accordance with their terms prior to such date. Certain senior management and directors of our company, including the chairman of the board of directors/chief executive officer, the vice chairman of the board of directors/president, chief operating officer and chief financial officer, have purchased US$55 million aggregate principal amount of notes from the initial purchasers in the offering. In connection with the offering, we entered into a convertible note hedge transaction with an affiliate of one of the initial purchasers, or the hedge counterparty, and a warrant transaction with the hedge counterparty at a higher strike price.

        2013 Convertible bond offering.    In October 2013, we completed an offering of US$800 million in aggregate principal amount of convertible senior notes due 2018. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The notes will be convertible into our ADSs based on an initial conversion rate of 25.5136 of our ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$39.195 per ADS and represents an approximately 42.5% conversion premium over the closing trading price of our ADSs on October 10, 2013, which was US$27.505 per ADS). The conversion rate is subject to adjustment upon the occurrence of certain events. The notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2014, and they will mature on October 15, 2018, unless previously repurchased or converted in accordance with their terms prior to such date.

        Priceline notes.    In August 2014, we have expanded an existing commercial agreement with Priceline in order to strengthen our global partnership, and at the same time, we issued US$500 million in aggregate principal amount of convertible notes due 2019 to Priceline and at the same time, we granted the Priceline the right to acquire, by May 26, 2016, such number of our shares in the open market that, combined with shares issuable upon conversion of the 2019 Priceline notes, may lead to Priceline holding up to 10% of our outstanding shares. Upon subscription to these convertible notes, moreover, Priceline acquired the right to appoint an observer to our board of directors. In May 2015, we issued US$250 million in aggregate principal amount of convertible notes due 2020 to Priceline. Immediately following issuance of the additional $250 million bond and assuming conversion of the convertible bond issued to Priceline in August 2014 and May 2015, Priceline owned securities representing approximately 10.5% of our outstanding shares. We have also granted permission to Priceline to increase its ownership in our company through the acquisition of our ADSs in the open market so that, when combined with the shares issuable upon conversion of all of the Priceline notes, Priceline may hold up to 15% of our outstanding shares.

        2015 Convertible bond offering.    In June 2015, we completed an offering of US$700 million in aggregate principal amount of convertible senior notes due 2020 and US$400 million in aggregate principal amount of convertible senior notes due 2025. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The 2020 notes will be convertible into our ADSs based on an initial conversion rate of 18.3884 of our ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$54.38 per ADS and represents an approximately 45.0% conversion premium over the closing trading price of our ADSs on June 18, 2015, which was US$37.51 per ADS). The 2025 notes will be convertible into our ADSs based on an initial conversion rate of 18.711 of our ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$53.45 per ADS and represents an approximately 42.5% conversion premium over the closing trading price of the Company's ADSs on June 18, 2015 of US$37.51 per ADS). The conversion rate for each of the 2020 notes and the 2025 notes is subject to adjustment upon the occurrence of certain events. The 2020 notes bear interest at a rate of 1.0% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016. The 2020 notes will mature on July 1, 2020, unless previously repurchased or converted in accordance with their terms prior to such date. The 2025 notes will bear interest at a rate of 1.99% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016. The 2025 notes will mature on July 1, 2025, unless previously repurchased or converted in accordance with their terms prior to such date.

        Share Exchange Transaction with Baidu.    In October 2015, we completed a share exchange transaction with Baidu, pursuant to which we issued 11,488,381 new ordinary shares to Baidu in exchange for 178,702,519 Class A ordinary shares and 11,450,000 Class B ordinary shares of Qunar Cayman Islands Limited, or Qunar, beneficially owned by Baidu. Immediately after the closing of the transaction, Baidu owned our ordinary shares representing approximately 25% of our aggregate voting interest, and we owned Class B ordinary shares of Qunar representing approximately 45% of Qunar's aggregate voting interest.

        Share Repurchase.    As of September 30, 2015, we purchased approximately 40 million ADSs in aggregate with a total consideration of US$474 million.

        Options and restricted share units.    As of September 30, 2015, we granted options and restricted share units to purchase a total of 16,983,661 ordinary shares to some of our directors, officers and employees, without giving effect to options or restricted share units that were exercised, forfeited or terminated.

        Share Issuance for the Benefit of Qunar Employees.    In connection with the share exchange transaction with Baidu, we have become a significant shareholder of Qunar. We agreed to issue a total of approximately 5 million ordinary shares to certain special purpose vehicles holding these shares solely for the benefit of Qunar employees. On December 9, 2015, we issued a total number of 3,980,435 ordinary shares to these special purpose vehicles.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The Bank of New York Mellon is acting as the depositary for the ADSs. The depositary's corporate trust office is at 101 Barclay Street, New York, New York 10286. Each ADS represents 0.125 of an ordinary share (or a right to receive 0.125 of an ordinary share). The ADSs will also any represent other securities, cash or other property that may be held by the depositary. The depositary appointed the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited as the custodian to safe keep the securities on deposit.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. However, as a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        We are providing ADS holders with this summary of the deposit agreement. As an ADS holder, you should read this summary together with the deposit agreement and the form of ADR. A copy of the deposit agreement is on file with the SEC as Exhibit 2.4 of our annual report on Form 20-F (file no. 001-33853) filed with the SEC on April 29, 2008. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also inspect a copy of the deposit agreement at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian under the deposit agreement, currently located at 1 Queen's Road, Central, Hong Kong. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

  Dividends and other distributions

        The depositary has agreed to pay to you, as an ADS holder, the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained without excessively burdensome or otherwise unreasonable efforts, or there are foreign exchange controls in place that prohibit such transfer, the deposit agreement allows The depositary to distribute RMB only to those ADS holders to whom it is possible to do so. It will hold RMB it cannot convert for the account of the ADS holders who have not been paid. It will not invest RMB and it will not be liable for interest.

        Before making a distribution, any withholding taxes that must be paid will be deducted. See "Taxation—U.S. federal income tax—Information reporting and backup withholding" and "Taxation—People's Republic of China taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. if the exchange rates fluctuate during a time when The depositary cannot convert RMB, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any ordinary shares we may distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new ordinary shares.

  •
  Rights to purchase additional shares.  If we offer holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver the ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. In this case, the depositary may deliver the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

  •
  Other distributions.  The depositary will send to you anything else we distribute on deposited securities by means it thinks are legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

  Deposit, withdrawal and cancellation

        The depositary will deliver ADSs if you or your broker deposits ordinary shares. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

        As an ADS holder, you may turn in your ADSs at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the underlying ordinary shares to an account designated by you or at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

  Voting rights

        As an ADS holder, you may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

        If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

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  describe the matters to be voted on; and

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  explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. the depositary will try, in compliance with Cayman Islands law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct or as described below.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

        If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy to such person in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

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  we do not wish to receive a discretionary proxy;

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  there is substantial shareholder opposition to the particular question; or

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  the particular question would have a material and adverse impact on our shareholders.

  Notices and reports

        The depositary will make available for inspection by registered holders at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from our company, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by our company. The depositary will also, upon our written request, send to the registered holders copies of such reports when furnished by our company pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by our company will be furnished in English.

  Fees and expenses

Persons depositing or withdrawing shares must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion thereof)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.02 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
US$0.02 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Converting foreign currency to U.S. dollars
• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary o the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

  Payment of taxes

        As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, recapitalizations and mergers

If we:	Then:

• Changes the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Reclassify, split up or consolidate any of the deposited securities	The depositary may, and will if we ask it to, deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

  Amendment and termination

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective as to outstanding ADSs 30 days after the depositary notifies ADS holders of the amendment:

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  adds or increases fees or charges, except for:

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  taxes and other governmental charges;

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  registration fees;

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  cable, telex or facsimile transmission costs;

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  delivery costs or other such expenses; or

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  prejudices any important right of ADS holders.

        At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

        The depositary will terminate the deposit agreement if we ask it to do so. In such case, the depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

        After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

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  collect distributions on the deposited securities;

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  sell rights and other property; and

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  deliver shares and other deposited securities upon cancellation of ADSs.

        One year after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to the depositary.

  Limitations on obligations and liability

        The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

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  are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

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  are not liable if either is prevented or delayed by law or circumstances beyond their control from performing our obligations under the deposit agreement;

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  are not liable if either exercises discretion permitted under the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

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  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, we and the depositary have agreed to indemnify each other under designated circumstances.

  Requirements for depositary actions

        The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. Before the depositary will deliver the underlying ordinary shares to an account designated by you or or register transfer of ADS, make a distribution on ADSs, or process a withdrawal of shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if the depositary or we think it advisable to do so.

  Your right to receive the ordinary shares underlying your ADSs

        You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

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  when temporary delays arise because: (1) the depositary or we have closed its or our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting or (3) we are paying a dividend on the ordinary shares;

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  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

        The right of withdrawal may not be limited by any other provision of the deposit agreement.

  Pre-release of ADSs

        In compliance with the provisions of the deposit agreement, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

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  before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited;

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  the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate;

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  the depositary must be able to close out the pre-release on not more than five business days' notice; and

  •
  subject to such indemnities and credit regulation as the Depositary deems appropriate.

        In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30.0% of the total shares deposited, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

  Inspection of register of holders of ADSs

        You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

  Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/ Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, including:

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  political and economic stability;

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  an effective judicial system;

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  a favorable tax system;

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  the absence of exchange control or currency restrictions; and

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  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

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  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Our business is conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices.

  Cayman Islands Taxation

        According to Maples and Calder, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaty with any country that is applicable to any payments made to or by us.

  PRC Taxation

        If the PRC tax authorities determine that our Cayman Islands holding company is a "resident enterprise" for PRC enterprise income tax purposes, it may therefore be subject to the enterprise income tax at 25% on its global income, and a withholding tax of 10% may be imposed on dividends foreign ADS holders receive and on gains realized on their sale or other disposition of ADSs, if such income is considered as income derived from within China. See "Risk factors—Risks Related to Our Corporate Structure—Our subsidiaries and affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements" included in our annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus.

  United States Federal Income Tax Considerations

        The following is a summary of the United States federal income tax considerations generally applicable to the ownership and disposition of ADSs or ordinary shares by a U.S. Holder (as defined below) that will hold ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States. Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon the provisions of the Code and regulations, rulings and decisions thereunder as of the date hereof, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the United States Internal Revenue Service (the "IRS") with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

        This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules, such as banks, insurance companies, other financial institutions, broker dealers, dealers or traders in securities or commodities, tax-exempt entities, persons liable for alternative minimum tax, U.S. expatriates, regulated investment companies or real estate investment trusts, partnerships (including any pass-through or other entity treated as partnerships for United States federal income tax purposes) or persons holding ADSs or ordinary shares through partnerships (including any pass-through or other entity treated as partnerships for United States federal income tax purposes), persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction, persons that enter into convertible note hedge transactions investors, persons that elect to mark their securities to market, persons that hold a restricted ADS, persons whose "functional currency" is not the U.S. dollars, holders that actually or constructively own 10% or more (by voting power or value) of all classes of our outstanding capital stock, or persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation.

        In addition, this summary does not discuss any state, local or estate or gift tax considerations and, except for the limited instances where PRC tax law and potential PRC taxes are discussed below, does not discuss any non-United States tax considerations. Each U.S. Holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

        As used in this section, "U.S. Holder" means a beneficial owner of ADSs or ordinary shares that for United States federal income tax purposes is,

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity subject to tax as a corporation for United States federal income tax purposes) organized under the laws of the United States, any state or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial trust decisions or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will generally depend on your status and the activities of the partnership. Partnerships holding the ADSs or ordinary shares, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of an investment in the ADSs or ordinary shares.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

  Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the description below under "—Passive Foreign Investment Company Rules," the amount of any distribution to you with respect to the ADSs or ordinary shares, before deduction for any taxes imposed by the PRC, will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

        With respect to non-corporate U.S. Holders (including individual U.S. Holders), dividends may be taxed at the lower capital gains rate applicable to "qualified dividend income," provided that (1) the

ADSs or ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of an income tax treaty with the United States that the United States Treasury has determined satisfactory for purposes of the rules applicable to qualified dividends and that includes an exchange of information program, (2) we are neither a passive foreign investment company, nor are treated as such with respect to you (as discussed below) for our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. United States Treasury guidance indicates that common or ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Select Market, as are the ADSs (but not our ordinary shares). If we are treated as a "resident enterprise" for PRC tax purposes under its Enterprise Income Tax Law, or EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to the ADSs or our ordinary shares.

        For United States foreign tax credit purposes, dividends will generally be treated as income from foreign sources and will constitute passive category income. Depending on your particular facts and circumstances, you may be eligible to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you will be permitted instead to claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on your particular facts and circumstances. Accordingly, you should consult your tax advisors regarding the availability of the foreign tax credit based on your particular circumstances.

  Sale, Exchange or Other Disposition of the ADSs or Ordinary Shares

        Subject to description below under "—Passive Foreign Investment Company Rules," you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference, if any, between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States-source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income. You should consult your tax advisors regarding the proper treatment of gain or loss recognized on a sale, exchange or other taxable disposition of the ADSs or ordinary shares in your particular circumstances.

  Passive Foreign Investment Company Rules

        Based on the market price of the ADSs and our ordinary shares, the value of our assets, and the composition of our assets and income, we do not believe that we were a passive foreign investment company (a "PFIC") for United States federal income tax purposes for our taxable year ended December 31, 2014. However, due to changes in those factors this year, although we cannot be certain, we believe there is a meaningful risk that we will be treated as a PFIC for our taxable year ending

December 31, 2015. The application of the PFIC rules is subject to ambiguity in several respects and we must make an annual determination as to whether we are a PFIC (after the close of each taxable year). A non-U.S. corporation will be a PFIC for any taxable year if either:

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  at least 75% of its gross income is passive income; or

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  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test").

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our affiliated Chinese entities will be treated as ownership of stock.

        We must make a separate determination after the close of each year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will, or will not, be a PFIC for our current taxable year ending December 31, 2015 or any future taxable year. Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a deemed sale election with respect to the ADSs or ordinary shares, as applicable. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Under these special tax rules:

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  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

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  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

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  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

        A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed in the preceding paragraph. If you make a valid mark-to-market election for the ADSs or ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares you hold as of the close of the year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. The mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs are listed on the NASDAQ Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the NASDAQ Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you were we to be or become a PFIC. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

        Alternatively, if a non-U.S. corporation is a PFIC, a U.S. holder of shares in that corporation may avoid taxation under the rules described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you can make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information. Therefore, U.S. Holders should assume that they will not receive such information from us and would not be able to make a qualified electing fund election.

        Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder will continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continue to hold such ADSs or ordinary shares (or any portion thereof), and has not previously determined to make a mark-to-market election, and who later considers making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares. You should consult your tax advisors concerning the United States federal income tax consequences of purchasing, holding and disposing of our ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election and the unavailability of the QEF election.

  Medicare Tax

        An additional 3.8% tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, "net investment income" generally includes interest, dividends (including dividends paid with respect to our ADSs or ordinary shares), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of an ADS or ordinary share) and certain other income, reduced by any deductions properly allocable to such income or net gain. You are urged to consult a tax advisor regarding the applicability of this tax to their income and gains in respect of an investment in our ADSs or ordinary shares.

  Information Reporting and Backup Withholding

        You may be required to submit certain information to the IRS with respect to your beneficial ownership of our ADSs or ordinary shares, if such ADSs or ordinary shares are not held on your behalf by a financial institution. Penalties are also imposed if you are required to submit such information to the IRS and fail to do so. You are urged to consult a tax advisor regarding your tax filing requirements with respect to an investment in our ADSs or ordinary shares.

        Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding at a current rate of 28%. Backup withholding will not apply to you, however, if you furnish a correct taxpayer identification number and make any other required certification or are otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult a tax advisor regarding the application of the United States information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding can be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

SELLING SHAREHOLDERS

        Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

        We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder and the number of shares of our ordinary shares beneficially owned by such ordinary shares. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We and the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any offering price to the public;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

  Sale through underwriters or dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

  Direct sales and sales through agents

        We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

  Delayed delivery contracts

        If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

  Market making, stabilization and other transactions

        Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

  Derivative transactions and hedging

        We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

  Electronic auctions

        We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

  General information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to our current report on Form 6-K furnished to the SEC on December 9, 2015, including exhibits thereto, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Qunar Cayman Islands Limited at December 31, 2013 and 2014, and for each of the three years in the period ended December 31, 2014, incorporated by reference to herein have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 11th Floor, PricewaterhouseCoopers Centre, 202 Hu Bin Road, Shanghai 200021, People's Republic of China.

        The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Oriental Plaza, No. 1 East Chang An Ave, Dong Cheng District, Beijing, China, 100738.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our website is www.ctrip.com. The information contained on, or linked from, our website is not a part of this prospectus.

        This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2014 filed on April 27, 2015;

  •
  Our current report on Form 6-K furnished to the SEC on December 9, 2015, including exhibits thereto;

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  The description of the securities contained in our registration statement on Form 8-A filed on November 23, 2007 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

  •
  The description of the securities contained in our registration statement on Form 8-A filed on November 25, 2003 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

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  With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2014 filed on April 27, 2014, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335, People's Republic of China
Tel: (86 21) 3406-4880
Attention: Investor Relations Department

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.